Confidential information in this Master Loan Agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request

Master Loan Agreement
THIS MASTER LOAN AGREEMENT, dated as of April 24, 2012 by and between DT-WF SPE I, LLC, a Delaware limited liability company (“Borrower”), and Wells Fargo Bank, N.A., a national banking association (together with its successors and assigns, “Lender”).
W I T N E S S E T H :
In consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to Borrower, the parties agree as follows:
1.    Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.
1.1    Defined Terms:
2011 Inventory Loan Facility: that certain inventory loan facility evidenced in part by that Fourth Amended and Restated Loan and Security Agreement, dated as of October 28, 2011, by and among DTAG, DriveTime Sales, Car Sales, DriveTime Ohio Company, LLC, as borrowers, and Lender, Santander Consumer USA Inc., and Manheim Automotive Financial Services, Inc., as lenders, and Wells Fargo Bank, N.A., as Agent for the lenders, as modified, renewed or extended from time to time and that certain Guaranty and Security Agreement, dated as of October 28, 2011, by and among DTAC, GFC Lending, LLC, DTCC, DT Jet Leasing, LLC, as guarantors, and Wells Fargo Bank, N.A., as Agent for the lenders.
Accounting Period: a calendar month, beginning with the month during which this Agreement is executed and ending with the calendar month during which the Obligations have been paid in full following termination of this Agreement.
Affiliate: any Person now or in the future directly or indirectly owned or controlled in whole or in part by DTCG. For the purpose of this definition: (a) “control” shall mean the power to direct, or cause the direction of, management or policies, whether through the ownership of voting securities, by contract or otherwise; and (b) “owned” shall mean at least 10% ownership.
Agreement: this Master Loan Agreement.
ALTA: American Land Title Association, or any successor thereto.
Applicable Margin: as to any portion of any Loan that is a LIBOR Loan, 4.00% per annum.
Appraisal: an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, and who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and who is otherwise acceptable to Lender in all respects.
Approved Indebtedness: any Indebtedness of DTAC and/or DTAG that is subordinated in right of payment and security (if such Indebtedness is secured) to all senior secured Indebtedness of the Parent Companies, including, without limitation, the Indebtedness evidenced by this Agreement in accordance with subordination agreements satisfactory to Lender. To be deemed “Approved Indebtedness”, DTAC and/or DTAG shall either place a legend indicating such subordination on every note, ledger page or other document evidencing any part of the Indebtedness or deliver such documents to Lender.
Available Liquidity: with respect to the DT Entities On A Consolidated Basis at any date, the aggregate for such date of (a) all unrestricted cash of the DT Entities On A Consolidated Basis, (b) all Cash Equivalents then held by the DT Entities On A Consolidated Basis, and (c) the unused portion of borrowing availability as of such date under any Revolving Credit Facility.
Bankruptcy Code: the United States Bankruptcy Code of 1978, as amended from time to time.
Borrower: DT-WF SPE I, LLC, a Delaware limited liability company.
Business Day: any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the States of Arizona, North Carolina or New York are required by law to be closed.
Capital Lease Obligations: for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
Car Sales: DriveTime Car Sales Company, LLC, an Arizona limited liability company and an Affiliate of Borrower.
Carvana: Carvana, LLC, an Arizona limited liability company and an Affiliate of Borrower.
Cash Equivalents: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts (as defined in the UCC) maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
Change of Control: a Change of Control, as that term is defined in the Notes Indenture as in effect on the Effective Date and as any of the terms defined therein exists as of the Effective Date.
Code: the Internal Revenue Code of 1986, as amended from time to time.
Collateral: the Property, all Fixtures of the Property, an assignment of the Leases and the rents derived from the Leases, and the Demand Note pledged by Borrower to Lender as security for the Loans.
Commercial Deposit Account Agreement: any agreement between Borrower and Lender concerning the opening and administration of a Demand Deposit Account by Borrower at Lender, whether now or hereafter existing, and any modifications thereto.
Contract: a retail installment or conditional sale contract, with any amendments, originated by any Person included within the definition of DTCG pursuant to which a Contract Debtor has: (a) purchased a new or used Motor Vehicle, (b) granted a security interest in the Motor Vehicle to secure the Contract Debtor's payment obligations, and (c) agreed to pay the unpaid purchase price and a finance charge in periodic installments no less frequently than monthly.
Contract Debtor: the Person that has executed a Contract as a purchaser, and any guarantor, co-signer or other Person obligated to make payments under the Contract.
Debt Service Coverage Ratio: (a) the sum of (i) net income before taxes plus (ii) interest expense for Real Estate Loans (including the interest expense of any Loan and the Loans) plus (iii) depreciation plus (iv) amortization minus (v) net income before taxes multiplied by 36%, divided by (b) (i) interest expense for Real Estate Loans (including the interest expense of any Loan and the Loans) plus (ii) regularly scheduled principal payments for such Real Estate Loans (including regularly scheduled principal payments of any Loan and the Loans) other than balloon principal payments, principal payments on maturities or any other prepayments whether optional or mandatory on such Real Estate Loans.
Default Rate: on any date, a rate per annum that is equal to 3.0% in excess of the rate otherwise applicable to the Loan or any other Obligations outstanding on such date, provided that Obligations under Swap Agreements shall bear interest at the Default Rate determined in accordance with the terms of said Swap Agreements.
Demand Deposit Account: such Deposit Account as is opened by Borrower with Lender within fifteen (15) days of the date hereof pursuant to Section 2.5.2 hereof or any other Deposit Account maintained by Borrower with Lender and includes demand deposit accounts which may be utilized in connection with Lender's Sweep Plus Loan & Investment Service.
Demand Note: that certain Demand Note dated as of the date hereof executed by DTAG and DTAC, on a joint and several basis, in favor of the Borrower, which Demand Note has been pledged and assigned to and for the benefit of the Lender, as such Demand Note may be amended, restated, supplemented or otherwise modified from time to time.
De Minimis Amounts: a quantity of Hazardous Materials or Regulated Materials, which, in all instances are transported, used and/or stored, as the case may be, in a manner that (a) does not constitute a violation of any Environmental Law or require any reporting or disclosure under any Environmental Law and (b) is consistent with customary business practice for Borrower's or Tenant's operations at the Property both in the state where the Property is located and under Federal law, and which is (i) transported on or from the Property in connection with Borrower's or Tenant's current operations; or (ii) stored for use on the Property by Borrower or Tenant in connection with Borrower's or Tenant's current operations; or (iii) currently used by Borrower or Tenant on the Property.
Dollars and $: lawful money of the United States of America.
Draw Termination Date: the earliest of (a) October 24, 2013, and (b) the date on which the Maximum Aggregate Amount of Term Loans has been made and remains outstanding.
DriveTime Sales: DriveTime Sales and Finance Company, LLC, an Arizona limited liability company and an Affiliate of Borrower.
DT Entities On A Consolidated Basis: with respect to any applicable financial statement or measurement, the treatment of such financial information or measurement for the Parent Companies and their consolidated Subsidiaries as a single unit, after elimination of all intercompany transactions, determined in accordance with GAAP.
DTAC: DT Acceptance Corporation, an Arizona corporation and an Affiliate of Borrower.
DTAG: DriveTime Automotive Group, Inc., a Delaware corporation and an Affiliate of Borrower.
DTCC: DT Credit Company, LLC, an Arizona limited liability company and an Affiliate of Borrower.
DTCG: this term refers to the “DT Consolidated Group,” which includes Borrower, the Parent Companies, DTCC, Car Sales, DriveTime Sales, Carvana and direct and indirect Subsidiaries of Borrower, the Parent Companies, DTCC, Car Sales, DriveTime Sales and Carvana included in the consolidated financial statements of the Parent Companies. For purposes of any financial covenants, the financial statements and information of Borrower and the Parent Companies shall be presented on a consolidated basis, after elimination of all intercompany transactions, determined in accordance with GAAP, and the covenants calculated based upon such consolidated financial information and/or statements.
DT Entity: individually, Borrower, DTAC, DTAG, DTCC, Car Sales, DriveTime Sales, Carvana and any other Subsidiary of either Parent Company; “DT Entities” means such Persons collectively.
DT Warehouse: DT Warehouse, LLC, a Delaware limited liability company.
DT Warehouse II: DT Warehouse II, LLC, a Delaware limited liability company.
DT Warehouse III: DT Warehouse III, LLC, a Delaware limited liability company.
DT Warehouse IV: DT Warehouse IV, LLC, a Delaware limited liability company.
DT Warehouse V: DT Warehouse V, LLC, a Delaware limited liability company.
Effective Date: the date on which all of the conditions precedent in Section 3 of this Agreement are satisfied.

Environmental Laws: collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials or Regulated Materials, as now or at any time hereafter in effect.
ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time.
ERISA Affiliate: any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.
Event of Default: this term has the meaning provided in Section 7.1 of this Agreement.
Excluded Taxes: (a) taxes imposed on or measured by net income (however denominated), franchise or gross revenue taxes imposed in lieu of net income taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), as a result of the recipient being organized in, doing business in, or having its principal office or applicable lending office located in such jurisdiction; (b) any United States withholding tax imposed pursuant to any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which Borrower is located; (c) any United States withholding tax imposed by reason of Lender's failure to provide to Borrower any documents such that Borrower is required to withhold United States withholding tax; (d) any United States federal withholding taxes that would be imposed on amounts payable to any lender that is not a United States person within the meaning of Code Section 7701(a)(30) based upon the applicable withholding rate in effect at the time such lender becomes a party to this Agreement (or designates a new lending office); and (e) any taxes imposed pursuant to or as a result of FATCA.
FATCA: Foreign Account Tax Compliance Act, Sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether in existence on the date hereof or promulgated or published hereafter.
FIRREA: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.
Fixed Rate Term: a period commencing on the first calendar day of the month and continuing for one month during which all of the outstanding principal balance of a Note shall bear interest determined in relation to the LIBOR Rate then in effect; provided, however, no Fixed Rate Term shall extend beyond the scheduled Term Loan Maturity Date set forth below.
Fixtures: has the meaning set forth in the UCC.
Funding Date: date on which a Loan is made hereunder.
GAAP: generally accepted accounting principles as in effect from time to time in the United States of America.

Guarantee: as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, or take or pay or otherwise). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Person, any of its Subsidiaries or any of its properties.
Hazardous Materials: oil, petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials, radioactive materials, polychlorinated biphenyls (“PCBs”), and compounds containing them; lead and lead based paint, asbestos and asbestos-containing materials in any form that is or could become friable, underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence and quantity of which at any Property is prohibited by any Governmental Authority; any substance that requires special handling; and any other hazardous or toxic substances, hazardous waste, regulated substances or hazardous air pollutants defined as such under any existing or future Environmental Law.
Improvements: all buildings and improvements now or hereafter erected on the Property and all fixtures, machinery, equipment and other articles of real, personal or mixed property attached to or installed in or upon, or used in the operation or maintenance of, the Property or any buildings or improvements situated thereon, whether or not such real, personal or mixed property is or shall be affixed to the Property.
Indebtedness: for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered which, for clarity, shall not be deemed to be “Indebtedness” hereunder; (c) Indebtedness of others secured by a Lien on property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) accrued obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) any other obligation of such Person by a note, bond, debenture or similar instrument that would be classified as indebtedness on a balance sheet prepared in accordance with GAAP; and (i) obligations to Lender or any Lender Affiliate under any Swap Agreement provided by Lender or such Lender Affiliate.
Intangible Assets: the amount (to the extent reflected in determining consolidated stockholders' equity) of (a) all investments in Subsidiaries of either Parent Company other than consolidated

Subsidiaries and (b) all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.
Inventory: Motor Vehicles that are held for sale or lease or to be furnished under a contract of service.
Inventory Facility: a committed revolving credit facility of which DTAC, DTAG and/or any direct or indirect Subsidiary is the borrower and pursuant to which one or more lenders, purchasers or other investors have agreed to provide financing to DTAC, DTAG and/or any direct or indirect Subsidiary thereof secured by Inventory, including, without limitation, the 2011 Inventory Loan Facility.
Jurisdiction: the State of New York.
Lease: each and all present and future leases, subleases, licenses, or occupancy agreements of all or any portion of any Property, together with any renewals, modifications or replacements thereof, and any options, rights of first refusal or guarantees of any lease now or hereafter in effect.
Lease Guarantor: (a) DTAC, (b) DTAG, and (c) any other Person now or hereafter guaranteeing any Lease.
Lender Affiliate: (a) any Person directly or indirectly owning 5% or more of the voting stock or equity interests of Lender or of which Lender owns 5% or more of such voting stock or equity interests; (b) any Person controlling, controlled by or under common control with Lender; (c) any officer, director or employee of Lender or any Lender Affiliate; and (d) any family member of Lender or any Lender Affiliate.
Leverage Ratio: as of any Quarterly Measurement Date, the ratio computed by dividing (a) the total assets of the DT Entities On A Consolidated Basis as of such date, determined in accordance with GAAP by (b) Net Worth on such date.
LIBOR Rate: the rate of interest equal to the highest London Interbank Offered Rates (LIBOR) stated in the Wall Street Journal “Money Rates” table for the one month period, as printed in the publication on the last Business Day of the month preceding such calendar month.
LIBOR Loan: a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Rate.
Lien: any mortgage, deed of trust, deed to secure debt, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.
Loan or Loans: a Term Loan and/or the Term Loans.
Loan Documents: this Agreement, each Note, each Mortgage, Security Agreement, Demand Note, Note Assignment, UCC-1 financing statements, and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include Swap Agreements.
Material Adverse Effect: a material adverse effect on (a) the properties, business, operations,

financial condition or prospects of Borrower and/or any Parent Company and/or the DT Entities taken as a whole, (b) the ability of Borrower or any Lease Guarantor to perform in all material respects its obligations under any of the Loan Documents to which it is a party, (c) the ability of Car Sales to perform in all material respects its obligations under any Lease, (d) the legality, validity or enforceability in all material respects of any of the Loan Documents, (e) the rights and remedies of Lender under any of the Loan Documents, (f) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, (g) the ability of any Lease Guarantor to perform in all material respects its obligations under any guaranty of any Lease, (h) validity, performance or enforceability in all material respects of any Lease or guaranty of any Lease or any of the transactions contemplated thereby, or (i) the Collateral.
Maximum Aggregate Amount: this term has the meaning provided in Section 2.1.1.
Maximum Lawful Rate: this term has the meaning provided in Section 2.3.2.
Moody's: Moody's Investors Service, Inc. and its successors.
Mortgage: any mortgage, deed of trust or similar instrument now or hereafter executed by Borrower or any other Person granting Lender a security interest in any Collateral to secure the Obligations, as modified, restated or replaced from time to time.
Motor Vehicle: a vehicle, the ownership of which is embodied in a certificate of title, manufacturer's certificate of origin or other document issued by a Governmental Authority evidencing ownership, which is driven or drawn by mechanical power and manufactured primarily for use on public streets, roads and highways.
Multiemployer Plan: a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.
Net Equity: the excess of the book value of the assets of the DT Entities On A Consolidated Basis over the book value of the liabilities of the DT Entities On A Consolidated Basis, in each case determined in accordance with GAAP.
Net Income: for any period for the DT Entities On A Consolidated Basis, the net income (or loss) of the DT Entities On A Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than the DT Entities On A Consolidated Basis) in which any other Person (other than the DT Entities On A Consolidated Basis) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the DT Entities On A Consolidated Basis by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary or is merged into or consolidated with any DT Entity or that Person's assets are acquired by any DT Entity or a consolidated Subsidiary, (c) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of their charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (d) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net non-cash extraordinary losses.
Net Worth: at any time with respect to the DT Entities On A Consolidated Basis, (a) Net Equity at such time, plus (b) the aggregate amount of Approved Indebtedness at such time, minus (c) the sum of (i) the aggregate value of all Intangible Assets of the DT Entities On A Consolidated Basis at such time determined in accordance with GAAP and (ii) the aggregate amount of all advances to employees of the DTCG at such time.
Note Assignment: that certain Assignment of Demand Note dated as of the date hereof executed by Borrower, DTAG, DTAC and Lender, whereby Borrower assigned the Demand Note to Lender, as such Note Assignment may be amended, restated, supplemented or otherwise modified from time to time.
Notes: each Term Note and any other promissory note now or hereafter evidencing any Obligations, and all modifications, extensions and renewals thereof.
Notes Indenture: that certain Indenture, governing the Senior Secured Notes dated June 4, 2010 by and among DTAC, DTAG, DriveTime Sales, Car Sales, DTCC, DT Jet Leasing, LLC and Wells Fargo Bank, N.A., solely in its capacity as trustee thereunder, as amended, supplemented or otherwise modified from time to time.
Obligations: the Loans and all other amounts, including but not limited to all other amounts advanced, expended or applied by the Lender under this Agreement or any other Loan Document to or for the benefit of the Borrower or to perform or enforce the Borrower's covenants in this Agreement or any other Loan Document, together with all interest accruing thereon, including any interest on pre-petition debt accruing after bankruptcy, all existing and future obligations under any Swap Agreements between Lender or any Lender Affiliate and Borrower in connection with the Loans whenever executed (including obligations under Swap Agreements entered into prior to any transfer or sale of Lender's interests hereunder if Lender ceases to be a party hereto), all fees, all costs of collection, attorneys' fees and expenses of or advances by the Lender which the Lender pays or incurs in discharge of obligations of the Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re‑incurred.
OFAC: the United States Department of the Treasury's Office of Foreign Assets Control or any successor thereto.
Parent Company: each of DTAG and DTAC.
PBGC: the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
Permitted Liens: has the meaning set forth in Section 6.2 hereof.
Person: any natural person, corporation, unincorporated organization, trust, joint‑stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.
Plan: an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
Pre-Default Event: an event that with the passage of time, the giving of notice, or both would constitute an Event of Default.
Properly Contested: in the case of any Indebtedness of Borrower, any Taxes, trade payables or other obligations of Borrower that are not paid as and when due or payable by reason of Borrower's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (a) such Indebtedness is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) Borrower has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of Borrower; (d) no Lien is imposed upon any of Borrower's assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes or other obligations that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if the Indebtedness results from, or is determined by the entry, rendition or issuance against Borrower or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to Borrower, Borrower forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith; and (g) if the amount being contested exceeds $200,000 for the applicable tax year, Borrower shall notify Lender thereof.
Property: each, any and all of the properties mortgaged to Lender as security for the Loans.
Quarterly Measurement Date: for DTCG with respect to any fiscal year, the last day of the March, June, September and December Accounting Periods.
Real Estate Loans: loans pursuant to which DTAC, DTAG and/or any direct or indirect Subsidiary thereof is the borrower and which is secured primarily by real property or aircraft.
Regulated Materials: any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.
Reportable Event: has the meaning set forth in Section 4043 of ERISA.
Requirement of Law: as to any Person, the certificate of incorporation and by‑laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
Restricted Payments: with respect to any Person, (a) collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly, and (b) any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, defeasance, retirement or other acquisition of any subordinate debt of any DT Entity, whether now or hereafter outstanding, or any other distributions in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any DT Entity.
Revolving Credit Facility: a committed revolving credit facility of which DTAC, DTAG and/or any direct or indirect Subsidiary thereof is the borrower and pursuant to which one or more lenders, purchasers or other investors have agreed to provide financing to DTAC, DTAG and/or any direct or indirect Subsidiary thereof, including, without limitation, the loan facility evidenced by this Agreement, any Inventory Facility and any Warehouse Facility.
S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.,

and its successors.
Sanctioned Country: a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/ or as otherwise published from time to time.
Sanctioned Person: (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
Security Agreement: each security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Lender a security interest in any Collateral to secure the Obligations.
Senior Secured Notes: the 12.625% senior secured notes due 2017 issued by DTAC and DTAG as co-issuers, jointly and severally, and governed by the Notes Indenture together with any additional senior secured notes issued pursuant to the Notes Indenture.
Single Employer Plan: has the meaning set forth in Section 3(41) of ERISA.
Stated Rates: this term has the meaning provided in Section 2.3.3.
Subsidiary: with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
Survey: a survey prepared by a surveyor located in the state where the applicable Property is located and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy and containing a certification of such surveyor reasonably satisfactory to Lender.
Swap Agreement: has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.
Taxes: any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto other than Excluded Taxes.
Tenant: Car Sales and any other tenant under a Lease for any Property.
Termination Date: the earliest of (a) the Term Loan Maturity Date, and (b) the date on which Lender terminates its obligation to make Loans and other extensions of credit to Borrower pursuant to Section 7.2 hereof.

Term Loan or Term Loans: the term loans made by Lender to Borrower from time to time pursuant to Section 2.1 of this Agreement.
Term Loan Commitment: the commitment of Lender to make the Term Loans in accordance with the provisions of Section 2.1.1 of this Agreement.
Term Loan Maturity Date: October 24, 2020; provided, however, if the Maximum Aggregate Amount of Term Loans has been made prior to October 24, 2013, the Term Loan Maturity Date shall be the seven (7) year anniversary of the Funding Date of the last Term Loan made to Borrower pursuant to this Agreement.
Term Note: has the meaning set forth in Section 2.1.3 of this Agreement.
Third Party Agreement: means a waiver or subordination of Liens satisfactory to Lender from any Tenants, subtenants, lessors, mortgagees or other third parties that might have lienholders' enforcement rights against any Collateral, waiving or subordinating those rights in favor of Lender and assuring Lender's access to the Collateral in exercise of Lender's rights hereunder and such estoppel certificates, subordination and attornment agreements and other documents or agreements as Lender may reasonably require from any Tenant, subtenant or Lease Guarantor.
Title Insurance Policy: an ALTA mortgagee title insurance policy (or if the Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted by such State and acceptable to Lender) in form and substance and containing endorsements to the extent available under the title insurance regulations under the law of the applicable State) and affirmative coverages (to the extent available under the title insurance regulations under the law of the applicable State) reasonably acceptable to Lender and issued with respect to each Property and insuring the lien of the Mortgage encumbering the Property.
UCC: the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the UCC.
USA Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.
Warehouse Facility: a committed revolving credit facility of which DTAC, DTAG and/or any direct or indirect Subsidiary is the borrower and pursuant to which one or more lenders, purchasers or other investors have agreed to provide financing to DTAC, DTAG and/or any direct or indirect Subsidiary thereof secured by Contracts.
1.2    Other Terms. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided in the UCC to the extent the same are defined therein.
1.3    Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.
2.    The Credit Facility; Interest and Fees.

2.1    The Credit Facility.
2.1.1    Term Loan Commitment. Subject to all of the terms and conditions of this Agreement, during the period from and including the Effective Date to but excluding the Draw Termination Date, and provided that no Pre-Default Event or Event of Default shall have occurred and be continuing hereunder, Lender agrees from time to time at the request of Borrower, to make Term Loans to Borrower in a maximum aggregate principal amount not to exceed $25,000,000.00 (the “Maximum Aggregate Amount”). The proceeds of the Term Loans shall be used by Borrower for financing of the Properties and for general corporate purposes not prohibited by the Notes Indenture.
2.1.2    Non-Revolving Facility. Lender's commitment to lend shall terminate upon the earlier to occur of (a) the date that the Maximum Aggregate Amount has been loaned by Lender, or (b) the Draw Termination Date.
2.1.3    Term Notes. Each Term Loan shall be evidenced by a separate promissory note (each, a “Term Note”) in the form of Exhibit A-1 attached hereto and made a part hereof, which Term Note, in addition to the records of Lender, shall evidence the respective Term Loan and interest accruing thereon. The outstanding principal amount and all accrued interest under each Term Note shall be due and payable in accordance with the terms of the Term Note and this Agreement.
2.1.4    Required Collateral; Mortgages. Each Term Note shall be secured by a Mortgage executed by Borrower on the Property being financed. If the Property is located in a mortgage State, each Mortgage shall be substantially in the form of Exhibit A-2 attached hereto and made a part hereof, subject to those changes deemed necessary by Lender and its counsel to provide for local law requirements. If the Property is located in a deed of trust State, each Mortgage shall be substantially in the form of Exhibit A-3 attached hereto and made a part hereof, subject to those changes deemed necessary by Lender and its counsel to provide for local law requirements.
2.1.5    Limitation on Amount. Unless Lender otherwise determines in its sole and absolute discretion, the principal amount of any Term Loan shall not exceed 70% of the then current fair market value of the Property securing such Term Loan, based solely on the most-recent Appraisal for such Property. Notwithstanding anything set forth herein to the contrary, if at any time this amount is exceeded as to any Term Loan (and such amount is not prepaid pursuant to Section 2.4 hereof,) Borrower shall, within ten (10) Business Days, deliver to Lender such additional collateral as approved by Lender in its sole discretion to satisfy the value requirement set forth herein.
2.1.6    Schedule of Properties and Loan Amounts. As of the Effective Date, the Lender is making nine (9) initial Term Loans in the amounts set forth on Exhibit A-4 attached hereto and made a part hereof, each of which is secured by a Mortgage from the Borrower on such Property as identified on Exhibit A-4 attached hereto and made a part hereof. Exhibit A-4 shall be amended from time to time to provide for (a) new Term Loans being made hereunder and new Properties being mortgaged as a result thereof, and (b) Term Loans being repaid in full and the Mortgage on the respective Property being released as provided in Section 2.5.7 hereof; provided, however, that the failure to update or amend Exhibit A-4 shall not affect the validity or enforceability of any Term Loan made hereunder, Lender's interest in the Collateral, Lender's rights under the Loan Documents and/or the Obligations of the Borrower or the Lease Guarantors under the Loan Documents.
2.1.7    Required Collateral; Assignment of Demand Note. The Term Notes, individually and in the aggregate, shall be further secured by the Demand Note, which has been assigned to Lender together with all rights to payment thereunder and all rights to payment required to be made thereunder.

On the Effective Date, Borrower will deliver to Lender the Demand Note endorsed in blank and the Note Assignment executed and delivered by Borrower, DTAG and DTAC. Borrower hereby authorizes Lender to demand payment on the Demand Note at any time during the period commencing on the Effective Date and ending upon the payment in full of the Loan and satisfaction of all of Borrower's Obligations under this Agreement and the other Loan Documents, and hereby acknowledges and agrees that Lender may exercise any and all rights and remedies of Borrower under or in connection with the Demand Note, including, without limitation, any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Demand Note. All amounts received by Lender under or in connection with the Demand Note shall be applied to the Obligations in such order as Lender may determine, provided that amounts applied in respect of principal and interest shall be applied pro rata among the then outstanding Term Loans. Notwithstanding anything set forth herein to the contrary, so long as no Pre-Default Event or Event of Default shall have occurred and be continuing under the Loan Documents, Lender shall release the Demand Note as Collateral on October 24, 2016.
2.2    Procedures for Borrowing.
2.2.1    Procedure. During the term of this Agreement, from and including the Effective Date to but excluding the Draw Termination Date, the Borrower may request the Lender to make, and the Lender shall make, on the terms and conditions set forth herein, Term Loans from time to time.
2.2.2    Request for Borrowing. Any request for a Term Loan by the Borrower shall be made by delivering to Lender a written request for borrowing in a form satisfactory to Lender. The request for borrowing shall include, without limitation, (a) the amount of the requested Term Loan, (b) the proposed real property collateral for such Term Loan, (c) the current use of the applicable real property, (d) the names of any tenants at the applicable real property, (e) the names of any lease guarantors that are guaranteeing the leases at the applicable real property, (f) copies of any leases and lease guarantees for the applicable real property, with the leases having a remaining term of not less than ten (10) years, and (g) any other information regarding the applicable real property as the Lender may reasonably request. Any such delivery may be made by facsimile or email delivered to the individuals designated by the Lender to receive such notice.
2.2.3    Requirements of Lender. Upon receiving a request for borrowing from the Borrower, the Lender shall determine, in its discretion, (a) if the proposed real property collateral for such Term Loan is acceptable, (b) if the lease and lease guarantees (if any) for the applicable real property are acceptable, (c) the due diligence to be required with respect to such Term Loan, and (d) the amount and requirements of any fees and expenses to be borne by Borrower with respect to such Term Loan, including, without limitation, the fees and expenses for the initial Appraisal, and for a survey, environmental due diligence, legal, and title work.
2.2.4    Funding Date. The Funding Date of each Term Loan requested by Borrower under Section 2.2.1 hereof shall occur upon satisfaction of all conditions precedent set forth in Section 3 hereof, in the sole opinion of Lender and its counsel together with such additional reasonable requirements, if any, of Lender and its counsel.

2.3    Interest Rate; Maximum Lawful Rate.
2.3.1    Interest Rate. Each Loan shall accrue interest on the unpaid principal balance of such Loan at the Applicable Margin for such LIBOR Loan plus the LIBOR Rate from the Funding Date of such Loan until paid (whether at stated maturity, on acceleration or otherwise). Such interest rate shall be fixed for each Fixed Rate Period for which it is determined and shall apply for that Loan.
2.3.2    Default Rate. In addition to all other rights contained in the Loan Documents, if an Event of Default occurs, the principal amount of all outstanding Obligations, other than Obligations under any Swap Agreements between Borrower and Lender or its Lender Affiliates, may, at Lender's option, bear interest at the Default Rate. The Default Rate shall apply from acceleration until such Obligations or any judgment thereon is paid in full.
2.3.3    Maximum Lawful Rate. Notwithstanding any provision in this Agreement, or in any other document, if at any time before the payment in full of the Obligations, any of the rates of interest specified in this Agreement (the “Stated Rates”) exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rates shall be less than the Maximum Lawful Rate, then, subject to Section 2.3.4 below, the Borrower shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which Lender would have received had the Stated Rates been (but for the operation of this Section 2.3.3 the interest rates payable; thereafter, the interest rates payable shall be the Stated Rates unless and until any of the Stated Rates shall again exceed the Maximum Lawful Rate, in which event this Section 2.3.3 shall again apply. In the event interest payable hereunder is calculated at the Maximum Lawful Rate, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
2.3.4    Amount of Interest. In no event shall the total interest contracted for, charged, received or owed pursuant to the terms of this Agreement exceed the amount, which Lender may lawfully receive. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.3.4, shall make a final determination that Lender has received, charged, collected, or contracted for interest hereunder in excess of the amount which Lender could lawfully have, to the extent permitted by law, such excess shall promptly be applied to the reduction of the principal balance of each Note and not to the payment of interest, and any excess remaining thereafter shall be refunded to the Borrower. In determining whether the interest exceeds the Maximum Lawful Rate or the maximum amount which Lender could lawfully have received, the total amount of interest shall, to the extent allowed by law, be spread over the term of the Loans.

2.4    Repayment of Loans; Making of Payments.
2.4.1    Optional Principal Payments. Each Loan and all Loans are prepayable without premium or penalty, in whole or in part, at any time; provided, however, that the Borrower must provide Lender at least one (1) Business Day's prior written irrevocable notice of such prepayment.
2.4.2    Mandatory Principal Payments. Each Note shall be payable in eighty-four (84) consecutive monthly payments of principal, plus accrued interest, commencing on the first day of the month following the Funding Date of such Loan and on the first day of each month thereafter until fully paid. In any event, all principal and accrued interest for each Loan shall be due and payable on the earlier of the date of the last monthly payment under such Loan or the Term Loan Maturity Date.
2.5    Additional Payment Provisions.

2.5.1    Payment of Other Obligations. The balance of the Obligations under the Loan Documents requiring the payment of money shall be repaid by Borrower to Lender as and when provided in the relevant Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.
2.5.2    Authorization to Debit. Within fifteen (15) days of the date hereof, Borrower shall open a Deposit Account with Lender. Lender may debit the Borrower's Demand Deposit Account and any account of Borrower subject to Lender's control (as such term is used in Article 9 of the UCC) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Lender may be entitled from time to time and Lender is hereby irrevocably authorized to do so without the consent of Borrower.
2.5.3    Time and Location of Payment. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the Notes, shall be made in Dollars, in immediately available funds, without deduction, set‑off or counterclaim (subject to any tax withholdings required by law; provided, however, that Borrower has given prior written notice of such withholdings to Lender, which notice shall state the amount of such withholdings and a detailed description of the basis for such withholdings), not later than 12:00 noon (local time Charlotte, North Carolina) on the date when due by wire transfer to Lender as follows: Wells Fargo Bank, N.A., Account #[ Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.], ABA# [], CLS WIPS Account for AFS Payments, For Credit to: DT-WF SPE I, LLC- Real Estate, Type of payment (principal, interest, penalty, late charge, other).  Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
2.5.4    Crediting of Payments. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is debited from the Borrower's Demand Deposit Account in accordance with Section 2.5.2 hereof, a wire transfer of immediately available federal funds made as provided in Section 2.5.3 or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.
2.5.5    Late Charge. If any payments are not timely made (other than as a result of Lender's failure to debit the Borrower's Demand Deposit Account in accordance with Section 2.5.2 hereof), Borrower shall also pay to Lender a late charge equal to 5% of each payment past due for 10 or more days. This late charge shall not apply to payments due at maturity or by acceleration of the applicable Loans, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.
2.5.6    Swaps are Independent. Any prepayment shall not affect Borrower's obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.
2.5.7    Releases of Property. So long as no Pre-Default Event or Event of Default shall have occurred and be continuing, under the Loan Documents, Lender agrees, upon the request of Borrower, to release a Property from the lien of the Mortgage securing the respective Loan as set forth on Exhibit A-4 attached hereto and made a part hereof upon the payment to Lender of an amount equal to then outstanding principal amount of such Loan, plus all accrued interest and other expenses payable under the Loan Documents as to such Loan.

2.6    Computation; Fees.
2.6.1    Computations. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.
2.6.2    Expenses. Except as otherwise limited herein, including in Section 5.24 hereof, the Borrower agrees to pay Lender all of the out-of-pocket costs and expenses incurred by Lender in connection with the development, preparation and execution of the Loan Documents, including, without limitation, (a) all fees and expenses of counsel to Lender, and (b) all due diligence, inspection and testing and review costs and expenses incurred by Lender with respect to the Collateral under this Agreement. Notwithstanding anything set forth herein to the contrary, so long as no Pre-Default Event or Event of Default shall have occurred and be continuing under the Loan Documents, Borrower shall not be required to reimburse Lender for more than one (1) site inspection per Property per year and more than one (1) audit per year of the books and records of Borrower. The parties hereto acknowledge and agree that nothing set forth herein shall limit Lender's access, inspection and/or audit rights, whether as the Agent and/or as a Lender, under the 2011 Inventory Loan Facility or hereunder.
2.6.3    Attorneys' Fees and Lender's Expenses. If Lender shall in good faith employ counsel for advice or other representation or shall incur other out-of-pocket costs and expenses in connection with entering into any future amendments or modifications to the Agreement; or if, following an Event of Default, Lender shall in good faith employ counsel for advice or other representation or shall incur other out-of-pocket costs and expenses in connection with (a) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements executed or delivered in connection herewith, (b) any attempt to enforce, or enforcement of, any rights of Lender against Borrower or any other Person, that may be obligated to Lender by virtue of any of the Loan Documents, or (c) any actual or attempted inspection, protection, foreclosure, sale, liquidation or other disposition of the Collateral; then, in any such event, the attorneys' fees arising from such services and all out-of-pocket expenses, costs, charges and other fees (including expert's fees) incurred by Lender in any way arising from or relating to any of the events or actions described in this Section shall be payable to Lender by the Borrower on demand by Lender and until paid shall be part of the Obligations.
2.7    Statement of Account. If Lender provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate, absent manifest error, and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.
2.8    Requirements of Law.
2.8.1    If the adoption of, or any change in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority as to, any Requirement of Law (other than with respect to any amendment made to Lender's certificate of incorporation and by-laws or other organization or governing documents) made subsequent to the date hereof:
(a) shall subject Lender to any Taxes of any kind whatsoever with respect to this Agreement, any Note or any Loan made by it (excluding net income or franchise taxes) or change the basis of taxation of payments to Lender in respect thereof;

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory Loan or similar requirement against assets held by deposits or other liabilities in or for the account of Loans or other extensions of credit by, or any other acquisition of funds by any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or
(c)    shall impose on Lender any other condition; and the result of any of the foregoing is to increase the cost to Lender, by an amount which Lender deems to be material, of making, continuing or maintaining any Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, it shall promptly notify the Borrower of such event. Lender, in its discretion, may take such action as it deems necessary as to the additional amounts claimed, including, without limitation, requiring repayment upon demand by Borrower to Lender such amount or amounts as will compensate Lender for such increased cost or reduced amount receivable thereafter.
2.8.2    If Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Lender's certificate of incorporation and by‑laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder by an amount reasonably deemed by Lender to be material (taking into consideration Lender's or such corporation's policies with respect to capital adequacy), then from time to time, the Borrower shall promptly pay to Lender such additional amount or amounts as will thereafter compensate Lender for such reduction.
3.    Conditions Precedent to Extensions of Credit. In addition to any other requirement set forth in this Agreement, Lender shall not be required to make and fund any Loan (including, without limitation, the initial Loans) unless and until the following conditions shall have been satisfied by Borrower, in the sole opinion of Lender and its counsel:
3.1    Loan Documents. Borrower, each Lease Guarantor, and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Notes, the Mortgages, the Demand Note, the Note Assignment and any other Loan Documents required as to such Loan, as applicable, all in form and substance satisfactory to Lender.
3.2    Supporting Documents and Other Conditions. Borrower shall cause to be delivered to Lender the following documents and shall satisfy the following conditions:
3.2.1    Governing Documents. (a) a good standing certificate, and (b) certified copies of the articles or certificate of incorporation and by‑laws (in the case of a corporation) or the articles of organization or formation and operating agreement (in the case of a limited liability company) of Borrower, each Tenant and each Lease Guarantor and of all corporate, limited liability company, or other authority for Borrower and each Lease Guarantor with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by Borrower and each Lease Guarantor from time to time in connection herewith (and Lender may conclusively rely on such documents until it receives notice in writing from Borrower or each Lease Guarantor to the contrary) or, in the case of any Loan made after the Effective Date hereof, an affidavit of no change as to such items listed in this subparagraph (b);
3.2.2    Incumbency Certificates and Resolutions. Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower, signed by the Secretary or another authorized officer of Borrower authorizing the execution, delivery and performance of the Loan Documents;
3.2.3    Legal Opinion. The legal opinion of legal counsel for Borrower and each Lease Guarantor, addressed to Lender with respect to general corporate and limited liability company matters and such other matters consistent with customary practice and with respect to perfection and priority as to the Loan and the applicable Collateral, in a form acceptable to Lender and its counsel. The opinion of legal counsel shall include, without limitation, an opinion that the Notes Indenture is not violated as a result of the consummation of the Loan, the execution of the Demand Note by DTAG and DTAC, the pledging and assignment of the Demand Note by Borrower as collateral for the Loan, the execution of the guaranty of each Lease by the Lease Guarantors, or the execution and delivery of the Loan Documents;
3.2.4    Transfer Documents. The documents relating to the transfer of title of each Property to Borrower, including, without limitation, a fully executed deed and all other required transfer documentation conveying ownership of each Property to Borrower;
3.2.4    Property Searches. Title Insurance Commitment, Surveys, zoning reports, evidence of zoning compliance and such other searches and due diligence as the Lender shall require regarding each Property;
3.2.5    Additional Searches. UCC‑11 searches and other Lien searches showing no existing security interests in or Liens on the applicable Collateral other than Permitted Liens;
3.2.6    Security Interest Documents. The Mortgages and UCC‑1 financing statements covering the applicable Collateral shall have been duly recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Loan Documents; and all taxes, fees and other charges in connection with the execution, delivery and filing thereof shall duly have been paid;
3.2.7    Leases; Third Party Agreements. Leases and lease guarantees in form and substance satisfactory to Lender and Third Party Agreements as required by Lender. Each Lease shall contain such terms and provisions as required by Lender, including, without limitation, a remaining term of not less than ten (10) years and a base rental amount sufficient to cover the obligations of Borrower related to the applicable Property, including the Obligations of Borrower under the Term Loan related to such Property.
3.2.8    Payoff Letters. A complete and final payoff letter from any lender whose outstanding Indebtedness is to be satisfied by remittance of proceeds of the Loans, and, if applicable, such disbursement letter as shall be required to direct the payment of loan proceeds and discharges and/or other termination documents to release and discharge all Liens encumbering the applicable Collateral all in recordable form and reasonably satisfactory to Lender;
3.2.9    Appraisals. All required Appraisals shall have been completed to Lender's satisfaction as to each Property;
3.2.10    Environmental. All required environmental due diligence shall have been completed to Lender's satisfaction as to each Property;
3.2.11    Payment of Fees. Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Lender, and evidence of payment to other parties of all fees or costs which Borrower is required under the Loan Documents to pay by the applicable Funding Date;
3.2.12    Financial Information.     Such financial information regarding Borrower, each

Tenant and each Lease Guarantor as Lender shall have requested, and Lender shall be satisfied therewith, including, without limitation, the financial statements referenced in Section 5.4 hereof;
3.2.13    Consents, Licenses, Approvals, etc. The Lender shall have received a list certified by the Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower of, and the validity and enforceability of, the Loan Documents executed and delivered in connection with the Loan, which consents, licenses and approvals shall be in full force and effect;
3.2.14    Insurance. As of the applicable Funding Date, the Lender shall have received evidence showing compliance by the Borrower as to each Property with Section 5.9 hereof;
3.2.15    No Material Adverse Effect. There shall not have occurred since March 31, 2011 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect; and
3.2.16    Other Documents. The Lender shall have received such additional documents as the Lender or its counsel may reasonably request.
3.3    Representations and Warranties. All of the representations and warranties of the Borrower and each Lease Guarantor in all of the Loan Documents shall be true and correct on and as of the Funding Date of such Loan as though they were made on and as of such date and the Borrower and each Lease Guarantor shall have performed all of its respective obligations contained in the Loan Documents required to be performed as of such date.
3.4    Making of the Loan. The making of the Loan will not cause or constitute an Event of Default or Pre-Default Event.
3.5    Financial Condition. There shall have been no material adverse change in the financial condition of DTCG.
3.6    No Proceedings. No claim has been asserted or proceeding commenced challenging this Agreement, the Demand Note, the Leases, or any guaranty of the Leases, or Lender's rights under this Agreement, and no claim has been asserted which if true would be a breach of a representation and warranty in the Loan Documents.
3.7    No Existing Event of Default. No Event of Default shall have occurred and still be in existence, and no Pre-Default Event shall have occurred and still be in existence.
3.8    Liens. Lender has a first priority perfected mortgage and security interest in the Collateral, and none of the Collateral is subject to any Lien, except for Permitted Liens.
3.9    Borrower's Reports. All reports delivered by the Borrower and the Borrower's records of operations have been delivered to Lender and are satisfactory to the Lender.
3.10    Additional Documents. The Borrower shall have provided such additional information and documents as the Lender or its counsel may reasonably request.
4.    Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loans or otherwise extend credit as provided for herein, the Borrower hereby makes the following representations and warranties. The representations and warranties are made as of the execution and delivery of the Agreement, and each time the Borrower requests a Term Loan the representations and warranties are deemed to be made again at that time. Lender's knowledge of any breach of the representations and warranties contained herein shall not void any of the representations or warranties or affect Lender's rights with respect to the breach.
4.1    Organization, Good Standing, Name and Location. Each of Borrower and Car Sales is a limited liability company, duly organized, validly existing and in good standing under the laws of the States where it conducts business, with power and authority to own its properties and to conduct its business. Each Lease Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the States where it conducts business, with power and authority to own its properties and to conduct its business. Borrower, Car Sales, and each Lease Guarantor has, is in good standing under, and is in compliance with, all governmental approvals, licenses, permits, certificates, inspections, consents and franchises necessary to conduct its business, to own and operate its business and, to the extent applicable, to enter into and perform the Loan Documents. Borrower's jurisdiction of organization is set forth on Exhibit 4.1. The addresses of Borrower's places of business including, without limitation, Borrower's principal place of business and chief executive office, and Borrower's proposed places of business are set forth in Exhibit 4.1. During the preceding five (5) years, Borrower has not been known by or used any other corporate, trade or fictitious name except as disclosed in Exhibit 4.1.
4.2    Due Qualification. Borrower, each Tenant and each Lease Guarantor has, and is in good standing under, all licenses, permits, and approvals in all jurisdictions that are required for its respective performance of the Loan Documents, the Leases or the guarantee of any Lease, as the case may be.
4.3    Power and Authority.     Borrower and each other Person executing any Loan Document (other than Lender) has the power and authority to execute the Loan Documents to which it is a party and carry out their terms, and the execution and performance of the Loan Documents have been duly authorized by all necessary corporate or limited liability company action. The execution and performance of the Loan Documents by Borrower does not require the consent or approval of any Person.
4.4    Valid and Binding Obligations. The Loan Documents constitute valid loan obligations of Borrower and a valid granting of a security interest in the Collateral to Lender, and are legal, valid and binding obligations of Borrower and, to the extent applicable, each Lease Guarantor enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, other similar laws affecting creditors generally and by equitable principles. Borrower's use of the proceeds of the Loans is a legal and proper corporate use. Borrower has not used the proceeds of any Loan to give any preference to any creditor or to make a fraudulent transfer.
4.5    No Violation. The execution and performance of the Loan Documents by Borrower and each other Person executing any Loan Document (other than Lender) do not conflict with, result in any breach of, nor constitute (with or without notice or lapse of time) a default under, (a) the certificate of formation or operating agreement or limited liability company agreement of Borrower or such other Person (in the case of a limited liability company), (b) the articles of incorporation or bylaws of such other Person (in the case of a corporation), or (c) any indenture, instrument, agreement, or court order by which it is bound, or (d) any applicable law, rule or regulation, nor (e) does it result in the creation or imposition of any Lien upon Borrower's properties other than that granted to Lender.
4.6    No Proceedings. Except as otherwise set forth on Exhibit 4.6, there are no proceedings or investigations pending, or to the best of Borrower's knowledge, overtly threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Borrower or, to Borrower's knowledge, any Tenant or any Lease Guarantor, or its respective properties, which

(a) assert the invalidity of the Loan Documents or any Lease, (b) seek to prevent the consummation of any of the transactions contemplated by the Loan Documents, (c) seek any determination or ruling that, if determined adversely to Borrower, any Tenant or any Lease Guarantor would materially and adversely affect the Collateral, Borrower's, any Tenant's or any Lease Guarantor's ability to perform its obligations under the Loan Documents, any Lease, the validity or enforceability of the Loan Documents or any Lease, Lender's rights under the Loan Documents, or any of Borrower's, any Tenant's or any Lease Guarantor's financial condition or business, or (d) allege that Borrower, any Tenant or any Lease Guarantor is in violation of any statute, regulation, rule or ordinance of any governmental entity, including, without limitation, the United States of America, any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, except in connection with complaints of Contract Debtors made in the normal course of any business of Borrower, any Tenant or any Lease Guarantor and not of a material nature.
4.7    Taxes. All required federal, state and local tax returns of Borrower have been accurately prepared and duly and timely filed (within the initial or extended time period allowed therefor) and all federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid. Borrower has not been delinquent in the payment of any tax, assessment or other governmental charge, which could adversely affect in any way the Collateral.
4.8    Status and Condition. As of the date hereof and immediately after giving effect to each Loan, the fair value of the assets of Borrower is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Borrower in accordance with GAAP) of the Borrower, Borrower is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and propose to engage. Borrower does not intend to incur, nor believe that it has incurred, debt beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or any of its assets. Borrower is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.
4.9    Disclosure. There is no fact known to Borrower which Borrower has not disclosed to Lender in writing with respect to the Collateral or the assets, liabilities, financial condition or activities of Borrower or its Affiliates which would or may be likely to have a Material Adverse Effect upon the Collateral or Borrower's ability to perform its obligations under the Loan Documents. All information and documents prepared by Borrower and provided to Lender at any time are true and accurate at the time of delivery. To its knowledge, no information or documents, not prepared by Borrower but delivered by Borrower to Lender, were false at the time of delivery.
4.10    Certificate of Formation and Good Standing. Borrower's Certificate of Formation received by Lender pursuant to this Agreement has not been modified. Borrower has not taken nor allowed any action that would result in it not being in good standing. Borrower has not received notice of any actual or threatened action to revoke its certificate of formation or good standing.
4.11    Financial Statements. All financial statements of Borrower and all consolidated financial statements of DTCG delivered to Lender fairly present the assets, liabilities and financial condition and income as of the dates thereof. There are no material omissions from the financial statements and there has been no development or event nor any prospective development or event with respect to the assets, liabilities or financial condition since the date of the most recently delivered financial statements, which has had or should reasonably be expected to have a Material Adverse Effect. There exists no equity or long-term investments in, or outstanding advances to, or guaranties of, any Person except such equity, investment, advances, or guaranties disclosed in the financial statements. The financial statements accurately disclose all transactions with Affiliates.
4.12    Conditions. Each time the Borrower requests a Loan hereunder, the conditions in Section 3.2 have been met.
4.13    No Defaults. No event has occurred and no condition exists which would, upon the execution and delivery of this Agreement and the other Loan Documents or Borrower's performance hereunder or thereunder, constitute an Event of Default. Borrower is not in default, and no event has occurred and is continuing, and no condition exists, which constitutes, or with the passage of time or the giving of notice or both, would constitute, a default under any material agreement between Borrower and any Person, including the payment of any debt or other obligation permitted under the Loan Documents to any Person for borrowed funds.
4.14    Margin Regulations. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T or Regulation U.
4.15    Investment Company Act. Neither Borrower nor any respective Subsidiary is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Borrower is not subject to any Federal or state statute or regulation, which limits its ability to incur Indebtedness.
4.16    Location of Books and Records. The location where Borrower keeps its books and records including all computer tapes and records relating to the Collateral is its chief executive office, chief operating office or as set forth on Exhibit 4.1 attached hereto.
4.17    Intentionally Omitted.
4.18    Title. Borrower has insurable title to the Property and all other Collateral and all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Except as disclosed on Exhibit 4.18, Borrower alone has full ownership rights in all Collateral.
4.19    Collateral. Other than Permitted Liens, the security interests granted to Lender pursuant to any Mortgage or any Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Mortgage or Security Agreement, will constitute, security interests entitled to all of the rights, benefits and priorities provided by the UCC and applicable State law and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising.
4.20    Environmental. Except as disclosed on Exhibit 4.20, Borrower warrants and represents to Lender, that: (a) Borrower has undertaken all appropriate inquiry and investigation as to the environmental condition of each Property; (b) each Property and Borrower, and any occupants of the Property, are in compliance with and shall continue to be in compliance with all applicable Environmental Laws; (c) each Property is not and has never been used to generate, handle, treat, store or dispose of Hazardous Materials in excess of De Minimis Amounts or otherwise in violation of any Environmental Laws; (d) no Hazardous Materials (including asbestos, mold or lead paint in any form) in excess of De Minimis Amounts are located on or under any Property or emanate from any Property or have been disposed of, stored or treated on or about any Property; (e) there are no unregistered underground storage tanks on the Property that are subject to any underground storage tank registration laws or regulations; (f) no notice has been received with regard to any Hazardous Material on any Property; (g) no action, investigation or proceeding is pending or to

Borrower's knowledge threatened which seeks to enforce any right or remedy against Borrower or any Property under any Environmental Law; (h) neither Borrower nor any occupant of the Property, is subject to any remedial obligations as to the Property under Environmental Laws relating to Hazardous Materials, health or the environment; (i) it has not, nor will it, release or waive the liability of any previous owner, lessee or operator of the Property or any party who may be potentially responsible for the presence of or removal of Hazardous Material from the Property, nor has it made promises of indemnification regarding Hazardous Material on the Property to any party, except as contained herein and in the Loan Documents; and (j) all licenses, permits and other governmental or regulatory actions necessary for each Property to comply with Environmental Laws shall be obtained and maintained and Borrower shall assure compliance therewith.
4.21    Utilities and Public Access. To Borrower's knowledge, each Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and drain facilities adequate to service such Property for its intended use. All public utilities necessary or convenient to the full use and enjoyment of each Property are located either in the public right of way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the respective Title Insurance Policy. To the best of Borrower's knowledge after due inquiry, all roads necessary for the use of each Property for its current respective purpose have been completed, are physically open and dedicated to public use and have been accepted by all Governmental Authorities.
4.22    Condemnation. No condemnation or other similar proceeding has been commenced, or to Borrower's knowledge, is threatened or contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to such Property.
4.23    Use and Operation of Property. Except to the extent disclosed on Exhibit 4.23, each Property is used and operated exclusively for retail motor vehicle sales or reconditioning of motor vehicles. Each Property is subject to a Lease as identified on Exhibit 4.23 and, except for those agreements as to use entered into by Borrower with non-Affiliates in the ordinary course of business and to the extent disclosed on Exhibit 4.23, the Tenant under each Lease is the sole user and operator of the Property.
4.24    Certificate of Occupancy; Licenses. Except to the extent disclosed on Exhibit 4.24, to Borrower's knowledge, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property for its permitted use (collectively, the “Licenses”) pursuant to Section 4.23, have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrower shall keep and maintain all Licenses necessary for the operation of the Property for its permitted use. To Borrower's knowledge, the use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
4.25    Flood Zone. To Borrower's knowledge, except as shown on the related Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 5.9 is in full force and effect with respect to the Property.
4.26    Physical Condition. Except to the extent disclosed on Exhibit 4.26, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Except to the extent disclosed on Exhibit 4.26, the Property is free from material damage caused by fire or other casualty. To Borrower's knowledge after due inquiry, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in material compliance with all applicable legal requirements.
4.27    Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are insured against by the applicable Title Insurance Policy and/or disclosed on the related Survey.
4.28    Leases. Borrower is the owner and lessor of landlord's interest in each Lease. Except to the extent disclosed on Exhibit 4.23, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of each Lease. There has been no prior sale, transfer or assignment, hypothecation or pledge of the Lease or of the rents received therein. Borrower has delivered to Lender a true and complete copy of each Lease. Each Lease is in full force and effect and, subject to Exhibit 4.28, (a) there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder; (b) no rent (including security deposits) has been paid more than one (1) month in advance of its due date; (c) there are no offsets or defenses to the payment of any portion of the rents; (d) all work to be performed by Borrower under the Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant; (e) except to the extent disclosed on Exhibit 4.23, the Tenant under each Lease has not assigned its Lease or sublet all or any portion of the premises demised thereby, no Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises; (f) except to the extent expressly set forth in the Lease, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part; (g) no Tenant under any Lease has any right or option for additional space in the Improvements; (h) the term of each Lease has commenced; (i) payment of base, fixed or minimum rent under each Lease has commenced; and (j) (i) no Hazardous Materials have been disposed, stored or treated by any Tenant under any Lease on or about the leased premises in excess of De Minimis Amounts or otherwise in violation of any Environmental Law, (ii) nor does Borrower have any knowledge of any Tenant's intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any Hazardous Materials in violation of Environmental Law or the Lease.
4.29    Survey. To Borrower's knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.
4.30    Inventory. Borrower is the owner of all of the equipment and assets at the Property (to the extent not owned by the applicable Tenant) and shall not lease any equipment or assets other than as permitted hereunder.
4.31    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity and to Borrower's knowledge, there are no illegal activities or activities relating to any controlled substances at the Property.
4.32    Brokerage/Developer Fees. There are no brokerage commissions or developers fees or agreements pursuant to which a third party is entitled to payment from Borrower relating to the Collateral.
4.33    Breach of Demand Note. No officer of Borrower is aware of (a) any breach of any representation, warranty, covenant or agreement made by DTAG or DTAC under the Demand Note, (b) any continuing default or event of default under the Demand Note, (c) any repudiation of the Demand Note by DTAG or DTAC, or (d) any event, circumstance or fact that has occurred and is continuing that could reasonably be expected to result in such a breach, default or event of default under the Demand Note.
4.34    ERISA and Labor Issues. Each Plan to which Borrower makes direct contributions, and, to the knowledge of Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Borrower would be under an obligation to furnish a report to the Lender under Section 5.4.4 hereof. Borrower is not a party to any collective bargaining contract.
4.35    Licenses. Lender will not be required as a result of financing or taking a mortgage and security interest in the Collateral to be licensed, registered or approved or to obtain permits or otherwise qualify (a) to do business in any state in which it currently so required or (b) under any state consumer lending, fair debt collection or other applicable state statute or regulation.
4.36    Patriot Act. To the extent applicable, Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA Patriot Act. No part of the proceeds of the Loans made hereunder will be used by Borrower or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.37    Management Agreement. Each Property is self-managed by Borrower and, therefore, there are no management agreements pursuant to which a third party is to provide management and other services with respect to a Property.
4.38    Special Purpose Bankruptcy Remote Entity. Borrower covenants and agrees that it has not and shall not:
4.38.1 engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing, disposition and maintenance of the Property, and entering into the Loans, entering into Swap Agreements in connection with the Loans, and pledging the Property as collateral for the Obligations, and activities incidental thereto;
4.38.2 acquire or own any assets other than (i) the Property, and (ii) such incidental personal property as may be necessary for the operation of the Property;
4.38.3 merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
4.38.4 fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and qualification to do business in each State where each Property is located, if applicable, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower's Limited Liability Company Agreement, Certificate of Formation or similar organizational documents, as the case may be;
4.38.5 own any Subsidiary or make any investment in any Person without the consent of Lender;
4.38.6 commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person or fail to use its own separate stationery, telephone number, invoices and checks;
4.38.7 incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations, it being agreed for clarity that this restriction shall not apply to trade payables which are excluded from the definition of “Indebtedness” contained herein;
4.38.8 fail to be solvent or fail to pay its own debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;
4.38.9 (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, principals and Affiliates of Borrower, the Affiliates of a member or principal of Borrower, and any other Person, (ii) fail to maintain its books, records, resolutions and agreements as official records, (iii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person, except to the extent that the assets and liabilities are shown on a consolidated basis on the financial statements of the Parent Companies, and are clearly identified as separate entities by footnotes or otherwise, or (iv) include the assets or liabilities of any other Person on its financial statements;
4.38.10 except for the Loan Documents and the Limited Liability Company Agreement of Borrower, enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower, or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection 4.38.10 following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower, or any member, general partner, principal or Affiliate thereof;
4.38.11 seek the dissolution or winding up in whole, or in part, of Borrower;
4.38.12 fail to correct any known misunderstandings regarding the separate identity of Borrower, or any member, general partner, principal or Affiliate thereof or any other Person;
4.38.13 assume, guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person or to hold out its credit as being available to satisfy the obligations of any other Person;
4.38.14 make any loans or advances to any third party, including any member, principal or Affiliate of Borrower, or any member, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, principal or Affiliate of Borrower, or any member or Affiliate thereof;
4.38.15 fail to file its own tax returns or be included on the tax returns of any other Person except as required by applicable law;
4.38.16 fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name;
4.38.17 fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
4.38.18 share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower, (ii) any Affiliate of a general partner, principal or member of Borrower, or (iii) any other Person;
4.38.19 to the extent its office is located in the offices of any Affiliate, pay fair market rent for its office space located therein, and otherwise allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for services performed by any employee of an Affiliate, and not engage in any business transaction with any Affiliate unless on an arm's-length basis;
4.38.20 other than as set forth herein or in the Loan Documents, pledge the Collateral or any of its other assets for the benefit of any other Person;
4.38.21 fail to maintain a sufficient number of employees in light of its contemplated business operations;
4.38.22 fail to hold its assets in its own name;
4.38.23 fail to consider the interests of its creditors in connection with all limited liability company actions to the extent permitted by applicable law;

4.38.24 have any of its obligations guaranteed by an Affiliate, except as set forth herein or in the Loan Documents; and

4.38.25 cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower.

5.    Affirmative Covenants of Borrower. The following covenants shall remain in effect until the payment and performance of all of the Borrower's obligations to the Lender:
5.1    Books and Records; Access. Borrower shall maintain accurate and complete books and records with respect to the Collateral and Borrower's business. All accounting books and records shall be maintained in accordance with GAAP consistently applied. Borrower will allow Lender, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Lender shall reasonably require, and allow Lender, at Borrower's expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof.

5.2    Payment of Fees and Expenses. The Borrower shall pay to the Lender, on demand, any and all fees, costs or expenses which Lender pays to a bank or other similar institution arising out of or in connection with the forwarding to the Borrower, or any other Person on behalf of the Borrower, by such Lender of the Loan proceeds pursuant to this Agreement.
5.3    Continuity of Business and Compliance. Borrower shall maintain its limited liability company existence and shall continue in business in a prudent, reasonable and lawful manner with all necessary licenses, permits, and qualifications necessary to perform this Agreement. Borrower shall take the steps necessary for the representations and warranties in Section 4 to be true at all times. In the event that Borrower learns that a representation and warranty in Section 4 is no longer true, it shall notify Lender within ten (10) Business Days after learning thereof. Borrower shall comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending and all Environmental Laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.
5.4    Financial Statements and Access to Records. The Borrower shall deliver to Lender:
5.4.1    (a) as soon as available and in any event within fifteen (15) days after the end of each month, the unaudited consolidated balance sheets of DTCG as at the end of such month and the related unaudited combined statements of income for DTCG for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of an officer of the Borrower, which certificate shall state that such consolidated financial statements fairly present the consolidated financial condition and results of operations of DTCG in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year‑end audit adjustments);
(b)    as soon as available and in any event within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of DTCG, the unaudited consolidated balance sheets of DTCG as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for DTCG for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of an officer of the Borrower, which certificate shall state that each such consolidated financial statement fairly presents the financial condition and results of operations of DTCG in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year‑end audit adjustments);
5.4.2    as soon as available and in any event within one hundred and five (105) days after the end of each fiscal year of DTCG, the audited consolidated balance sheets of DTCG as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and of cash flows for DTCG for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that each consolidated financial statement fairly presents the financial condition and results of operations of DTCG at the end of, and for, such fiscal year in accordance with GAAP, containing a footnote stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Pre-Default Event or Event of Default;
5.4.3    from time to time such other information regarding the financial condition, operations, liabilities, or business of the Borrower or the Lease Guarantors as Lender may reasonably request, including, without limitation, if at any time the Borrower or any Lease Guarantor shall cease being public reporting entities, such information as the Borrower or the Lease Guarantors, as the case may be, are currently required to publicly report as of the Effective Date in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission; and
5.4.4    as soon as reasonably possible, and in any event within thirty (30) days after an officer knows, or with respect to any Plan or Multiemployer Plan to which the Borrower or any of their Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or any of their ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any Borrower or an ERISA Affiliate with respect to such event or condition):
(a)    any Reportable Event, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;
(b)    the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;
(c)    the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;
(d)    the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;
(e)    the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and
(f)    the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax‑exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.
The Borrower will furnish to the Lender, (i) on a quarterly basis, at the time it furnishes financial statements pursuant to Section 5.4.1(b) and Section 5.4.2 above, detailed calculations for each financial covenant required pursuant to Section 5.7 hereof and (ii) at the time they furnish each set of financial statements pursuant to Section 5.4.1(b) and Section 5.4.2 above, a certificate of an officer of the Borrower (a “Compliance Certificate”) to the effect that, to the best of such officer's knowledge, the Borrower during such fiscal period or year have observed or performed all of their covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Pre-Default Event or Event of Default except as specified in such certificate (and, if any Pre-Default Event or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower has taken or proposes to take with respect thereto), in the form attached hereto as Exhibit 5.4.
5.5    Compliance with Other Agreements. Borrower will comply with all terms and conditions contained in this Agreement, and any other Loan Documents to which it is a party, and Swap Agreements, if applicable, as in effect from time to time.
5.6    Estoppel Certificate. Borrower shall furnish, within fifteen (15) Business Days after request by Lender, a written statement duly acknowledged of the amount due under each Loan and whether offsets or defenses exist against the Obligations.
5.7    Financial Covenants. Borrower shall cause each applicable DT Entity to maintain the DT Entities' financial condition as follows:
5.7.1    The Leverage Ratio, as of any Quarterly Measurement Date, shall be not greater than 5.0:1.0.
5.7.2    Available Liquidity, as of the last day of any Accounting Period, shall be not less than Twenty Million Dollars ($20,000,000.00).
5.7.3    At all times, the Net Worth of the DT Entities On A Consolidated Basis shall be equal to or greater than $325,000,000, plus 50% of positive net income earned after December 31, 2009.
5.7.4    At all times, the Debt Service Coverage Ratio shall not be less than 3.00:1.00, to be measured on an annual basis.
The foregoing financial covenants shall be determined using the consolidated financial statements and financial information of DTCG required to be delivered under Section 5.4.1 hereof.
5.8    Hedge Covenant. Borrower shall have the option to hedge the floating interest expense of all or any portion of each Loan for the full term of each Loan by maintaining one or more interest rate swap transactions with Lender or a Lender Affiliate (or with another financial institution approved by the Lender in writing) in an aggregate notional amount equal to the outstanding principal balance of such Loan originally scheduled to be outstanding over such term when the hedge is executed and providing for a fixed rate acceptable to the Lender, with Borrower making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expense of such Loan, all upon terms and subject to such conditions as shall be acceptable to the Lender (or if such transaction is with another financial institution, all upon terms and subject to such conditions as shall be approved by the Lender in writing). Any prepayment, acceleration, reduction, increase or any change in the terms of the Loan will not alter the notional amount of any such interest rate swap transactions or otherwise affect Borrower's obligation to continue making payments under any such interest rate swap transactions, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such interest rate swap transactions.

5.9    Insurance.

5.9.1    Required Insurance. Borrower shall maintain with respect to each Property: (a) during construction of any Improvements on each Property, “all-risk” builders risk insurance which must include windstorm, hail damage, fire and vandalism (non-reporting Completed Value with Special Cause of Loss form), in an amount not less than the completed replacement value of the Improvements under construction, naming Lender as mortgagee and loss payee; (b) upon completion of construction, upon occupancy of any Improvements, and at all other times, insurance against loss or damage by fire and other casualties and hazards by insurance written on an “all risks” basis, including malicious mischief coverage, in an amount not less than the replacement cost thereof, including coverage for loss of rents or business interruption if applicable, naming Lender as loss payee and mortgagee; (c) if any Property is required to be insured pursuant to the National Flood Reform Act of 1994, and the regulations promulgated thereunder, flood insurance is required in the amount equal to the lesser of the loan amount or maximum available under the National Flood Insurance Program, but in no event should the amount of coverage be less than the value of the improved structure, naming Lender as mortgagee and loss payee. If, after closing, any Property (or any part thereof) is remapped and if the vertical Improvements are determined to be located in a special flood hazard area, Borrower must obtain and maintain a flood insurance policy. If, within forty-five (45) days of receipt of notification from Lender that any Property has been reclassified by FEMA as being located in a special flood hazard area, Borrower has not provided sufficient evidence of flood insurance, Lender is mandated under federal law to purchase flood insurance on behalf of Borrower, and Lender will add the associated costs to the principal balance of the applicable Note. If the land or any portion thereof is located in a special flood hazard area, this Agreement may be terminated by Lender at its sole option; (d) as applicable, insurance which complies with the workers' compensation and employers' liability laws of all states in which Borrower shall be required to maintain such insurance; and (e) commercial general liability insurance providing coverage in an amount of no less than a combined single limit of $1,000,000 per occurrence and $2,000,000 aggregate, naming Lender as an additional insured; and (f) such other insurance as Lender may reasonably require from time to time.
5.9.2    Insurance Endorsement. All property insurance policies shall contain an endorsement or agreement by the insurer in form satisfactory to Lender that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of Borrower and the further agreement (within both the property and liability policies) of the insurer waiving rights of subrogation against Lender, and rights of set-off, counterclaim or deductions against Borrower.
5.9.3    Type. All insurance policies shall be in form, provide coverages, be issued by companies and be in amounts satisfactory to Lender. At least 30 days prior to the expiration of each such policy, Borrower shall furnish Lender with evidence satisfactory to Lender that such policy has been renewed or replaced or is no longer required hereunder. All such policies shall provide that the policy will not be canceled or materially amended without at least 30 days prior written notice to Lender. In the event Borrower fails to provide, maintain, keep in force, and furnish to Lender the policies of insurance required by this paragraph, Lender may procure such insurance or single-interest insurance in such amounts, at such premium, for such risks and by such means as Lender chooses, at Borrower's expense; provided, however, Lender shall have no responsibility to obtain any insurance, but if Lender does obtain insurance, Lender shall have no responsibility to assure that the insurance obtained shall be adequate or provide any protection to Borrower.
5.9.4    Insurance Proceeds. After occurrence of any loss to all or any part of any Property, Borrower shall give prompt written notice thereof to Lender. In the event of such loss, all insurance proceeds, including unearned premiums, shall be payable to Lender, and Borrower hereby authorizes and directs any affected insurance company to make payment of such proceeds directly to Lender and not to Lender and Borrower jointly. Lender is hereby authorized by Borrower to make proof of loss if not promptly made by Borrower, settle, adjust or compromise any claims for loss or damage under any policy or policies of insurance and Borrower appoints Lender as its attorney-in-fact to receive and endorse any insurance proceeds to Lender, which appointment is coupled with an interest and shall be irrevocable as long as any Obligations remain unsatisfied. Borrower shall pay the costs of collection, including attorneys' fees, of insurance proceeds payable on account of such damage or destruction. Borrower shall have no claim against the insurance proceeds, or be entitled to any portion thereof, and all rights to the insurance proceeds are hereby assigned to Lender as security for payment of the Obligations. In the event of any damage to or destruction of any Property, Lender shall have the option of applying or paying all or part of the insurance proceeds to (a) the Obligations in such order as Lender may determine, (b) restoration, replacement or repair of such Property in accordance with Lender's standard construction loan disbursement conditions and requirements, or (c) Borrower. Nothing herein shall be deemed to excuse Borrower from restoring, repairing and maintaining each Property as required herein. Notwithstanding the foregoing, provided that all of the following conditions are fully satisfied by Borrower, Lender shall disburse insurance proceeds for repair and restoration of a Property in accordance with Lender's standard construction loan disbursement conditions and requirements: (a) no Pre-Default Event or Event of Default shall have occurred and be continuing; (b) Borrower shall have delivered evidence satisfactory to Lender that such Property can be fully repaired and restored at least six (6) months prior to the maturity of the Obligations; (c) no Lease of such Property is cancelable or terminable by the Tenant or Borrower on account of the casualty or, if it is, the Tenant or Borrower (as applicable) has waived in writing its right to cancel; (d) the work is performed under a fixed price or guaranteed maximum price contract satisfactory to Lender in accordance with plans and specifications and a budget satisfactory to Lender in accordance with all legal requirements; (e) Borrower shall have deposited with Lender for disbursement in connection with the restoration the greater of: (i) the applicable deductible under the insurance policies covering the loss; or (ii) the amount by which the cost of restoration of such Property to substantially the same value, condition and character as existed prior to such damage is estimated by Lender to exceed the net insurance proceeds; (f) Borrower has paid as and when due all of Lender's costs and expenses incurred in connection with the collection and disbursement of insurance proceeds, including without limitation, inspection, monitoring, engineering and legal fees. If not paid on demand, at Lender's option, such costs may be deducted from the disbursements made by Lender or added to the sums secured by the Mortgage; and (g) such other terms and conditions as Lender may reasonably require.
5.10    Maintain Properties. Borrower shall maintain, preserve and keep or cause each applicable Tenant to maintain preserve and keep its property, including, without limitation, each Property in good repair, working order and condition (ordinary wear and tear excepted), making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents.
5.11    Litigation Matters. Borrower shall notify Lender in writing, promptly upon its learning thereof, of any litigation, arbitration or administrative proceeding which such Borrower reasonably believes may have a Material Adverse Effect on the Borrower, any Tenant, any Lease Guarantor or DTCG taken as a whole, or the ability of the Borrower to perform the Loan Documents or which in any way involves Lender's security interest in the Collateral or other rights under the Loan Documents.
5.12    Intentionally Omitted.
5.13    Payment of Obligations. The Borrower shall pay and perform, as and when due, all of its obligations, including, without limitation, all of its obligations to the Lender.
5.14    Duty to Notify Lender. The Borrower shall give prompt notice in accordance with the requirements of this Section 5.14 to Lender as set forth in Section 9.3 below:

5.14.1    upon Borrower becoming aware of, and in any event within two (2) Business Days after, the occurrence of (a) any Pre-Default Event or Event of Default under any Loan Document or (b) any breach, event of default or default, event of termination, acceleration or the occurrence of any event requiring a mandatory prepayment or mandatory offer to purchase (or similar event) under any Swap Agreement or any other material agreement of Borrower, any Lease Guarantor or any Subsidiary of DTAG or DTAC, including, without limitation, under those credit facility agreements set forth on Exhibit 5.30, which shall include a copy of such notice given from the holder of such Indebtedness (or agent on behalf of one or more holders).
5.14.2    upon Borrower becoming aware of any default related to any Collateral, any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect.
5.14.3     upon the entry of a judgment or decree against Borrower, any Parent Company, DT Warehouse, DT Warehouse II, DT Warehouse III, DT Warehouse IV or any of their respective Subsidiaries in an amount in excess of $500,000.00.
5.14.4    all notices from any Tenant or any Lease Guarantor to Borrower.
Each notice pursuant to Section 5.14.1, 5.14.2 or 5.14.3 hereof shall be accompanied by a statement of an officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower, the applicable Lease Guarantor or the applicable Subsidiary of DTAG or DTAC has taken or proposes to take with respect thereto.
5.15    Payment of Taxes. Borrower shall pay before delinquent all of its Indebtedness and taxes, except and to the extent only that such taxes are being Properly Contested.
5.16    Management. Borrower self-manages each Property and no management agreement is currently in effect with respect to any Property. Borrower shall not enter into any agreement for the management of any Property or any portion thereof without Lender's prior written consent.
5.17    Intentionally Omitted.
5.18    Leases, Subleases and Easements. Borrower shall maintain, enforce and cause to be performed all of the terms and conditions under any Lease or easement which may constitute a portion of the Property.
5.19    Impositions; Escrow Deposit. Borrower will pay or cause to be paid all taxes, levies, assessments and other fees and charges imposed upon or which may become a lien upon any Property under any law or ordinance (all of the foregoing collectively “Impositions”) before they become delinquent and in any event in the same calendar year in which they first become due. Upon request of Lender after the occurrence of a Pre-Default Event or Event of Default, Borrower shall add to each periodic payment required under the Notes the amount estimated by Lender to be sufficient to enable Lender to pay, as they come due, all Impositions and insurance premiums which Borrower is required to pay hereunder. Payments requested under this provision shall be supplemented or adjusted as required by Lender from time to time. Such funds may be commingled with the general funds of Lender and shall not earn interest. Upon the occurrence of a Pre-Default Event, Lender may apply such funds to pay any of the Obligations.
5.20    Use of Property. Borrower shall use and operate, and require its lessees or licensees to use and operate, each Property in compliance with all applicable laws (including, for example, the Americans with Disabilities Act) and ordinances, covenants, and restrictions, and with all applicable requirements of any Lease now or hereafter affecting each Property. Borrower shall not permit any unlawful use of any Property or any use that may give rise to a claim of forfeiture of any of such Property. Borrower shall not allow changes in the stated use of any Property from that disclosed to Lender at the time of execution hereof. Borrower shall not initiate or acquiesce to a zoning change of any Property without prior notice to, and written consent of, Lender.
5.21    Maintenance, Repairs and Alterations. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), Borrower will not remove, demolish or structurally alter, or permit any Tenant to remove, demolish or structurally alter, any of the buildings or other Improvements on any Property (“Alterations”). Borrower shall promptly notify Lender in writing of any material loss, damage or adverse condition affecting any Property. Notwithstanding anything to the contrary set forth in the foregoing, Borrower may make or permit Tenant to make Alterations without the consent of Lender in the event that such Alterations (a) may be required by laws, ordinances or regulations, (b) would not have a Material Adverse Effect on a Property, or (c) are tenant improvement work which are commercially reasonable to facilitate a permitted re-letting of any portion of a Property to an unrelated third-party tenant and do not materially and adversely affect the value of such Property; provided, however, that Borrower shall provide prior written notice of Alterations to a Property if the costs of such Alterations are expected to exceed the lesser of $300,000 or twenty (20%) percent of the value of the applicable Property based upon a then current Appraisal or if the Alterations will or could in any event materially and adversely affect the value of such Property.
5.22    Eminent Domain. Should any Property or any interest therein be taken or damaged by reason of any public use or improvement or condemnation proceeding (“Condemnation”), or should Borrower receive any notice or other information regarding such Condemnation, Borrower shall give prompt written notice thereof to Lender. Lender shall be entitled to all compensation, awards and other payments or relief granted in connection with such Condemnation and, at its option, may commence, appear in and prosecute in its own name any action or proceedings relating thereto. Lender shall be entitled to make any compromise or settlement in connection with such taking or damage. All compensation, awards, and damages awarded to Borrower related to any Condemnation (the “Proceeds”) are hereby assigned to Lender and Borrower agrees to execute such further assignments of the Proceeds as Lender may require. Lender shall have the option of applying or paying the Proceeds in the same manner as insurance proceeds as provided herein. Borrower appoints Lender as its attorney-in-fact to receive and endorse the Proceeds to Lender, which appointment is coupled with an interest and shall be irrevocable as long as any Obligations remain unsatisfied.
5.23    Environmental Condition of Property and Indemnity. Except as set forth in Exhibit 4.20, Borrower represents to Lender that no portion of any Property is a protected wetland. Borrower agrees to notify Lender immediately upon receipt of any citations, warnings, orders, notices, consent agreements, process or claims alleging or relating to violations of any Environmental Laws or to the environmental condition of each Property and shall conduct and complete all investigations and all cleanup actions necessary to comply with the Environmental Laws and to remove, in accordance with Environmental Laws, any Hazardous Material in excess of De Minimis Amounts from each Property. Borrower shall PROTECT, indemnify, defend, AND HOLD Lender and any participants, successors or assigns to Lender's interest in the LoanS, and any other party who acquires any portion of the LoanS at a foreclosure sale or otherwise through the exercise of Lender's rights and remedies under the Loan Documents, and all directors, officers, employees and agents of all of the aforementioned indemnified parties, HARMLESS from and against any and all ACTUAL OR POTENTIAL damages, penalties, fines, claims, suits, liabilities, costs, judgments and expenses, including REASONABLE attorneys', consultants' or experts' fees of every kind and nature incurred, suffered by or asserted against Lender as a direct or indirect result of OR which arise out of or relate in any way TO: (a) representations made by Borrower in this Section being or becoming untrue in any material respect; (b) Borrower's violation of or failure to meet the requirements of any Environmental Laws; or (c) Hazardous Materials which, while any Property is subject to the Mortgage, exist on any Property in excess of de minimis amounts or otherwise in violation of any environmental law. Lender shall have the right to arrange for or conduct environmental inspections of each Property from time to time (including the taking of soil, water, air or material samples). UNLESS required by laws or regulations applicable to Lender or unless a pre-default event or event of default has occurred and be continuing, the borrower shall be responsible for the costs of such environmental inspections on each property only one (1) time per year. However, Borrower's obligations under this section shall not apply to any grossly negligent or intentional act of Lender which takes place after foreclosure or satisfaction of the Mortgage. These indemnification obligations are in addition to general indemnification provisions set forth hereafter. Borrower's Obligations under this section shall continue, survive and remain in full force and effect notwithstanding the repayment of the Obligations, a foreclosure of or exercise of power of sale under this instrument, a delivery of a deed in lieu of foreclosure, a cancellation or termination of record of this instrument and the transfer of any Property.
5.24    Appraisals. Prior to any Loan being made hereunder, Borrower agrees that Lender will obtain an Appraisal of the Property that will secure such Loan. Borrower agrees that Lender also may obtain an Appraisal of any Property when required by the regulations of the Federal Reserve Board or the Office of the Comptroller of the Currency or any other regulatory agency, or at such other times as Lender may reasonably require. All Appraisals shall be performed by an independent third party appraiser selected by Lender. The cost of such Appraisals shall be borne by Borrower; provided, however, that so long as no Pre-Default Event or Event of Default has occurred and be continuing and/or no law or regulation applicable to Lender requires more frequent Appraisals, Borrower shall not be responsible for the cost of more than one (1) Appraisal with respect to each Property every two (2) years after the date of the applicable Loan made hereunder. If requested by Lender, Borrower shall execute an engagement letter addressed to the appraiser selected by Lender. Borrower's failure or refusal to sign such an engagement letter, however, shall not impair Lender's right to obtain such an Appraisal. Borrower agrees to pay the cost of such Appraisal within the time required in the invoice for such Appraisal or, if unspecified, within thirty (30) days after receiving an invoice for such Appraisal.
5.25    Inspections. Lender, or its representatives or agents, are authorized to enter during normal business hours and at their own risk upon any part of any Property for the purpose of inspecting any Property and for the purpose of performing any of the acts it is authorized to perform under the terms of the Mortgage; provided, however, that so long as no Pre-Default Event or Event of Default has occurred and be continuing, the Lender shall provide at least twenty-four (24) hours notice of such inspection to Borrower. The parties hereto acknowledge and agree that nothing set forth herein shall limit Lender's access, inspection and/or audit rights, whether as the Agent and/or as a Lender, under the 2011 Inventory Loan Facility.
5.26    Liens and Subrogation. Borrower shall pay and promptly discharge all liens, claims and encumbrances upon any Property, except Permitted Liens. Borrower shall have the right to contest in good faith the validity of any such lien, claim or encumbrance, provided: (a) such contest suspends the collection thereof or there is no danger of any Property being sold or forfeited while such contest is pending; (b) Borrower first deposits with Lender a bond or other security satisfactory to Lender in such amounts as Lender shall reasonably require; and (c) Borrower thereafter diligently proceeds to cause such lien, claim or encumbrance to be removed and discharged. Lender shall be subrogated to any liens, claims and encumbrances against Borrower or any Property that are paid or discharged through payment by Lender or with loan proceeds, notwithstanding the record cancellation or satisfaction thereof.
5.27    Further Assurances. Borrower shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.
5.28    Deposit Accounts. Borrower shall maintain a Demand Deposit Account with Lender.
5.29    Certificate of an Officer of the Borrower. At the time that the Borrower delivers financial statements to the Lender in accordance with Section 5.4 hereof, the Borrower shall forward to the Lender a certificate of an officer of the Borrower, which demonstrates that the Borrower is in compliance with the covenants set forth in Section 5.7 and Section 6.3.
5.30    Tax Information.
5.30.1    Lender agrees to complete and to deliver to the Borrower on or before the Effective Date (or, if later, on or prior to the date it becomes a party to this Agreement) a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that the Lender is a United States person that is not subject to U.S. backup withholding tax.
5.30.2    Lender shall deliver to the Borrower such other tax forms or other documents as shall be prescribed by applicable law, to the extent applicable, (x) to demonstrate that payments to such Lender under this Agreement and the Loans are exempt from any United States withholding tax imposed pursuant to FATCA or (y) to allow the Borrower to determine the amount to deduct or withhold under FATCA from a payment hereunder. Lender further agrees to complete and to deliver to the Borrower from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax.
6.    Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower:
6.1    No Additional Indebtedness. Shall not create or permit to exist (a) any Indebtedness which will cause Borrower to cease to be a Special Purpose Bankruptcy Remote Entity, or (b) any Indebtedness that is prohibited by the Notes Indenture or that, if and when incurred, would otherwise result in a default under the Notes Indenture.
6.2    Liens. Shall not create or permit any Liens on any Property except the following (“Permitted Liens”):
(a)    Liens securing the Obligations;
(b)    Liens for Taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due and payable or which are being Properly Contested;
(c)    The claims of materialmen, mechanics, carriers, warehousemen, processor or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;
(d)    Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws;
(e)    Judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being Properly Contested and (c) such Liens do not, in the aggregate, materially detract from the value of the Collateral or materially impair the use thereof in the operation of the Property;
(f)    Those exceptions to title referenced on Schedule B-2 of the Mortgage Title Insurance Commitment delivered to Lender and updated and continued through the date hereof and that insures the Mortgage on any Property for the benefit of Lender and its successors and assigns; and
(g)    Liens on the Collateral agreed to in writing by Lender.
6.3    Dividends. Borrower shall not permit DTAC or DTAG to declare or pay dividends, either directly or indirectly, whether in cash or property or in any obligations of any member or stockholder of DTAC nor DTAG, except: (a) if DTAC or DTAG is a validly electing S corporation under §§1361 and 1362 of the Code, a quarterly dividend paid by DTAC and/or DTAG, as applicable, to its stockholders in an amount not greater than the percentage of its Net Income (“S-Corp Net Income”) for such quarter equal to the highest combined federal, state and/or local tax rate (taking into account the deductibility of state and local taxes) applicable to any stockholder of DTAC and/or DTAG, as applicable (provided, however, that the payment by DTAC and/or DTAG, as applicable, of a quarterly dividend that exceeds such percentage of its S-Corp Net Income for such quarter will not constitute a breach of this clause (a) if the aggregate amount of all Restricted Payments paid by DTAC and/or DTAG, as applicable, during such calendar year as of the date of such dividend does not exceed such percentage of its S-Corp Net Income for such quarter and all previous quarters during such calendar year) (the “S-Corp Permissible Dividend Amount”); (b) any S-Corp Permissible Dividend Amount to the extent unpaid but declared within 135 days after the end of such quarter, or (c) any Restricted Payment by DTAC or DTAG to its stockholders (other than as permitted under clauses (a) or (b) hereof) in an aggregate amount not in excess of fifty percent (50.0%) of the Net Income of the DT Entities On A Consolidated Basis during any fiscal quarter.
6.4    Restricted Payments. (a) Borrower shall not make any Restricted Payments after the occurrence of and during the continuance of an Event of Default or, if after giving effect to such Restricted Payment, an Event of Default would exist. (b) No Lease Guarantor shall make any Restricted Payments following an Event of Default or, if after giving effect to such Restricted Payment, an Event of Default would exist, including but not limited to the payments and dividends described in Section 6.3. Notwithstanding anything set forth in this Section 6.4 to the contrary and so long as no Event of Default for nonpayment under Section 7.1.1 or Section 7.1.2 exists and is continuing, any Lease Guarantor may pay, as applicable, to its stockholders the S-Corp Permissible Dividend Amount.
6.5    Adverse Transactions. Borrower shall not enter into any transaction that materially and adversely affects the Collateral or adversely affects Borrower's ability to perform this Agreement or the Lender's rights under the Loan Documents.
6.6    Change in Business. Borrower will not engage and shall cause Tenant not to engage to any substantial extent in any line or lines of business activity other than the business generally carried on by it as of the date hereof, without the prior written consent of Lender. Borrower shall not make any change and shall cause Tenant not to make any change in any of its business objectives, purposes and operations that could reasonably be expected to result in a Material Adverse Effect.
6.7    No Substitution of Collateral. Borrower shall not substitute any Collateral without Lender's prior written consent.
6.8    No Change in Name, Offices or Jurisdiction of Organization; Removal of

Collateral. Borrower shall not change its name or the jurisdiction in which Borrower is organized or, unless it shall have given 30 days' advance written notice thereof to Lender, change the location of its chief executive office or other office where books or records are kept, or permit the removal of any Fixtures from any Property.
6.9    No Sale, Leaseback. Except as disclosed on Exhibit 6.9, Borrower shall not enter into any sale-and-leaseback or similar transaction.
6.10    Margin Stock. Borrower shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.
6.11    Change of Fiscal Year or Accounting Methods. Borrower shall not modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or as required by tax laws). Borrower's fiscal year end is December 31 as of the Effective Date.
6.12    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.
6.13    Transactions with Affiliates. Borrower shall not enter into, or be a party to, any transaction including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or member of Borrower, except, consistent with Borrower's practice before entering into this Agreement or as otherwise contemplated by this Agreement, in the ordinary course of, and pursuant to the reasonable requirements of, Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable than Borrower would obtain in a comparable arm's length transaction with a Person not an Affiliate or member of Borrower.
6.14    Leases. Except for those Leases set forth on Exhibit 4.23 existing as of the Effective Date, Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), enter into any new Lease of all or any portion of any Property with any Person (including with any Parent Company or an Affiliate of Borrower or any Parent Company), agree to the cancellation or surrender under any Lease of all or any portion of any Property, agree to prepayment of rents, issues or profits (other than rent paid at the signing of a Lease), modify any such Lease so as to shorten the term, decrease the rent, accelerate the payment of rent, or change the terms of any renewal option; and any such purported new Lease, cancellation, surrender, prepayment or modification made without the consent of Lender shall be void as against Lender. Borrower shall not permit the sublease of any Property or the assignment of any Lease to any Person (including to any Parent Company or an Affiliate of Borrower or any Parent Company) without Lender's prior written consent. Except for those agreements as to use set forth on Exhibit 4.23 existing as of the Effective Date, no Property shall be occupied or operated by any Person that is not an Affiliate of Borrower or either Parent Company. Notwithstanding anything set forth in this Section 6.14 to the contrary, Borrower, without the consent of Lender, may in the ordinary course of its business (a) sublease a portion of any Property to any Person or (b) enter into an agreement for the use and/or occupancy of a portion of any Property with any Person, so long as in each instance of sublease or use and/or occupancy (X) such Person is not an Affiliate of Borrower or either Parent Company, and (Y) either (i) the portion of such Property to be subleased or used and/or occupied comprises no more than twenty-five (25%) percent of the square footage of such Property or (ii) the amount of rent to be received by Tenant or Borrower under such sublease or agreement of use and/or occupancy is no more than twenty-five (25%) percent of the monthly rent paid by Tenant under the applicable Lease at such Property.

6.15    Prohibition of Fundamental Changes. Borrower shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets or allow any Subsidiary to convey, sell, lease, assign, transfer or otherwise dispose of substantially all of its assets to any Person or permit the sale, transfer or assignment of any limited liability company interests in Borrower; provided, that Borrower may (a) merge or consolidate with (i) any of its respective wholly owned Subsidiaries, or (ii) any other Person if Borrower is the surviving entity, or (iii) any Person included within the definition of DTCG if, after giving effect thereto, no Pre-Default Event or Event of Default would exist hereunder, or (b) allow such action with respect to any Subsidiary so long as such Subsidiary is not a material part of Borrower's overall business operations, or (c) permit the sale, transfer or assignment of limited liability company interests in Borrower to any Person included within the definition of DTCG if, after giving effect thereto, no Pre-Default Event or Event of Default would exist hereunder and provided that the transferee of such limited liability company interests shall cause Borrower to execute and deliver to Lender a reaffirmation as to the obligations of Borrower hereunder and such other documents and information as to such transferee as Lender may reasonably require.
6.16    Lease Guarantor. Borrower shall not release any Lease Guarantor or otherwise modify the guaranty executed by any Lease Guarantor.
6.17    Due on Sale or Further Encumbrance or Transfer of an Interest in Borrower. Without the prior written consent of Lender in each instance and subject to the provisions in Section 2.5.7 hereof, Borrower shall not (a) sell, convey, transfer or encumber any Property, or any part thereof or interest therein, whether legal or equitable, (b) cause or permit any transfer of any Property or any part thereof, whether voluntarily, involuntarily or by operation of law, or (c) enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, of such Property. A “transfer” of the Property includes: (i) the direct or indirect sale, transfer or conveyance of such Property or any portion thereof or interest therein; (ii) the execution of an installment sale contract or similar instrument affecting all or any portion of such Property; (iii) a Change of Control shall have occurred without the prior consent of Lender; (iv) except as permitted under Section 6.15 hereof, a sale, transfer or assignment of any limited liability company interests in Borrower; and (v) an agreement by Borrower leasing all or a substantial part of any Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of or the grant of a security interest in and to any Leases.
7.    Events of Default.
7.1    Events of Default. An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for the Event of Default and whether voluntary, involuntary or caused by operation of law) which is not waived in writing by Lender or cured to the extent a cure is applicable:
7.1.1    There shall occur any default by Borrower in the payment, when due, of any principal of or interest on any Note when due (whether at stated maturity, upon acceleration or at mandatory prepayment); provided, however that, if the default is the result of Lender's failure to debit the Borrower's Demand Deposit Account in accordance with Section 2.5.2, it shall not be an Event of Default unless such default shall have continued unremedied for a period of three (3) Business Days after the giving of written notice thereof by Lender; or
7.1.2    Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document, and such default shall have continued unremedied for a period of five (5) Business Days; provided, however that, if the default is the result of Lender's failure to debit the

Borrower's Demand Deposit Account in accordance with Section 2.5.2, it shall not be an Event of Default unless such default shall have continued unremedied for a period of five (5) Business Days after the giving of written notice thereof by Lender; or
7.1.3    DTAG or DTAC shall default in the payment of any amount payable by it under the Demand Note when due; or
7.1.4    (a) Borrower or any Lease Guarantor (as applicable) or any DT Entity (as applicable) shall fail to comply with the requirements of Section 5.4, 5.7, 5.14, 5.29, 6.3, 6.4, 6.5, 6.6, 6.11, 6.13, 6.15 or 6.17 of this Agreement, or (b) Borrower or any Lease Guarantor or any DT Entity (as applicable) shall otherwise fail to observe or perform any other covenant contained in this Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or
7.1.5    Any representation or warranty made by Borrower, any Lease Guarantor or any other party to any Loan Document (other than Lender), herein or therein, or by Borrower, any Lease Guarantor, any other party to any Loan Document (other than Lender), any Tenant or any Lease Guarantor in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or
7.1.6    If there is (a) a default or an event of default or event of termination occurs under any Indebtedness of Borrower, any Lease Guarantor or any of their respective Subsidiaries in excess of One Million Dollars ($1,000,000.00) (other than pursuant to the Loan Documents) and such event of default or event of termination is not waived, cured or otherwise amended, or (b) a default or an event of default or event of termination occurs under a Swap Agreement, or (c) or an event of default occurs under any agreement with Lender or its Lender Affiliates, in each case after any applicable cure period has expired; or
7.1.7    The Collateral or any material amount of assets of Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not dissolved within thirty (30) days thereafter; an application is made by any Person other than Borrower for the appointment of a receiver, trustee, or custodian for the Collateral or any other assets of Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate and the same is not dismissed within thirty (30) days after the application therefore; or Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law; provided, however, that if any of the foregoing occurs with respect to the Excluded Entities, it will not be deemed an Event of Default hereunder. Excluded Entities means any DT Entity, Subsidiary or Affiliate, other than: (1) Borrower, (2) any Lease Guarantor, or, (3) to the extent the occurrence of the foregoing with respect to any Subsidiary or Affiliate could reasonably result in a Material Adverse Effect, any Subsidiary or Affiliate that is in the business of selling or financing Motor Vehicles (it being understood that ownership and pledging of Contracts by special purpose entities and servicing of Contracts by any entity shall not be deemed to be “in the business”); or
7.1.8    An application is made by Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate for the appointment of a receiver, trustee or custodian for the Collateral or any other assets of Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease

Guarantor, or any Affiliate; a petition under any section or chapter of the Bankruptcy Code or any similar federal or state law or regulation shall be filed by Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate; Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate shall make an assignment for the benefit of its creditors or any case or proceeding is filed by Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate for its dissolution, liquidation, or termination; provided, however, if any of the foregoing occurs with respect to any of the Excluded Entities, it will not be deemed an Event of Default hereunder; or
7.1.9    Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, or a petition under any section or chapter of the Bankruptcy Code or any similar federal or state law or regulation is filed against Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate, or any case or proceeding is filed against Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate for its dissolution or liquidation, and such injunction, restraint, petition, case or proceeding is not dismissed within sixty (60) days after the entry or filing thereof; provided, however, if any of the foregoing occurs with respect to any of the Excluded Entities, it will not be deemed an Event of Default hereunder; or
7.1.10    A notice of Lien, levy or assessment is filed of record with respect to all or a material amount of any assets of Borrower, any Lease Guarantor any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency and it is not released or bonded within thirty (30) days after the filing; or if any taxes or debts become a Lien or encumbrance upon the Collateral or any other assets of Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate, and the same is not released or bonded within thirty (30) days after the same becomes a Lien or encumbrance; provided, however, if any of the foregoing occurs with respect to any of the Excluded Entities, it will not be deemed an Event of Default hereunder; or
7.1.11    Borrower, any Lease Guarantor, any Subsidiary of Borrower or any Lease Guarantor, or any Affiliate becomes insolvent or admits in writing to its inability to pay its debts as they mature; provided, however, if any of the foregoing occurs with respect to any of the Excluded Entities, it will not be deemed an Event of Default hereunder; or
7.1.12    One or more judgments, orders or awards for the payment of money involving an aggregate amount of $2,000,000 or more (except to the extent fully covered by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Borrower or any Lease Guarantor or any other Person included within the definition of DTCG, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order or award during which (1) the same is not discharged, satisfied, vacated or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order or award; or
7.1.13    Except as otherwise provided in this Agreement, the lease or sublease of any Property to any Person; or Borrower or any Tenant shall cease to use and occupy any Property in the same manner as it currently uses and occupies such Property; or
7.1.14    Loss, theft, damage or destruction of any material portion of any Property for which there is either no insurance coverage or for which, in the reasonable opinion of Lender, there is insufficient insurance coverage, and either Borrower has failed to commence repairs and/or restoration of the affected Property for a period of twenty (20) calendar days or, if Borrower is prohibited by a Governmental

Authority from commencing such repairs and/or restoration within such time period, Tenant continues to make the applicable Lease payments and Borrower provides to Lender evidence satisfactory to Lender that it will commence such repairs and/or restoration immediately upon authorization of such Governmental Authority and that Tenant intends to continue occupying or to reoccupy such Property; or
7.1.15    Sale, transfer or any conveyance, whether voluntary or involuntary of any Property other than Property being released as provided in Section 2.5.7 hereof; or
7.1.16    Any Property shall be abandoned or not continuously occupied for a period of ninety (90) days; provided, however, that it shall not be deemed an Event of Default hereunder so long as (a) a Property shall be abandoned or not continuously occupied for such ninety (90) day period as a result of an act of God, (b) Tenant continues to make the applicable Lease payments, and (c) either Borrower has commenced repairs and/or restoration of the affected Property during such ninety (90) day period or, if it is impractical for Borrower to obtain access to the applicable Property or if Borrower is prohibited by a Governmental Authority from commencing such repairs and/or restoration within such time period, Borrower provides to Lender evidence satisfactory to Lender that it will commence such repairs and/or restoration immediately upon it being able to gain access to such Property or upon authorization of such Governmental Authority, as the case may be, and that Tenant intends to reoccupy such Property; or
7.1.17    Any Loan Document shall for whatever reason (including an event of default thereunder) be terminated or the Lien on the Collateral created by this Agreement or Borrower's material obligations hereunder shall cease to be in full force and effect or shall cease to be a first priority Lien (subject to Permitted Liens), or the enforceability thereof shall be contested by Borrower or any Lease Guarantor; or
7.1.18    Any event or series of events that have had, or any circumstance which is reasonably likely to have, a Material Adverse Effect, in each case as determined by Lender, or the existence of any other condition which, in Lender's reasonable discretion, constitutes a material impairment of the ability of Borrower or any Lease Guarantor to perform its obligations under this Agreement, the Notes or any other Loan Document or the ability of DTAG or DTAC to perform its obligations under the Demand Note; or
7.1.19    (a) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any a Person under “common control” (as defined in Section 4001(a)(14) of ERISA) with Borrower or its Affiliates, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (e) Borrower or any Person under “common control” (as defined in Section 4001(a)(14) of ERISA) with the Borrower or its Affiliates shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (f) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (f) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
7.1.20    Any Change of Control shall have occurred without the prior consent of the Lender; or

7.1.21    DTAG or DTAC shall have repudiated its obligations under the Demand Note or the obligation of DTAG or DTAC under the Demand Note is limited or terminated by operation of law; or
7.1.22    As of the last day of any Accounting Period, the DT Entities On a Consolidated Basis shall have cash and Cash Equivalents in an amount less than Fifteen Million Dollars ($15,000,000.00); or
7.1.23    Any Person included within the definition of DTCG receives notice or becomes aware that a notice of a federal tax Lien has been filed against Borrower, any Tenant or any Lease Guarantor unless such federal tax Lien has been Properly Contested; or
7.1.24    Any Event of Default (as such term is defined under the 2011 Inventory Loan Facility) occurs under the 2011 Inventory Loan Facility;
7.1.25    Termination of any Lease or the Lease Guarantor shall repudiate or revoke its guaranty of any Lease or shall terminate its obligations under any Lease or its guaranty of any Lease shall terminate for any reason; or
7.1.26    Any Parent Company, Tenant or Lease Guarantor fails to meet the financial covenants contained in the Note Assignment or other Loan Documents or any certificate or report furnished in connection therewith.
7.2    Remedies. Whenever a Pre-Default Event or an Event of Default has occurred, Lender may immediately withhold further Loans or other extensions of credit to Borrower. If an Event of Default shall have occurred and be continuing, Lender may at its option take any or all of the following actions with respect to Borrower, and with respect to the Collateral for the Loans:
7.2.1    Acceleration.     Lender may declare any or all Obligations (other than Obligations under any Swap Agreements, between Borrower and Lender or any Lender Affiliate, which shall be due in accordance with and governed by the provisions of said Swap Agreements) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Loans and other extensions of credit to Borrower, bring suit against Borrower to collect the Obligations, exercise any remedy available to Lender hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.
7.2.2    UCC Rights.     Without waiving any of its other rights hereunder or under any other Loan Document, Lender shall have all rights and remedies of a secured party under the UCC (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. Borrower agrees that any notice by Lender of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the UCC or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five (5) days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.
7.2.3    Collection.     Lender may demand, collect and sue for proceeds of any Collateral (either in the Borrower's name or Lender's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

7.2.4    Foreclosure. (a) Lender may exercise any or all of Lender's remedies under the Mortgage or other Loan Documents including, without limitation, acceleration of the maturity of all payments and Obligations, other than Obligations under any Swap Agreements with Lender or any of its Lender Affiliates, which shall be due in accordance with and governed by the provisions of said Swap Agreements; (b) Lender may take immediate possession of each, any and all Property or any part thereof (which Borrower agrees to surrender to Lender) and manage, control or lease the same to such Persons and at such rental as it may deem proper and collect and apply Rents (as defined in the Mortgage) to the payment of: (i) the Obligations, together with all costs and attorneys' fees; (ii) all Impositions (as defined in the Mortgage) and any other levies, assessments or liens which may be prior in lien or payment to the Obligations, and premiums for insurance, with interest on all such items; and (iii) the cost of all alterations, repairs, replacements and expenses incident to taking and retaining possession of each, any and all Property and the management and operation thereof; all in such order or priority as Lender in its sole discretion may determine. The taking of possession shall not prevent concurrent or later proceedings for the foreclosure sale of each, any and all Property; (c) Lender may apply to any court of competent jurisdiction for the appointment of a receiver for all purposes including, without limitation, to manage and operate each, any and all Property or any part thereof, and to apply the Rents therefrom as hereinabove provided. In the event of such application, Borrower consents to the appointment of a receiver, and agrees that a receiver may be appointed without notice to Borrower, without regard to whether Borrower has committed waste or permitted deterioration of each, any or all of Borrower's Property, without regard to the adequacy of any security for the Obligations, and without regard to the solvency of Borrower or any other person, firm or corporation who or which may be liable for the payment of the Obligations; (d) Lender may exercise all the remedies of a mortgagee as provided by law and in equity including, without limitation, foreclosure upon the Mortgage and sale of each, any and all Property, or any part of the Property, at public sale conducted according to applicable law (referred to as “Sale”) and conduct additional Sales as may be required until all of the Property is sold or the Obligations are satisfied; (e) With respect to any portion of each, any and all Property governed by the UCC, Lender shall have all of the rights and remedies of a secured party thereunder. Lender may elect to foreclose upon any Property that is Fixtures under law applicable to foreclosure of interests in real estate or law applicable to personal property; (f) Lender may bid at Sale and may accept, as successful bidder, credit of the bid amount against the Obligations as payment of any portion of the purchase price; and (g) Lender shall apply the proceeds of Sale, first to any fees or attorney fees permitted Lender by law in connection with Sale, second to expenses of foreclosure, publication, and sale permitted Lender by law in connection with Sale, third to the Obligations, and any remaining proceeds as required by law.
7.3    Receiver. In addition to any other remedy available to it, Lender shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Lender in connection with such receivership shall bear interest at the Default Rate, at Lender's option, and shall be secured by all Collateral.
7.4    Deposits; Insurance. After the occurrence of an Event of Default, Borrower authorizes Lender to collect and apply against Borrower's Obligations when due any cash or Deposit Accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Lender as its attorney‑in‑fact to endorse any check or draft or take other action necessary to obtain such funds.
7.5    Injunctive Relief. Borrower recognizes that if there is an Event of Default then, depending on the nature of the Event of Default, it may be that no remedy at law will provide complete or adequate relief to Lender, and Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. The injunctive relief shall not be a waiver of

Lender's rights to other relief and remedies.
7.6    Lender's Default. In the event of any default of the Loan Documents by Lender or any claim by Borrower related to the Loan Documents, the Borrower's sole and exclusive remedy against Lender shall be a cause of action sounding in contract with damages limited to actual and direct damages incurred. Lender shall not in any event be liable to Borrower or any Lease Guarantor for ordinary negligence, delay in performance or any consequential, special, punitive, incidental or indirect damages, including without limitation, loss of profit or goodwill. Lender shall in no event be liable to Borrower or any Lease Guarantor for any loss or damage directly or indirectly resulting from the furnishing of services or reports under this Agreement. With respect to any goods and services provided by Lender, LENDER MAKES NO warranties, whether expressed or implied, including, without limitation, implied WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, to Borrower or any LEASE GUARANTOR. Borrower shall not have any cause of action against Lender for a default of the Loan Documents unless the Borrower first notifies Lender of the default and allows Lender a reasonable time of at least thirty (30) Business Days to cure the default and Lender fails to cure the default.
8.    Indemnification. In addition to all other Obligations, the Borrower shall defend, protect, indemnify and hold harmless Lender and its Lender Affiliates and all of their respective officers, directors, employees, attorneys, consultants, agents and any other Person acting on behalf of Lender (each, an “Indemnified Party”) from and against any and all losses, claims, damages, obligations, costs, good faith settlements, expenses, taxes, penalties, fines, reasonable attorneys' fees or other liabilities, including but not limited to costs of investigation, litigation fees and expenses, and costs in successfully asserting the right to indemnification hereunder (each a “Loss” and collectively, “Losses”) incurred by such Indemnified Party at any time and pertaining to (a) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of the Borrower and the Borrower's operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Lender's Liens in the Collateral, maintenance of the Loan by Lender, and any and all amendments, modifications and supplements of any of the Loan Documents or restructuring of the Obligations, (b) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Lender's furnishing of funds to Borrower under this Agreement (other than for any Loss arising from such Indemnified Party's gross negligence or willful misconduct), (c) Lender's preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees and disbursements of counsel for Lender in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of foreclosure, repossession, storage, disposition, protection and collection of Collateral, (d) (v) any civil penalty or fine assessed by OFAC against Lender or any Lender Affiliate and all reasonable costs and expense (including attorneys' fees and disbursements) actually incurred in connection with defense thereof by Lender or such Lender Affiliate, as a result of the funding of Loans or the extension of credit, the acceptance of payments due under the Loan Documents or any Swap Agreement or acceptance of Collateral, (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such Indemnified Party's gross negligence or willful misconduct, (vii) facts which are, or allegations which if true would be, a breach of any representation, warranty, obligation, agreement or covenant of Borrower contained in the Loan Documents, (viii) an Event of Default or a Pre-Default Event, and/or (ix) activities, operations or conduct of Borrower or any Person included within the definition of DTCG. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower's or Lender's interests therein, Lender may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. In addition, the Borrower agrees to pay and save each Indemnified Party harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of any Indemnified Party or Borrower with respect to the applicability of such tax. The Borrower's obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of the Indemnified Parties shall be part of the Obligations, secured by the Collateral, and shall survive termination of this Agreement. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO LOSSES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (OTHER THAN WILLFUL MISCONDUCT OR A GROSSLY NEGLIGENT ACT) OR OMISSION OF SUCH INDEMNIFIED PARTY OR OF ANY OTHER PERSON.

9.    Miscellaneous.
9.1    Remedies Cumulative. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.
9.2    Survival. All representations and warranties made herein shall survive the making of the Loans hereunder and the delivery of the Notes, and shall continue in full force and effect so long as any Obligations are outstanding, there exists any commitment by Lender to Borrower, and until this Agreement is formally terminated in writing. The obligations of the Borrower under Section 8 hereof shall survive the repayment of the Loans and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Loan, any Pre-Default Event that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.
9.3    Notices. Any notice or other communication hereunder or under the Notes to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, telegram, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

If to the Borrower:	DT-WF SPE I, LLC c/o DriveTime Automotive Group, Inc. Attn.: General Counsel 4020 E. Indian School Road Phoenix, AZ 85018
With a copy to:	Snell & Wilmer L.L.P. Attn: Brian Burke, Esq. One Arizona Center Phoenix, AZ 85004-2202
If to the Lender:	Wells Fargo Bank, N.A. Commercial Lending Services Attn: Loan Administration Manager MAC - D1644-018 1451 Thomas Langston Road Winterville, NC 28590
With copies to:
Wells Fargo Dealer Services
100 North Main Street (MAC D4001-08A)
Winston-Salem, NC 27150
Attn.: National Accounts Director

                     - and -

Marcus, Brody, Ford & Kessler, L.L.C.
5 Becker Farm Road
Roseland, NJ 07068
Attn.: Jane L. Brody, Esq.

9.4Governing Law. Except as otherwise provided in this Agreement and, as to the other Loan Documents, in such Loan Documents, this Agreement and the Loan Documents shall be deemed contracts made under the laws of the Jurisdiction and shall be governed by and construed in accordance with the laws of the Jurisdiction (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction).
9.5    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective successors and assigns.
9.6    Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
9.7    Powers. All powers of attorney granted to Lender are coupled with an interest and are irrevocable.
9.8    Approvals; Amendments. If this Agreement calls for the approval or consent of Lender, such approval or consent may be given or withheld in the sole and absolute discretion of Lender unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender and may not be modified in any manner adverse to a provider under any secured or guarantied Swap Agreement without that provider's prior written consent.
9.9    Assignments and Participation. Borrower may not assign any of its rights hereunder without the prior written consent of Lender, and any such assignment made without such consent will be void. Lender may from time to time, without the consent of Borrower, sell, transfer, pledge, assign and convey the Note, the Loan and the Loan Documents (or any interest therein), and delegate any and all of its obligations with respect thereto, and may grant participations in the Loan to another financial institution or other Person on terms and conditions reasonably acceptable to Lender and split the Loan into multiple parts, or the Note into multiple component notes or tranches. In connection with any such sale, transfer, assignment, conveyance or participation, Lender may, acting for this purpose as an agent of Borrower, maintain at its offices a register for the recordation of the names and addresses of Lender's participants or assignees, and the amount and terms of Lender's sales, transfers, assignments, conveyances and participations including specifying any such participant's or assignee's entitlement to payments of principal and interest, and any payments made, with respect to each such sale, transfer, assignment, conveyance or participation. Upon prior notice to Borrower of such participation or assignment, Borrower shall thereafter furnish to such participant or assignee any information furnished by Borrower to Lender pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Lender from pledging or assigning this Agreement and Lender's rights under any of the other Loan Documents, including Collateral therefor, to any Federal Reserve Lender in accordance with applicable law.
9.10    Dealings with Multiple Borrowers. If more than one Person is named as Borrower hereunder, Lender shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Lender hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Lender to enter into the terms hereof and to consummate the transactions contemplated hereby.
9.11    Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of N.C.G.S.' 26-7, et seq. or any other law requiring Lender to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Lender and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (a) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (b) any exchange, release or non-perfection of any Collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.
9.12    Integration; Final Agreement. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
9.13    LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN

ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (A) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (B) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.
9.14    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ACCEPTANCE HEREOF, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH PARTY TO ACCEPT THIS AGREEMENT. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.
9.15    Acknowledgements. Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Notes and the other Loan Documents to which it is a party; (b) Lender has no fiduciary relationship to Borrower, and the relationship between Borrower and Lender is solely that of debtor and creditor; and (c) no joint venture exists among or between Lender and Borrower.
9.16    Disgorgement of Payments. If Lender is required in any bankruptcy, insolvency or receivership proceeding by or against Borrower or any Lease Guarantor or any of its respective property or otherwise to disgorge, turn over or otherwise pay to the estate of Borrower or any Lease Guarantor any amount (a “Recovery”), because such Recovery was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be fraudulent or preferential transfer, whether received as proceeds of security, enforcement or any right of set-off or otherwise, then the Obligations shall be reinstated to the extent of such Recovery and, for purposes of this Agreement, deemed to be outstanding as if such payment had not occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.
9.17    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
9.18    Statements of Account. Each report, billing statement, payment transcript, or other statement which is prepared by Lender shall, except for manifest errors, be deemed final, binding and conclusive upon the Borrower in all respects as to all matters reflected therein, and shall constitute an account stated between the Borrower and the Lender, unless thereafter waived in writing by the Lender or unless, within thirty (30) days after the Borrower's receipt of such document, the Borrower delivers to Lender notice of a written objection thereto specifying the claimed error. In the event of such an error, only those items expressly objected to in such notice shall be deemed to be disputed by the Borrower and the Lender's only liability to the Borrower shall be to issue a corrected document.
9.19    Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) USA Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and (b) OFAC/PEP searches and customary individual background checks for the senior management and key principals of Borrower, and Borrower hereby agrees to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall be at the expense of and for the account of Borrower.
9.20    Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
9.21    Severability. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.
9.22    Offset. Lender has the right to offset, apply, or recoup any obligation of the Borrower to Lender, arising under the Loan Documents or otherwise, against any obligations or payments such Lender owes to Borrower, arising under the Loan Documents or otherwise, or against any property of Borrower held by Lender. Borrower waives any right to offset, apply, or recoup against any obligation it owes to Lender. Lender is not obligated to pursue any of the Collateral or any of Lender's rights at any time as a condition to payment and performance by Borrower.
9.23    Debtor-Creditor Relationship; Independent Contractor. The relationship between the Lender, on the one hand, and the Borrower, on the other hand, is solely that of creditor and debtor. Lender does not have (nor shall it be deemed to have) any fiduciary relationship or duty to Borrower arising out of or in connection with the Loan Documents or the transactions contemplated thereby. Borrower is an independent contractor in all matters relating to this Agreement and the Collateral and there is no agency or joint venture relationship between the Lender, on the one hand, and Borrower, on the other hand, by virtue of any Loan Document or any transaction contemplated therein. Borrower has no authority to act on behalf of or bind Lender.
9.24    Waiver by Borrower. Except as otherwise provided for in this Agreement, Borrower waives (a) notice and consummation of presentment, demand, protest, dishonor, intent to accelerate, acceleration; (b) all rights to notice and a hearing prior to taking possession or control of, or the Lender's replevy, attachment or levy upon, the Collateral; (c) any bond or security in a judicial proceeding as a condition to the Lender exercising any of the Lender's remedies; and (d) the benefit of all valuation, appraisement and exemption laws. The failure or delay of Borrower to strictly enforce the terms of this Agreement shall not be a waiver of Borrower's right to do so.
9.25    Waiver by Lender. Any failure by Lender or any Person acting on behalf of Lender, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Lender or such Person thereafter to demand strict performance therewith. Any suspension or waiver by Lender of an Event of Default by the Borrower under the Loan Documents shall not suspend, waive or affect any other Event of Default by the Borrower under the Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in the Loan Documents and no Event of Default by the Borrower under the Loan Documents shall be deemed to have been suspended or waived by the Lender or any other Person acting on Lender's behalf unless such suspension or waiver is by an instrument in writing signed by the Lender, and identifies the matter waived or suspended. Any consent or approval by the Lender pursuant to this Agreement is not a waiver by the Lender of, or an admission by the Lender of the truth of, Borrower's representations and warranties in this Agreement.

[Signatures on following page]
IN WITNESS WHEREOF, the parties hereto have caused this Master Loan Agreement to be duly executed under seal as of the day and year first above written.

DT-WF SPE I, LLC

By: DRIVETIME CAR SALES COMPANY, LLC,
its Manager

By:
Name: Jon D. Ehlinger
Title: Manager and Secretary

Accepted in Winston-Salem, North Carolina

WELLS FARGO BANK, N.A.

By:_________________________________________
Name: Michael R. Burkitt
Title: Senior Vice President

S:

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Time
Estate Loan

Agreement (6).doc

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SCHEDULE OF EXHIBITS
Exhibit    Section Reference    Title
A-1    2.1.3    Form of Term Note

A-2    2.1.4    Form of Mortgage

A-3    2.1.4    Form of Deed of Trust

A-4    2.1.6    Properties and Loan Amounts

Section 4 Exhibits:
4.1    4.1 (“Organization, Good Standing    Places of Business; Jurisdiction
Name and Location”)     of Organization

4.6    4.6 (“No Proceedings”)    Litigation; Other Proceedings

4.18    4.18 (“Title”)    Title Exceptions

4.20    4.20 (“Environmental”)    Environmental Disclosures

4.23    4.23 (“Use and Operation of    Uses and Possession
Property”)

4.24    4.24 (“Certificate of Occupancy;    Certificates of Occupancy;
Licenses”)     Licenses

4.26    4.26 (“Physical Condition”)    Physical Condition Disclosures

Section 5 Exhibits:
5.4    5.4 (“Financial Statements     Compliance Certificate
and Access to Records”)

5.30    5.30 (“Other Indebtedness”)    Credit Facility Agreements

EXHIBIT A-1

FORM OF TERM NOTE
See attached.

PROMISSORY NOTE

$_________________________

___________________, 2012

FOR VALUE RECEIVED, the undersigned, DT-WF SPE I, LLC, a Delaware limited liability company (the “Borrower”), hereby jointly and severally promise to pay to the order of WELLS FARGO BANK, N.A. (the “Lender”) at the place and times provided in the Loan Agreement referred to below, the principal sum of _____________________________ DOLLARS ($________________) or such amount as may be advanced and outstanding from time to time under this Note.
This Note is subject to the provisions of that certain Master Loan Agreement dated as of April 24, 2012, by and between the Borrower and the Lender, as modified from time to time (the “Loan Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement. This Note is entitled to the benefits of, and evidences Obligations incurred under, the Loan Agreement, to which reference is made for a description of the security for this Note and for a statement of the additional terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Note and on which such Obligations may be declared to be immediately due and payable. This Note is one of the Notes referred to in the Loan Agreement.

The unpaid principal amount of this Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Loan Agreement and shall bear interest as provided in the Loan Agreement. All payments of principal and interest on this Note shall be payable to Lender or the holder of this Note in lawful currency of the United States of America in immediately available funds in the manner and location indicated in the Loan Agreement or wherever else the Lender or such holder may specify.

Notwithstanding the grant of the Collateral, Borrower hereby acknowledges, admits and agrees that the Borrower's obligations under this Note are recourse obligations of Borrower for which Borrower pledges its full faith and credit. Borrower promise to pay all of the Lender's costs of collection and enforcement in respect of this Note when incurred including, without limitation, all reasonable attorneys' fees and disbursements.
Borrower, and any endorsers or guarantors hereof, hereby (i) severally waive diligence, presentment, protest and demand, and notice of protest, demand, dishonor or any non-payment of this Note, (ii) expressly agree that this Note, or any payment hereunder, may be extended from time to time and consent to the acceptance of further Collateral, release of any Collateral for this Note and/or release of any party primarily or secondarily liable hereon, and (iii) expressly agree that it shall not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender's remedies against Borrower or any other party liable hereon, or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement of the Lender with any Person now or hereafter liable for the payment of this Note shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided that the Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

Upon the occurrence of any Event of Default specified in the Loan Agreement, all amounts remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, as provided in the Loan Agreement.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CHOICE-OF-LAW DOCTRINE BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WHICH THE BORROWER EXPRESSLY ELECTS TO APPLY TO THIS NOTE. THE BORROWER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE OR ARISING FROM THIS NOTE MAY BE COMMENCED IN THE SUPREME COURT OF THE STATE OF NEW YORK OR UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.
IN WITNESS WHEREOF, the undersigned have executed and delivered this Promissory Note effective as of the day and year first above written.

DT-WF SPE I, LLC

By:    DRIVETIME CAR SALES COMPANY,
LLC, its Manager

By:_____________________________
Name:
             Title:

EXHIBIT A-2
FORM OF MORTGAGE
See attached.

Record and Return to:

Jane L. Brody, Esq.
Marcus, Brody, Ford & Kessler, L.L.C.
5 Becker Farm Road
Roseland, New Jersey 07068
(973) 740-1200

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES,
AND SECURITY AGREEMENT

THIS MORTGAGE, ASSIGNMENT AND SECURITY AGREEMENT (this “Mortgage”) is executed as of ____________________, by DT-WF SPE I, LLC, having an address at 4020 East Indian School Road, Suite 685, Phoenix, Arizona 85018 (“Mortgagor”), to WELLS FARGO BANK, N.A., having an address at 1451 Thomas Langston Road, Winterville, North Carolina 28590 (“Mortgagee”).

1.    Loan Agreement. This Mortgage is subject to the provisions of that certain Master Loan Agreement between Mortgagee and Mortgagor dated as of April 24, 2012, as modified from time to time (the “Loan Agreement”). The terms and provisions of the Loan Agreement and the Note (as hereinafter defined) are hereby incorporated by reference in this Mortgage. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

2.    Mortgage.

2.1    Grant. For the purposes and upon the terms and conditions in this Mortgage, Mortgagor irrevocably mortgages, warrants, grants, conveys and assigns to Mortgagee, with the right of entry and possession, Mortgagor's interest in: (a) all real property located in ____________ County, ______________, and described on Exhibit A attached hereto (the “Land”); (b) all easements, rights-of-way and rights used in connection with or as a means of access to any portion of the Land; (c) all tenements, hereditaments and appurtenances thereof and thereto; (d) all right, title and interest of Mortgagor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any street, open or proposed, adjoining said real property, and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection with the Land; (e) all buildings, improvements and landscaping now or hereafter erected or located on the Land; (f) all fixtures, machinery, equipment and other articles of real, personal or mixed property now owned or hereafter acquired by Mortgagor and attached to, situated or installed in or upon, or used in the operation or maintenance of, the Land or any buildings or improvements situated thereon, whether or not such real, personal or mixed property is or shall be affixed to the Land; (g) all building materials, building machinery and building equipment now owned or hereafter acquired by Mortgagor and delivered on site to the Land during the course of, or in connection with, any construction, repair or renovation of the buildings and improvements situated or to be situated thereon; (h) all leases, licenses or occupancy agreements of all or any part of the Land and all extensions, renewals, and modifications thereof, and any options, rights of first refusal or guarantees relating thereto; all rents, income, revenues, security deposits, issues, profits, awards and payments of any kind payable under the leases or otherwise arising from the Land; (i) all contract rights, accounts receivable and general intangibles now owned or hereafter acquired by Mortgagor relating to the Land or the use, occupancy, maintenance, construction, repair or operation thereof; all management agreements, franchise agreements, utility agreements and deposits now owned or hereafter acquired by Mortgagor; all maps, plans, surveys and specifications now owned or hereafter acquired by Mortgagor; all warranties and guaranties now owned or hereafter acquired by Mortgagor; all permits, licenses and approvals now owned or hereafter acquired by Mortgagor; and all insurance policies now owned or hereafter acquired by Mortgagor; (j) all development rights, governmental or quasi-governmental licenses, permits or approvals, zoning rights and other similar rights or interests which relate to the development, use or operation of, or that benefit or are appurtenant to, the Land; (k) all mineral rights, oil and gas rights, air rights, water or water rights, including without limitation, all wells, canals, ditches and reservoirs of any nature and all rights thereto, appurtenant to or associated with the Land, whether decreed or undecreed, tributary or non-tributary, surface or underground, appropriated or unappropriated, and all shares of stock in any water, canal, ditch or reservoir company, and all well permits, water service contracts, drainage rights and other evidences of any such rights; and (l) all interest or estate which Mortgagor now has or may hereafter acquire in the Land and all additions and accretions thereto, and all awards or payments made for the taking of all or any portion of the Land by eminent domain or any proceeding or purchase in lieu thereof, or any damage to any portion of said real property (collectively, the “Subject Property”). The listing of specific rights or property shall not be interpreted as a limitation of general terms.

2.2    Address. The address of the Subject Property is: __________________________________________. Neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Mortgage on the Subject Property as described on Exhibit A. In the event of any conflict between the provisions of Exhibit A and said address, Exhibit A shall control.

3.    Obligations Secured.

3.1    Obligations Secured. Mortgagor makes this grant and assignment for the purpose of securing the following obligations (each, a “Secured Obligation” and collectively, the “Secured Obligations”):

(a)    payment to Mortgagee of all sums at any time owing and performance of all other Obligations arising under or in connection with that certain promissory note (“Note”) dated as of ____________________, in the maximum principal amount of _____________________________________ Dollars ($________________), with interest as provided therein, executed by Mortgagor and payable to Mortgagee or its order, together with the payment and performance of any other Obligations of Mortgagor under the Loan Documents, whether or not specifically referenced therein; and

(b)    payment and performance of all obligations of Mortgagor under this Mortgage, together with all advances, payments or other expenditures made by Mortgagee as or for the payment or performance of any such obligations of Mortgagor; and

(c)    payment and performance of all obligations, if any, and the contracts under which they arise, which any rider attached to and recorded with this Mortgage recites are secured hereby; and

(d)    payment to Mortgagee of all liability, whether liquidated or unliquidated, defined, contingent, conditional or of any other nature whatsoever, and performance of all other obligations, arising under any Swap Agreement at any time entered into with Mortgagee in connection with any Secured Obligation; and

(e)    subject to the Section hereof entitled Future Advances, payment and performance of all future advances and other obligations that the then record owner of the Subject Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when any such advance or other obligation is evidenced by a writing which recites that it is secured by this Mortgage; and

(f)    all modifications, extensions and renewals of any of the Secured Obligations (including without limitation, (i) modifications, extensions or renewals at a different rate of interest, or (ii) deferrals or accelerations of the required principal payment dates or interest payment dates or both, in whole or in part), however evidenced, whether or not any such modification, extension or renewal is evidenced by a new or additional promissory note or notes.

3.2    Incorporation. All terms of the Secured Obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Subject Property are hereby deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Note or any other Secured Obligation may permit borrowing, repayment and reborrowing; and (b) the rate of interest on one or more of the Secured Obligations may vary from time to time.

3.3    Future Advances. Mortgagor hereby acknowledges and agrees that the Secured Obligations may include, and that this Mortgage is given to secure, advances that may be made by Mortgagee and/or Obligations to Mortgagee that may be incurred after the execution of this Mortgage (collectively, “Future Advances”), and that this Mortgage shall secure all Future Advances of every kind and whenever occurring.

4.    Assignment of Rents.

4.1    Assignment. For the purposes and upon the terms and conditions set forth herein, Mortgagor irrevocably assigns to Mortgagee all of Mortgagor's right, title and interest in, to and under all leases, licenses, rental agreements and other agreements of any kind relating to the use or occupancy of any of the Subject Property, whether existing as of the date hereof or at any time hereafter entered into, together with all guarantees of and security for any tenant's or lessee's performance thereunder, and all amendments, extensions, renewals and modifications thereto (each, a “Lease” and collectively, the “Leases”), together with any and all other rents, issues and profits of the Subject Property (collectively, “Rents”). This assignment shall not impose upon Mortgagee any duty to produce Rents from the Subject Property, nor cause Mortgagee to be: (a) a “mortgagee in possession” for any purpose; (b) responsible for performing any of the obligations of the lessor or landlord under any Lease; or (c) responsible for any waste committed by any Person at any time in possession of the Subject Property or any part thereof, or for any dangerous or defective condition of the Subject Property, or for any negligence in the management, upkeep, repair or control of the Subject Property. This is an absolute assignment, not an assignment for security only, and Mortgagee's right to Rents is not contingent upon and may be exercised without taking possession of the Subject Property. Mortgagor agrees to execute and deliver to Mortgagee, within five (5) days of Mortgagee's written request, such additional documents as Mortgagee may reasonably request to further evidence the assignment to Mortgagee of any and all Leases and Rents. Mortgagee, at Mortgagee's option and without notice, may notify any lessee or tenant of this assignment of the Leases and Rents.

4.2    Protection of Security. To protect the security of this assignment, Mortgagor has agreed under the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction) and hereby acknowledges its agreement (subject to the terms of the Loan Agreement, including, without limitation, Section 9.4 thereof) as to the following:

(a)    At Mortgagor's sole cost and expense: (i) to perform each obligation to be performed by the lessor or landlord under each Lease and to enforce or secure the performance of each obligation to be performed by the lessee or tenant under each Lease; (ii) not to modify any Lease in any material respect, nor accept surrender under or terminate the term of any Lease; (iii) not to anticipate the Rents under any Lease;

and (iv) not to waive or release any lessee or tenant of or from any Lease obligations. Mortgagor assigns to Mortgagee all of Mortgagor's right and power to modify the terms of any Lease, to accept a surrender under or terminate the term of or anticipate the Rents under any Lease, and to waive or release any lessee or tenant of or from any Lease obligations, and any attempt on the part of Mortgagor to exercise any such rights or powers without Mortgagee's prior written consent shall be a breach of the terms hereof.

(b)    At Mortgagor's sole cost and expense, to defend any action in any manner connected with any Lease or the obligations thereunder, and to pay all costs of Mortgagee, including reasonable attorneys' fees, in any such action in which Mortgagee may appear.

(c)    That, should Mortgagor fail to do any act required to be done by Mortgagor under a Lease, then Mortgagee, but without obligation to do so and without notice to Mortgagor and without releasing Mortgagor from any obligation hereunder, may make or do the same in such manner and to such extent as Mortgagee reasonably deems necessary to protect the security hereof, and, in exercising such powers, Mortgagee may employ attorneys and other agents, and Mortgagor shall pay necessary costs and reasonable attorneys' fees incurred by Mortgagee, or its agents, in the exercise of the powers granted herein. Mortgagor shall give prompt notice to Mortgagee of any default by any lessee or tenant under any Lease, and of any notice of default on the part of Mortgagor under any Lease received from a lessee or tenant thereunder, together with an accurate and complete copy thereof.

(d)    To pay to Mortgagee immediately upon demand all sums expended under the authority hereof, including reasonable attorneys' fees, together with interest thereon at the highest rate per annum payable under any Secured Obligation, and the same, at Mortgagee's option, may be added to any Secured Obligation and shall be secured hereby.

4.3    License. Mortgagee confers upon Mortgagor a license (“License”) to collect and retain the Rents as, but not before, they come due and payable, until the occurrence of any Event of Default. Upon the occurrence of any Event of Default, the License shall be automatically revoked, and Mortgagee may, at Mortgagee's option and without notice, either in person or by agent, with or without bringing any action, or by a receiver to be appointed by a court: (a) enter, take possession of, manage and operate the Subject Property or any part thereof; (b) make, cancel, enforce or modify any Lease; (c) obtain and evict tenants, fix or modify Rents, and do any acts which Mortgagee deems proper to protect the security hereof; and (d) either with or without taking possession of the Subject Property, in its own name, sue for or otherwise collect and receive all Rents, including those past due and unpaid, and apply the same in accordance with the provisions of this Mortgage. The entering and taking possession of the Subject Property, the collection of Rents and the application thereof as aforesaid, shall not cure or waive any Event of Default, nor waive, modify or affect any notice of default hereunder, nor invalidate any act done pursuant to any such notice. The License shall not grant to Mortgagee the right to possession, except as provided in this Mortgage.

5.    Security Interest. This Mortgage constitutes a security agreement under the UCC and shall be deemed to constitute a Fixture financing statement. Mortgagor hereby grants and assigns to Mortgagee a security interest, to secure payment and performance of all of the Secured Obligations, in any personal property included in the Subject Property. On request of Mortgagee, Mortgagor will execute one or more financing statements in form satisfactory to Mortgagee and will pay all costs and expenses of filing the same in all public filing offices, where filing is deemed desirable by Mortgagee. Mortgagee is authorized to file financing statements relating to the Subject Property without Mortgagor's signature where permitted by law. Mortgagor appoints Mortgagee as its attorney-in-fact to execute such documents necessary to perfect Mortgagee's security interest on Mortgagor's behalf. The appointment is coupled with an interest and shall be irrevocable as long as any Secured Obligations remain outstanding.

6.    Rights and Duties of the Parties.

6.1    Title. Mortgagor warrants that, except as disclosed to Mortgagee prior to the date hereof in a writing which refers to this warranty, Mortgagor lawfully possesses and holds fee simple title to, or if permitted by Mortgagee in writing, a leasehold interest in, the Subject Property without limitation on the right to encumber, as herein provided, and that this Mortgage is a valid lien on the Subject Property and all of Mortgagor's interest therein.

6.2    Performance of Secured Obligations. Mortgagor has agreed under the Loan Agreement (subject to the terms thereof, including, without limitation, Section 9.4) and hereby acknowledges that the Loan Agreement requires that it shall promptly pay and perform each Secured Obligation when due.

6.3    Liens, Encumbrances and Charges. As agreed to under the Loan Agreement and subject to the terms thereof, including, without limitation, Section 5.26 and Section 9.4, Mortgagor hereby acknowledges that it shall immediately discharge any Lien (other than Permitted Liens) on the Subject Property not approved by Mortgagee in writing. Except as otherwise provided in any Secured Obligation or other agreement with Mortgagee, Mortgagor shall pay when due all obligations secured by or reducible to Liens which shall now or hereafter encumber the Subject Property, whether senior or subordinate hereto, including without limitation, any mechanics' liens.

6.4    Insurance. Mortgagor has agreed under the Loan Agreement to maintain insurance in full force and effect at all times with respect to the Subject Property (subject to the terms of the Loan Agreement, including, without limitation, Section 9.4 thereof).

6.5    Damages; Insurance and Condemnation Proceeds. In the event of any casualty to the Property or Condemnation of the Property, the provisions of Section 5.9 or Section 5.22 of the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction), as the case may be, shall govern.

6.6    Use of Property. Mortgagor has agreed under the Loan Agreement to use and operate, and require its lessees, tenants or licensees to use and operate, the Subject Property in accordance with the terms of the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction).

6.7    Protection of Security. Mortgagor has agreed under the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction), and Mortgagor acknowledges that it shall, at Mortgagor's sole expense: (a) protect, preserve and defend the Subject Property and Mortgagor's title and right to possession of the Subject Property against all adverse claims; and (b) protect, preserve and defend the security of this Mortgage and the rights and powers of Mortgagee under this Mortgage against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, the filing of any action or proceeding, or the occurrence of any damage, Condemnation offer or other action relating to or affecting the Subject Property.

6.8    Other Covenants. All of the covenants in the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction) are incorporated herein by reference and hereby made a part of this Mortgage and, together with the covenants in this Mortgage shall be covenants running with the Land. The covenants set forth in the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction) include, among other provisions: (a) subject to the terms of the Loan Agreement, Mortgagor shall be prohibited from further selling, transferring or encumbering any of the Subject Property, (b) Mortgagor shall be obligated to pay or to cause to be paid when due all Impositions on the Subject Property and any taxes assessed against Lender with respect to the Loan in accordance with the terms of the Loan Agreement, (c) Mortgagee shall have the right to inspect the Subject Property in accordance with the terms of the Loan

Agreement, (d) Mortgagor shall be obligated to keep the Subject Property insured as Mortgagee may require and in accordance with the terms of the Loan Agreement, (e) subject to the terms of the Loan Agreement, Mortgagor shall be obligated to comply and to cause each Tenant to comply with all legal requirements (including Environmental Laws), maintain the Subject Property in good condition, and promptly repair any damage or casualty, and (f) except as otherwise permitted under the Loan Agreement, Mortgagor shall be obligated to obtain Mortgagee's consent prior to entering into, modifying or taking other actions with respect to the Leases.

6.9    Powers and Duties of Mortgagee. Mortgagee may, upon written request, without obligation to do so or liability therefor and without notice: (a) release all or any part of the Subject Property from the lien of this Mortgage; (b) consent to the making of any map or plat of the Subject Property; and (c) join in any grant of easement or declaration of covenants and restrictions with respect to the Subject Property, or any extension agreement or any agreement subordinating the lien or charge of this Mortgage. Mortgagee may from time to time apply to any court of competent jurisdiction for aid and direction in the exercise or enforcement of its rights and remedies available under this Mortgage, and may obtain orders or decrees directing, confirming or approving acts in the exercise or enforcement of said rights and remedies. Mortgagee has no obligation to notify any party of any pending sale or any action or proceeding (including, but not limited to, actions in which Mortgagor or Mortgagee shall be a party) unless held or commenced and maintained by Mortgagee under this Mortgage.

6.10    Compensation; Exculpation; Indemnification.

(a)    Mortgagor shall pay Mortgagee reasonable compensation for services rendered concerning this Mortgage, including without limitation, the providing of any statement of amounts owing under any Secured Obligation. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other Person as a consequence of: (i) the exercise of any rights, remedies or powers granted to Mortgagee in this Mortgage; (ii) the failure or refusal of Mortgagee to perform or discharge any obligation or liability of Mortgagor under this Mortgage or any Lease or other agreement related to the Subject Property; or (iii) any loss sustained by Mortgagor or any third party as a result of Mortgagee's failure to lease the Subject Property after any Event of Default or from any other act or omission of Mortgagee in managing the Subject Property after any Event of Default unless such loss is caused by the willful misconduct or gross negligence of Mortgagee; and no such liability shall be asserted or enforced against Mortgagee, and all such liability is hereby expressly waived and released by Mortgagor.

(b)    Mortgagor shall indemnify Mortgagee against, and hold Mortgagee harmless from, any and all losses, damages, liabilities, claims, causes of action, judgments, court costs, attorneys' fees and other legal expenses, costs of evidence of title, costs of evidence of value, and other expenses which Mortgagee may suffer or incur: (i) by reason of this Mortgage; (ii) by reason of the performance of any act required or permitted hereunder or by law; (iii) as a result of any failure of Mortgagor to perform Mortgagor's Obligations; or (iv) by reason of any alleged obligation or undertaking of Mortgagee to perform or discharge any of the representations, warranties, conditions, covenants or other obligations contained in any other document related to the Subject Property, including without limitation, the payment of any taxes, Impositions, rents or other lease obligations, Liens or other obligations of Mortgagor under this Mortgage. Mortgagor's duty to indemnify Mortgagee shall survive the payment, discharge or cancellation of the Secured Obligations and the release or satisfaction, in whole or in part, of this Mortgage.

(c)    Mortgagor shall pay all indebtedness arising under this Section immediately upon demand by Mortgagee, together with interest thereon from the date of demand until paid in full at the highest rate per annum payable under any Secured Obligation. Mortgagee may, at its option, add any such indebtedness to any Secured Obligation.

6.11    Due on Sale or Encumbrance. Except as permitted under the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction) or with the prior written consent of Mortgagee in each instance, Mortgagor shall not (a) sell, convey, transfer or encumber the Subject Property, or any part thereof or interest therein, whether legal or equitable, (b) cause or permit any transfer of the Subject Property or any part thereof, whether voluntarily, involuntarily or by operation of law, or (c) enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, of the Subject Property. A “transfer” of the Subject Property includes: (i) the direct or indirect sale, transfer or conveyance of the Subject Property or any portion thereof or interest therein; (ii) the execution of an installment sale contract or similar instrument affecting all or any portion of the Subject Property; (iii) a Change of Control (as defined in the Loan Agreement) shall have occurred without the prior consent of Mortgagee; (iv) except as permitted under the Loan Agreement, a sale, transfer or assignment of any limited liability company interests in Mortgagor; and (v) an agreement by Mortgagor leasing all or a substantial part of the Subject Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of or the grant of a security interest in and to any Leases.

6.12    Releases, Extensions, Modifications and Additional Security. Without notice to or the consent, approval or agreement of any Persons having any interest at any time in the Subject Property or in any manner obligated under any Secured Obligation (each, an “Interested Party”), Mortgagee may, from time to time, release any Interested Party from liability for the payment of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, accept additional security, and enforce, waive, subordinate or release all or a portion of the Subject Property or any other security for any Secured Obligation. None of the foregoing actions shall release or reduce the personal liability of any Interested Party, nor release or impair the priority of the lien of this Mortgage upon the Subject Property.

6.13    Release of Mortgage. Upon satisfaction in full of the Secured Obligations, Mortgagee, without warranty, shall deliver for recording in the appropriate real property records a satisfaction or release of Mortgage for the Subject Property, or that portion thereof then covered hereby, from the lien of this Mortgage.

6.14    Subrogation. Mortgagee shall be subrogated to the lien of all encumbrances, whether or not released of record, paid in whole or in part by Mortgagee pursuant to this Mortgage or by the proceeds of any Secured Obligation.

6.15    Mortgagor Different From Obligor (“Third Party Mortgagor”). As used in this Section, the term “Obligor” shall mean each Person obligated in any manner under any of the Secured Obligations; and the term “Third Party Mortgagor” shall mean (1) each Person included in the definition of Mortgagor herein and which is not an Obligor under all of the Secured Obligations, and (2) each Person included in the definition of Mortgagor herein if any Obligor is not included in said definition.

(a)    Representations and Warranties. Each Third Party Mortgagor represents and warrants to Mortgagee that: (i) this Mortgage is executed at an Obligor's request; (ii) this Mortgage complies with all agreements between each Third Party Mortgagor and any Obligor regarding such Third Party Mortgagor's execution hereof; (iii) Mortgagee has made no representation to any Third Party Mortgagor as to the creditworthiness of any Obligor; and (iv) each Third Party Mortgagor has established adequate means of obtaining from each Obligor on a continuing basis financial and other information pertaining to such Obligor's financial condition. Each Third Party Mortgagor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect such Third Party Mortgagor's risks hereunder. Each Third Party Mortgagor further agrees that Mortgagee shall have no obligation to disclose to any Third

Party Mortgagor any information or material about any Obligor which is acquired by Mortgagee in any manner. The liability of each Third Party Mortgagor hereunder shall be reinstated and revived, and the rights of Mortgagee shall continue if and to the extent that for any reason any amount at any time paid on account of any Secured Obligation is rescinded or must otherwise be restored by Mortgagee, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Mortgagee in its sole discretion; provided however, that if Mortgagee chooses to contest any such matter at the request of any Third Party Mortgagor, each Third Party Mortgagor agrees to indemnify and hold Mortgagee harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Mortgagee in connection therewith, including without limitation, in any litigation with respect thereto.

(b)    Waivers.

(i)    Each Third Party Mortgagor waives any right to require Mortgagee to: (A) proceed against any Obligor or any other Person; (B) marshal assets or proceed against or exhaust any security held from any Obligor or any other Person; (C) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from any Obligor or any other Person; (D) take any other action or pursue any other remedy in Mortgagee's power; or (E) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Obligations or evidences of Indebtedness held by Mortgagee as security for or which constitute in whole or in part the Secured Obligations, or in connection with the creation of new or additional obligations.

(ii)    Each Third Party Mortgagor waives any defense to its obligations hereunder based upon or arising by reason of: (A) any disability or other defense of any Obligor or any other Person; (B) the cessation or limitation from any cause whatsoever, other than payment in full, of any Secured Obligation; (C) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of any Obligor which is a corporation, partnership or other type of entity, or any defect in the formation of any such Obligor; (D) the application by any Obligor of the proceeds of any Secured Obligation for purposes other than the purposes represented by any Obligor to, or intended or understood by, Mortgagee or any Third Party Mortgagor; (E) any act or omission by Mortgagee which directly or indirectly results in or aids the discharge of any Obligor or any portion of any Secured Obligation by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Mortgagee against any Obligor; (F) any impairment of the value of any interest in any security for the Secured Obligations or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (G) any modification of any Secured Obligation, in any form whatsoever, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, any Secured Obligation or any portion thereof, including increase or decrease of the rate of interest thereon; or (H) any requirement that Mortgagee give any notice of acceptance of this Mortgage. Until all Secured Obligations shall have been paid in full, no Third Party Mortgagor shall have any right of subrogation, and each Third Party Mortgagor waives any right to enforce any remedy which Mortgagee now has or may hereafter have against any Obligor or any other Person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Mortgagee. Each Third Party Mortgagor further waives all rights and defenses it may have arising out of: (1) any election of remedies by Mortgagee, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Secured Obligations, destroys such Third Party Mortgagor's rights of subrogation or such Third Party Mortgagor's rights to proceed against any Obligor for reimbursement; or (2) any loss of rights any Third Party Mortgagor may suffer by reason of any rights, powers or remedies of any Obligor in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Obligor's obligations.

(iii)    If any of said waivers is determined to be contrary to any applicable law or public policy, such waiver shall be effective to the extent permitted by applicable law or public policy.

7.    Default Provisions.

7.1    Default. The occurrence of any of the following shall constitute an “Event of Default” under this Mortgage: (a) Mortgagor shall fail to observe or perform any obligation or agreement contained herein; (b) any representation or warranty of Mortgagor herein shall prove to be incorrect, false or misleading in any material respect when made; or (c) any default in the payment or performance of any of the Obligations, or any defined Event of Default, under any provisions of the Loan Agreement, the Note or any other Loan Document executed in connection with, or with respect to, any Secured Obligation.

7.2    Rights and Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, Mortgagee shall have all the following rights and remedies:

(a)    With or without notice, to declare all Secured Obligations immediately due and payable in full.

(b)    With or without notice, without releasing Mortgagor from any Secured Obligation and without becoming a mortgagee in possession, to cure any Event of Default of Mortgagor and, in connection therewith: (i) to enter upon the Subject Property and to do such acts and things as Mortgagee deems necessary or desirable to protect the security of this Mortgage, including without limitation, to appear in and defend any action or proceeding purporting to affect the security of this Mortgage or the rights or powers of Mortgagee hereunder; (ii) to pay, purchase, contest or compromise any Lien or claim of Lien which, in the judgment of Mortgagee, is senior in priority to this Mortgage, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain, and to pay any premiums or charges with respect to, any insurance required to be carried hereunder; and (iv) to employ counsel, accountants, contractors and other appropriate persons to assist Mortgagee.

(c)    To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this Mortgage or to obtain specific enforcement of the covenants of Mortgagor under this Mortgage, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy. For the purposes of any suit brought under this subsection, Mortgagor waives the defenses of laches and any applicable statute of limitations.

(d)    To apply to a court of competent jurisdiction for and obtain appointment of a receiver of the Subject Property as a matter of strict right and without regard to: (i) the adequacy of the security for the repayment of the Secured Obligations; (ii) the existence of a declaration that the Secured Obligations are immediately due and payable; or (iii) the filing of a notice of default; and Mortgagor consents to such appointment.

(e)    To take and possess all documents, books, records, papers and accounts of Mortgagor or the then owner of the Subject Property; to make or modify Leases of, and other agreements with respect to, the Subject Property upon such terms and conditions as Mortgagee deems proper; and to make repairs, alterations and improvements to the Subject Property deemed necessary, in Mortgagee's judgment, to protect or enhance the security hereof.
(f)    To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken non-judicial proceedings, or both, and to apply the proceeds received in accordance with the Section hereof entitled application of Foreclosure Sale Proceeds, all in such order and manner as Mortgagee shall determine in its sole discretion.

(g)    Upon sale of the Subject Property at any judicial foreclosure, Mortgagee may credit bid (as determined by Mortgagee in its sole discretion) all or any portion of the Secured Obligations. In determining such credit bid, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Mortgagee in its sole underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale, including without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g., commissions, attorneys' fees, and taxes), Hazardous Materials clean-up and monitoring, deferred maintenance, repair, refurbishment and retrofit, and costs of defending or settling litigation affecting the Subject Property; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the existence of additional collateral, if any, for the Secured Obligations; and (vii) such other factors or matters that Mortgagee deems appropriate. Mortgagor acknowledges and agrees that: (A) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (B) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (C) the amount of Mortgagee's credit bid need not have any relation to any loan-to-value ratios specified in any agreement between Mortgagor and Mortgagee or previously discussed by Mortgagor and Mortgagee; and (D) Mortgagee's credit bid may be, at Mortgagee's sole discretion, higher or lower than any appraised value of the Subject Property.

(h)    Mortgagor hereby covenants that it shall pay any and all amounts of the Secured Obligations and any and all amounts owed under this Mortgage without relief from applicable valuation and appraisement laws.

7.3    Application of Foreclosure Sale Proceeds. After deducting all costs, fees and expenses of sale, including costs of evidence of title and attorneys' fees in connection with a sale, all proceeds of any foreclosure sale shall be applied first, to payment of all Secured Obligations (including without limitation, all sums expended by Mortgagee under the terms hereof and not then repaid, with accrued interest at the highest rate per annum payable under any Secured Obligation), in such order and amounts as Mortgagee in its sole discretion shall determine; and the remainder, if any, to the Person or Persons legally entitled thereto.

7.4    Application of Other Sums. All Rents or other sums received by Mortgagee or any agent or receiver hereunder, less all costs and expenses incurred by Mortgagee or such agent or receiver, including reasonable attorneys' fees, shall be applied to payment of the Secured Obligations in such order as Mortgagee shall determine in its sole discretion; provided however, that Mortgagee shall have no liability for funds not actually received by Mortgagee.

7.5    No Cure or Waiver. Neither Mortgagee's or any receiver's entry upon and taking possession of the Subject Property, nor any collection of Rents, insurance proceeds, Condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise of any other right or remedy by Mortgagee or any receiver shall impair the status of the security of this Mortgage, or cure or waive any breach, Event of Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations and any other sums then due hereunder have been paid in full and Mortgagor has cured all other Events of Default), or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option of the Subject Property or a subordination of the lien of this Mortgage.

7.6    Costs, Expenses and Attorneys' Fees. Mortgagor agrees to pay to Mortgagee immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including court costs and reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Mortgagee's in-house counsel), expended or incurred by Mortgagee pursuant to this Section 7, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Mortgagee or any other Person) relating to Mortgagor or in any way affecting any of the Subject Property or Mortgagee's ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Mortgagor with interest from the date of demand until paid in full at the highest rate per annum payable under any Secured Obligation.

7.7    Power to File Notices and Cure Defaults. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns as Mortgagor's true attorney-in-fact to perform any of the following powers, which agency is coupled with an interest: (a) to execute and/or record any notices of completion, cessation of labor, or any other notices that Mortgagee deems appropriate to protect Mortgagee's interest; and (b) upon the occurrence of any event, act or omission which with the giving of notice or the passage of time, or both, would constitute an Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that Mortgagee, as such attorney-in-fact, shall only be accountable for such funds as are actually received by Mortgagee, and Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act under this Section.

7.8    Remedies Cumulative; No Waiver. All rights, powers and remedies of Mortgagee hereunder are cumulative and are in addition to all rights, powers and remedies provided by law or in any other agreements between Mortgagor and Mortgagee. No delay, failure or discontinuance of Mortgagee in exercising any right, power or remedy hereunder shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.
8.    Miscellaneous Provisions.

8.1    No Merger. No merger shall occur as a result of Mortgagee's acquiring any other estate in, or any other lien on, the Subject Property unless Mortgagee specifically consents to a merger in writing.

8.2    Execution of Documents. Mortgagor agrees, upon demand by Mortgagee, to execute any and all documents and instruments required to effectuate the provisions hereof.

8.3    Notices. Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, telegram, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

If to the Mortgagor:	c/o DriveTime Automotive Group, Inc. Attn.: General Counsel 4020 E. Indian School Road Phoenix, AZ 85018
With a copy to:	Snell & Wilmer L.L.P. Attn: Brian Burke, Esq. One Arizona Center Phoenix, AZ 85004-2202
If to the Mortgagee:	Wells Fargo Bank, N.A. Commercial Lending Services Attn: Loan Administration Manager MAC - D1644-018 1451 Thomas Langston Road Winterville, NC 28590
With copies to:
Wells Fargo Dealer Services
100 North Main Street (MAC D4001-08A)
Winston-Salem, NC 27150
Attn.: National Accounts Director

                     - and -

Marcus, Brody, Ford & Kessler, L.L.C.
5 Becker Farm Road
Roseland, NJ 07068
Attn.: Jane L. Brody, Esq.

8.4Successors; Assignment. This Mortgage shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided, however, that this Section does not waive the provisions of the Section hereof entitled Due on Sale or Encumbrance. Mortgagee reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Mortgagee's rights and benefits under the Note, any and all other Secured Obligations and this Mortgage. In connection therewith, Mortgagee may disclose all documents and information which Mortgagee now has or hereafter acquires relating to the Subject Property, all or any of the Secured Obligations and/or Mortgagor and, as applicable, any partners, joint venturers or members of Mortgagor, whether furnished by any Mortgagor or otherwise.

8.5    Rules of Construction. (a) When appropriate based on the identity of the parties or other circumstances, the masculine gender includes the feminine or neuter or both, and the singular number includes the plural; (b) the term “Subject Property” means all and any part of or interest in the Subject Property; (c) all Section headings herein are for convenience of reference only, are not a part of this Mortgage, and shall be disregarded in the interpretation of any portion of this Mortgage; (d) if more than one Person has executed this Mortgage as “Mortgagor,” the obligations of all such Mortgagors hereunder shall be joint and several; and (e) all terms of Exhibit A, and each other exhibit and/or rider attached hereto and recorded herewith, are hereby incorporated into this Mortgage by this reference.

8.6    Severability of Provisions. If any provision of this Mortgage shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Mortgage.

8.7    Governing Law. This Mortgage shall be governed by and construed in accordance with the laws of the State of _______________.

8.8    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW,

EACH OF THE PARTIES HERETO, INCLUDING MORTGAGEE BY ACCEPTANCE HEREOF, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH PARTY TO ACCEPT THIS MORTGAGE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

[signatures on following page]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first set forth above.

Signed in the presence of two WITNESSES: _____________________________________ Print Name:____________________________ _____________________________________ Print Name:____________________________	MORTGAGOR: DT-WF SPE I, LLC By:DRIVETIME CAR SALES COMPANY, LLC, its Manager By:_____________________________ Name: Jon D. Ehlinger Title: Manager and Secretary

STATE OF __________________    )
) ss:
COUNTY OF ________________    )

The foregoing instrument was acknowledged before me this ____ day of _______________, 2012, by Jon D. Ehlinger, as Manager and Secretary of DriveTime Car Sales Company, LLC, an Arizona limited liability company, as Manager of DT-WF SPE I, LLC, a Delaware limited liability company, who is personally known to me or who has produced a _________________ drivers' license as identification or who produced _____________________________ as identification.

Seal	_____________________________________ Notary Public Print Name: _____________________________ My Commission Expires:___________________ My County of Residence: ________________

EXHIBIT A
(Description of Property)

Exhibit A to Mortgage, Assignment of Rents and Leases and Security Agreement executed by DT-WF SPE I, LLC, as Mortgagor, to WELLS FARGO BANK, N.A., as Mortgagee, dated as of __________________.

Description of Property

EXHIBIT A-3
FORM OF DEED OF TRUST
See attached.

Record and Return to:

DEED OF TRUST, ASSIGNMENT OF RENTS AND LEASES
AND SECURITY AGREEMENT

THIS DEED OF TRUST, ASSIGNMENT AND SECURITY AGREEMENT (this “Deed of Trust”) is executed as of ____________ by DT-WF SPE I, LLC (“Trustor”), having an address at 4020 East Indian School Road, Suite 685, Phoenix, Arizona 85018, to ____________________ (“Trustee”), having an address at ______________________________________, for the benefit of WELLS FARGO BANK, N.A.(“Beneficiary”), having an address at 1451 Thomas Langston Road, Winterville, North Carolina 28590.
1.    Loan Agreement. This Deed of Trust is subject to the provisions of that certain Master Loan Agreement between Beneficiary and Trustor dated as of April 24, 2012, as modified from time to time (the “Loan Agreement”). The terms and provisions of the Loan Agreement and the Note (as hereinafter defined) are hereby incorporated by reference in this Deed of Trust. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.
2.    Grant in Trust.
2.1    Grant of Security Interest. For the purposes and upon the terms and conditions in this Deed of Trust, Trustor irrevocably grants, conveys and assigns to Trustee, in trust for the benefit of Beneficiary, with power of sale and right of entry and possession, Trustor's interest in: (a) all real property located in ______________ County, _______________, and described on Exhibit A attached hereto (the “Land”); (b) all easements, rights-of-way and rights used in connection with or as a means of access to any portion of the Land; (c) all tenements, hereditaments and appurtenances thereof and thereto; (d) all right, title and interest of Trustor, now owned or hereafter acquired, in and to any land lying within the right-of-way of any street, open or proposed, adjoining said real property, and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection with the Land; (e) all buildings, improvements and landscaping now or hereafter erected or located on the Land; (f) all fixtures, machinery, equipment and other articles of real, personal or mixed property now owned or hereafter acquired by Trustor and attached to, situated or installed in or upon, or used in the operation or maintenance of, the Land or any buildings or improvements situated thereon, whether or not such real, personal or mixed property is or shall be affixed to the Land; (g) all building materials, building machinery and building equipment now owned or hereafter acquired by Trustor and delivered on site to the Land during the course of, or in connection with, any construction, repair or renovation of the buildings and improvements situated or to be situated thereon; (h) all leases, licenses or occupancy agreements of all or any part of the Land and all extensions, renewals, and modifications thereof, and any options, rights of first refusal or guarantees relating thereto; all rents, income, revenues, security deposits, issues, profits, awards and payments of any kind payable under the leases or otherwise arising from the Land; (i) all contract rights, accounts receivable and general intangibles now owned or hereafter acquired by

Trustor relating to the Land or the use, occupancy, maintenance, construction, repair or operation thereof; all management agreements, franchise agreements, utility agreements and deposits now owned or hereafter acquired by Trustor; all maps, plans, surveys and specifications now owned or hereafter acquired by Trustor; all warranties and guaranties now owned or hereafter acquired by Trustor; all permits, licenses and approvals now owned or hereafter acquired by Trustor; and all insurance policies now owned or hereafter acquired by Trustor; (j) all development rights, governmental or quasi-governmental licenses, permits or approvals, zoning rights and other similar rights or interests which relate to the development, use or operation of, or that benefit or are appurtenant to, the Land; (k) all mineral rights, oil and gas rights, air rights, water or water rights, including without limitation, all wells, canals, ditches and reservoirs of any nature and all rights thereto, appurtenant to or associated with the Land, whether decreed or undecreed, tributary or non-tributary, surface or underground, appropriated or unappropriated, and all shares of stock in any water, canal, ditch or reservoir company, and all well permits, water service contracts, drainage rights and other evidences of any such rights; and (l) all interest or estate which Trustor now has or may hereafter acquire in the Land and all additions and accretions thereto, and all awards or payments made for the taking of all or any portion of the Land by eminent domain or any proceeding or purchase in lieu thereof, or any damage to any portion of said real property (collectively, the “Subject Property”). The listing of specific rights or property shall not be interpreted as a limitation of general terms.
2.2    Address. The address of the Subject Property is: __________________________________. Neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Deed of Trust on the Subject Property as described on Exhibit A. In the event of any conflict between the provisions of Exhibit A and said address, Exhibit A shall control.
3.    Obligations Secured.
3.1    Obligations Secured. Trustor makes this grant and assignment for the purpose of securing the following obligations (each, a “Secured Obligation” and collectively, the “Secured Obligations”):
(a)    payment to Beneficiary of all sums at any time owing and performance of all other Obligations arising under or in connection with that certain promissory note (“Note”) dated as of ________________, in the maximum principal amount of _________________________ Dollars ($__________), with interest as provided therein, executed by Trustor and payable to Beneficiary or its order, together with the payment and performance of any other Obligations of Trustor under the Loan Documents, whether or not specifically referenced therein; and
(b)    payment and performance of all obligations of Trustor under this Deed of Trust, together with all advances, payments or other expenditures made by Beneficiary or Trustee as or for the payment or performance of any such obligations of Trustor; and
(c)    payment and performance of all obligations, if any, and the contracts under which they arise, which any rider attached to and recorded with this Deed of Trust recites are secured hereby; and
(d)    payment to Beneficiary of all liability, whether liquidated or unliquidated, defined, contingent, conditional or of any other nature whatsoever, and performance of all other obligations, arising under any Swap Agreement at any time entered into with Beneficiary in connection with any Secured Obligation; and
(e)    payment and performance of all future advances and other obligations that the then record owner of the Subject Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Beneficiary, when any such advance or other obligation is evidenced by a writing which recites that it is secured by this Deed of Trust; and
(f)    all modifications, extensions and renewals of any of the Secured Obligations (including without limitation, (i) modifications, extensions or renewals at a different rate of interest, or (ii) deferrals or accelerations of the required principal payment dates or interest payment dates or both, in whole or in part), however evidenced, whether or not any such modification, extension or renewal is evidenced by a new or additional promissory note or notes.
3.2    Incorporation. All terms of the Secured Obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Subject Property are hereby deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Note or any other Secured Obligation may permit borrowing, repayment and reborrowing; and (b) the rate of interest on one or more of the Secured Obligations may vary from time to time.
3.3    Future Advances. All parties acknowledge and agree that there may be future advances under the Note or any other Secured Obligation, and that absent an Event of Default under the Secured Obligations, such advances are obligatory advances, subject to the terms of the Note or such Secured Obligation, and that the repayment of such future advances shall be secured by the lien of this Deed of Trust and have the same priority as the funds initially advanced under the Note or any other such Secured Obligation.
4.    Assignment of Rents.
4.1    Assignment. For the purposes and upon the terms and conditions set forth herein, Trustor irrevocably assigns to Beneficiary all of Trustor's right, title and interest in, to and under all leases, licenses, rental agreements and other agreements of any kind relating to the use or occupancy of any of the Subject Property, whether existing as of the date hereof or at any time hereafter entered into, together with all guarantees of and security for any tenant's or lessee's performance thereunder, and all amendments, extensions, renewals and modifications thereto (each, a “Lease” and collectively, the “Leases”), together with any and all other rents, issues and profits of the Subject Property (collectively, “Rents”). This assignment shall not impose upon Beneficiary any duty to produce Rents from the Subject Property, nor cause Beneficiary to be: (a) a “mortgagee in possession” for any purpose; (b) responsible for performing any of the obligations of the lessor or landlord under any Lease; or (c) responsible for any waste committed by any Person at any time in possession of the Subject Property or any part thereof, or for any dangerous or defective condition of the Subject Property, or for any negligence in the management, upkeep, repair or control of the Subject Property. This is an absolute assignment, not an assignment for security only, and Beneficiary's right to Rents is not contingent upon and may be exercised without taking possession of the Subject Property. Trustor agrees to execute and deliver to Beneficiary, within five (5) days of Beneficiary's written request, such additional documents as Beneficiary or Trustee may reasonably request to further evidence the assignment to Beneficiary of any and all Leases and Rents. Beneficiary or Trustee, at Beneficiary's option and without notice, may notify any lessee or tenant of this assignment of the Leases and Rents.

4.2    Protection of Security. To protect the security of this assignment, Trustor has agreed under the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction) and hereby acknowledges its agreement (subject to the terms of the Loan Agreement, including, without limitation, Section 9.4 thereof) as to the following:

(a)    At Trustor's sole cost and expense: (i) to perform each obligation to be performed by the lessor or landlord under each Lease and to enforce or secure the performance of each obligation to be performed by the lessee or tenant under each Lease; (ii) not to modify any Lease in any material respect, nor accept surrender under or terminate the term of any Lease; (iii) not to anticipate the Rents under any Lease; and (iv) not to waive or release any lessee or tenant of or from any Lease obligations. Trustor assigns to Beneficiary all of Trustor's right and power to modify the terms of any Lease, to accept a surrender under or terminate the term of or anticipate the Rents under any Lease, and to waive or release any lessee or tenant of or from any Lease obligations, and any attempt on the part of Trustor to exercise any such rights or powers without Beneficiary's prior written consent shall be a breach of the terms hereof.
(b)    At Trustor's sole cost and expense, to defend any action in any manner connected with any Lease or the obligations thereunder, and to pay all costs of Beneficiary or Trustee, including reasonable attorneys' fees, in any such action in which Beneficiary or Trustee may appear.
(c)    That, should Trustor fail to do any act required to be done by Trustor under a Lease, then Beneficiary or Trustee, but without obligation to do so and without notice to Trustor and without releasing Trustor from any obligation hereunder, may make or do the same in such manner and to such extent as Beneficiary or Trustee reasonably deems necessary to protect the security hereof, and, in exercising such powers, Beneficiary or Trustee may employ attorneys and other agents, and Trustor shall pay necessary costs and reasonable attorneys' fees incurred by Beneficiary or Trustee, or their agents, in the exercise of the powers granted herein. Trustor shall give prompt notice to Beneficiary of any default by any lessee or tenant under any Lease, and of any notice of default on the part of Trustor under any Lease received from a lessee or tenant thereunder, together with an accurate and complete copy thereof.
(d)    To pay to Beneficiary immediately upon demand all sums expended under the authority hereof, including reasonable attorneys' fees, together with interest thereon at the highest rate per annum payable under any Secured Obligation, and the same, at Beneficiary's option, may be added to any Secured Obligation and shall be secured hereby.
4.3    License. Beneficiary confers upon Trustor a license (“License”) to collect and retain the Rents as, but not before, they come due and payable, until the occurrence of any Event of Default. Upon the occurrence of any Event of Default, the License shall be automatically revoked, and Beneficiary or Trustee may, at Beneficiary's option and without notice, either in person or by agent, with or without bringing any action, or by a receiver to be appointed by a court: (a) enter, take possession of, manage and operate the Subject Property or any part thereof; (b) make, cancel, enforce or modify any Lease; (c) obtain and evict tenants, fix or modify Rents, and do any acts which Beneficiary or Trustee deems proper to protect the security hereof; and (d) either with or without taking possession of the Subject Property, in its own name, sue for or otherwise collect and receive all Rents, including those past due and unpaid, and apply the same in accordance with the provisions of this Deed of Trust. The entering and taking possession of the Subject Property, the collection of Rents and the application thereof as aforesaid, shall not cure or waive any Event of

Default, nor waive, modify or affect any notice of default hereunder, nor invalidate any act done pursuant to any such notice. The License shall not grant to Beneficiary or Trustee the right to possession, except as provided in this Deed of Trust.
5.    Security Interest. This Deed of Trust constitutes a security agreement under the UCC and shall be deemed to constitute a Fixture financing statement. Trustor hereby grants a security interest in any personal property included in the Subject Property. On request of Beneficiary, Trustor will execute one or more financing statements in form satisfactory to Beneficiary and will pay all costs and expenses of filing the same in all public filing offices, where filing is deemed desirable by Beneficiary. Beneficiary is authorized to file financing statements relating to the Subject Property without Trustor's signature where permitted by law. Trustor appoints Beneficiary as its attorney-in-fact to execute such documents necessary to perfect Beneficiary's security interest on Trustor's behalf. The appointment is coupled with an interest and shall be irrevocable as long as any Secured Obligations remain outstanding.
6.    Rights and Duties of the Parties.
6.1    Title. Trustor warrants that, except as disclosed to Beneficiary prior to the date hereof in a writing which refers to this warranty, Trustor lawfully possesses and holds fee simple title to, or if permitted by Beneficiary in writing a leasehold interest in, the Subject Property without limitation on the right to encumber, as herein provided, and that this Deed of Trust is a valid lien on the Subject Property and all of Trustor's interest therein.
6.2    Performance of Secured Obligations. Trustor has agreed under the Loan Agreement (subject to the terms thereof, including, without limitation, Section 9.4) and hereby acknowledges that the Loan Agreement requires that it shall promptly pay and perform each Secured Obligation when due.
6.3    Liens, Encumbrances and Charges. As agreed to under the Loan Agreement and subject to the terms thereof, including, without limitation, Section 5.26 and Section 9.4, Trustor hereby acknowledges that it shall immediately discharge any Lien (other than Permitted Liens) on the Subject Property not approved by Beneficiary in writing. Except as otherwise provided in any Secured Obligation or other agreement with Beneficiary, Trustor shall pay when due all obligations secured by or reducible to Liens which shall now or hereafter encumber the Subject Property, whether senior or subordinate hereto, including without limitation, any mechanics' liens.
6.4    Insurance. Trustor has agreed under the Loan Agreement to maintain insurance in full force and effect at all times with respect to the Subject Property (subject to the terms of the Loan Agreement, including, without limitation, Section 9.4 thereof).
6.5    Damages; Insurance and Condemnation Proceeds. In the event of any casualty to the Property or Condemnation of the Property, the provisions of Section 5.9 or Section 5.22 of the Loan Agreement(the terms of which are governed by the laws of the Jurisdiction), as the case may be, shall govern.
6.6    Use of Property. Trustor has agreed under the Loan Agreement to use and operate, and require its lessees, tenants or licensees to use and operate, the Subject Property in accordance with the terms of the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction).

6.7    Protection of Security. Trustor has agreed under the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction), and Trustor acknowledges that it shall, at Trustor's sole expense: (a) protect, preserve and defend the Subject Property and Trustor's title and right to possession of the Subject Property against all adverse claims; and (b) protect, preserve and defend the security of this Deed of Trust and the rights and powers of Beneficiary and Trustee under this Deed of Trust against all adverse claims. Trustor shall give Beneficiary and Trustee prompt notice in writing of the assertion of any claim, the filing of any action or proceeding, or the occurrence of any damage, Condemnation offer or other action relating to or affecting the Subject Property.
6.8    Other Covenants. All of the covenants in the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction) are incorporated herein by reference and hereby made a part of this Deed of Trust and, together with the covenants in this Deed of Trust shall be covenants running with the Land. The covenants set forth in the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction) include, among other provisions: (a) subject to the terms of the Loan Agreement, Trustor shall be prohibited from further selling, transferring or encumbering any of the Subject Property, (b) Trustor shall be obligated to pay or to cause to be paid when due all Impositions on the Subject Property and any taxes assessed against Lender with respect to the Loan in accordance with the terms of the Loan Agreement, (c) Beneficiary shall have the right to inspect the Subject Property in accordance with the terms of the Loan Agreement, (d) Trustor shall be obligated to keep the Subject Property insured as Beneficiary may require and in accordance with the terms of the Loan Agreement, (e) subject to the terms of the Loan Agreement, Trustor shall be obligated to comply and to cause each Tenant to comply with all legal requirements (including Environmental Laws), maintain the Subject Property in good condition, and promptly repair any damage or casualty, and (f) except as otherwise permitted under the Loan Agreement, Trustor shall be obligated to obtain Beneficiary's consent prior to entering into, modifying or taking other actions with respect to the Leases.
6.9    Acceptance of Trust; Powers and Duties of Trustee. Trustee accepts this trust when this Deed of Trust is executed. From time to time, upon written request of Beneficiary and, to the extent required by applicable law, presentation of this Deed of Trust for endorsement, and without affecting the personal liability of any Person for payment of any Indebtedness or performance of any of the Secured Obligations, Beneficiary, or Trustee at Beneficiary's direction, may, without obligation to do so or liability therefor and without notice: (a) reconvey all or any part of the Subject Property from the lien of this Deed of Trust; (b) consent to the making of any map or plat of the Subject Property; and (c) join in any grant of easement or declaration of covenants and restrictions with respect to the Subject Property, or any extension agreement or any agreement subordinating the lien or charge of this Deed of Trust. Trustee or Beneficiary may from time to time apply to any court of competent jurisdiction for aid and direction in the execution of the trusts and the enforcement of its rights and remedies available under this Deed of Trust, and may obtain orders or decrees directing, confirming or approving acts in the execution of said trusts and the enforcement of said rights and remedies. Trustee has no obligation to notify any party of any pending sale or any action or proceeding (including, but not limited to, actions in which Trustor, Beneficiary or Trustee shall be a party) unless held or commenced and maintained by Trustee under this Deed of Trust. Trustee shall not be obligated to perform any act required of it under this Deed of Trust unless the performance of the act is requested in writing and Trustee is reasonably indemnified against all losses, costs, liabilities and expenses in connection therewith.
6.10    Compensation; Exculpation; Indemnification.

(a)    Trustor shall pay all Trustee's fees and reimburse Trustee for all expenses in the administration of this trust, including reasonable attorneys' fees. Trustor shall pay Beneficiary reasonable compensation for services rendered concerning this Deed of Trust, including without limitation, the providing of any statement of amounts owing under any Secured Obligation. Beneficiary shall not directly or indirectly be liable to Trustor or any other person as a consequence of: (i) the exercise of any rights, remedies or powers granted to Beneficiary in this Deed of Trust; (ii) the failure or refusal of Beneficiary to perform or discharge any obligation or liability of Trustor under this Deed of Trust or any Lease or other agreement related to the Subject Property; or (iii) any loss sustained by Trustor or any third party as a result of Beneficiary's failure to lease the Subject Property after any Event of Default or from any other act or omission of Beneficiary in managing the Subject Property after any Event of Default unless such loss is caused by the willful misconduct or gross negligence of Beneficiary; and no such liability shall be asserted or enforced against Beneficiary, and all such liability is hereby expressly waived and released by Trustor.
(b)    Trustor shall indemnify Trustee and Beneficiary against, and hold them harmless from, any and all losses, damages, liabilities, claims, causes of action, judgments, court costs, attorneys' fees and other legal expenses, costs of evidence of title, costs of evidence of value, and other expenses which either may suffer or incur: (i) by reason of this Deed of Trust; (ii) by reason of the execution of this trust or the performance of any act required or permitted hereunder or by law; (iii) as a result of any failure of Trustor to perform Trustor's Obligations; or (iv) by reason of any alleged obligation or undertaking of Beneficiary to perform or discharge any of the representations, warranties, conditions, covenants or other obligations contained in any other document related to the Subject Property, including without limitation, the payment of any taxes, Impositions, rents or other lease obligations, Liens or other obligations of Trustor under this Deed of Trust. Trustor's duty to indemnify Trustee and Beneficiary shall survive the payment, discharge or cancellation of the Secured Obligations and the release or reconveyance, in whole or in part, of this Deed of Trust.
(c)    Trustor shall pay all indebtedness arising under this Section immediately upon demand by Trustee or Beneficiary, together with interest thereon from the date such indebtedness arises at the highest rate per annum payable under any Secured Obligation. Beneficiary may, at its option, add any such indebtedness to any Secured Obligation.
6.11    Substitution of Trustees. From time to time, by a writing signed and acknowledged by Beneficiary and recorded in each Office in which this Deed of Trust is recorded, Beneficiary may appoint another trustee to act in the place and stead of Trustee or any successor. Such writing shall set forth any information required by law, and Beneficiary shall give such additional notice as may be required by law. Such instrument of substitution and the compliance with any other requirements of applicable law shall discharge Trustee herein named and shall appoint the new trustee as the trustee hereunder with the same effect as if originally named Trustee herein.
6.12    Due on Sale or Encumbrance. Except as permitted under the Loan Agreement (the terms of which are governed by the laws of the Jurisdiction) or with the prior written consent of Beneficiary in each instance, Trustor shall not (a) sell, convey, transfer or encumber the Subject Property, or any part thereof or interest therein, whether legal or equitable, (b) cause or permit any transfer of the Subject Property or any part thereof, whether voluntarily, involuntarily or by operation of law, or (c) enter into any agreement or transaction to transfer, or accomplish in form or substance a transfer, of the Subject Property. A “transfer” of the Subject Property includes: (i) the direct or indirect sale, transfer or conveyance of the Subject Property or any portion thereof or interest therein; (ii) the execution of an installment sale contract or similar instrument affecting all or any portion of the Subject Property; (iii) a Change of Control (as defined in the Loan Agreement) shall have occurred without the prior consent of Beneficiary; (iv) except as permitted under the Loan Agreement, a sale, transfer or assignment of any limited liability company interests in Trustor; and (v) an agreement by Trustor leasing all or a substantial part of the Subject Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of or the grant of a security interest in and to any Leases.
6.13    Releases, Extensions, Modifications and Additional Security. Without notice to or the consent, approval or agreement of any Persons having any interest at any time in the Subject Property or in any manner obligated under any Secured Obligation (each, an “Interested Party”), Beneficiary may, from time to time, release any Interested Party from liability for the payment of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, accept additional security, and enforce, waive, subordinate or release all or a portion of the Subject Property or any other security for any Secured Obligation. None of the foregoing actions shall release or reduce the personal liability of any Interested Party, nor release or impair the priority of the lien of this Deed of Trust upon the Subject Property.
6.14    Reconveyance. Upon Beneficiary's written request, and solely to the extent required by applicable law upon surrender of this Deed of Trust and every note or other instrument setting forth any Secured Obligations to Trustee for cancellation, Trustee shall reconvey, without warranty, the Subject Property, or that portion thereof then covered hereby, from the lien of this Deed of Trust. The recitals of any matters or facts in any reconveyance executed hereunder shall be conclusive proof of the truthfulness thereof. To the extent permitted by law, the reconveyance may describe the grantee as “the person or persons legally entitled thereto.” Neither Beneficiary nor Trustee shall have any duty to determine the rights of Persons claiming to be rightful grantees of any reconveyance. When the Subject Property has been fully reconveyed, the last such reconveyance shall operate as a reassignment of all future Rents to the Person or Persons legally entitled thereto. Upon Beneficiary's demand, Trustor shall pay all costs and expenses incurred by Beneficiary in connection with any reconveyance.
6.15    Subrogation. Beneficiary shall be subrogated to the lien of all encumbrances, whether or not released of record, paid in whole or in part by Beneficiary pursuant to this Deed of Trust or by the proceeds of any Secured Obligation.
6.16    Trustor Different From Obligor (“Third Party Trustor”). As used in this Section, the term “Obligor” shall mean each Person obligated in any manner under any of the Secured Obligations; and the term “Third Party Trustor” shall mean (1) each Person included in the definition of Trustor herein and which is not an Obligor under all of the Secured Obligations, and (2) each Person included in the definition of Trustor herein if any Obligor is not included in said definition.
(a)    Representations and Warranties. Each Third Party Trustor represents and warrants to Beneficiary that: (i) this Deed of Trust is executed at an Obligor's request; (ii)  this Deed of Trust complies with all agreements between each Third Party Trustor and any Obligor regarding such Third Party Trustor's execution hereof; (iii) Beneficiary has made no representation to any Third Party Trustor as to the creditworthiness of any Obligor; and (iv) each Third Party Trustor has established adequate means of obtaining from each Obligor on a continuing basis financial and other information pertaining to such Obligor's financial condition. Each Third Party Trustor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect such Third Party Trustor's risks hereunder. Each Third Party Trustor further agrees that Beneficiary shall have no obligation to disclose to any Third Party Trustor any information or material about any Obligor which is acquired by Beneficiary in any manner. The liability of each Third Party Trustor hereunder shall be reinstated and revived, and the rights of Beneficiary shall continue if and to the extent that for any reason any amount at any time paid on account of any Secured Obligation is rescinded or must otherwise be restored by Beneficiary, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Beneficiary in its sole discretion; provided however, that if Beneficiary chooses to contest any such matter at the request of any Third Party Trustor, each Third Party Trustor agrees to indemnify and hold Beneficiary harmless from and against all costs and expenses, including reasonable attorneys' fees, expended or incurred by Beneficiary in connection therewith, including without limitation, in any litigation with respect thereto.
(b)    Waivers.
(i)    Each Third Party Trustor waives any right to require Beneficiary to: (A) proceed against any Obligor or any other Person; (B) marshal assets or proceed against or exhaust any security held from any Obligor or any other Person; (C) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from any Obligor or any other Person; (D) take any other action or pursue any other remedy in Beneficiary's power; or (E) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Obligations or evidences of Indebtedness held by Beneficiary as security for or which constitute in whole or in part the Secured Obligations, or in connection with the creation of new or additional obligations.
(ii)    Each Third Party Trustor waives any defense to its obligations hereunder based upon or arising by reason of: (A) any disability or other defense of any Obligor or any other Person; (B) the cessation or limitation from any cause whatsoever, other than payment in full, of any Secured Obligation; (C) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of any Obligor which is a corporation, partnership or other type of entity, or any defect in the formation of any such Obligor; (D) the application by any Obligor of the proceeds of any Secured Obligation for purposes other than the purposes represented by any Obligor to, or intended or understood by, Beneficiary or any Third Party Trustor; (E) any act or omission by Beneficiary which directly or indirectly results in or aids the discharge of any Obligor or any portion of any Secured Obligation by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Beneficiary against any Obligor; (F) any impairment of the value of any interest in any security for the Secured Obligations or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (G) any modification of any Secured Obligation, in any form whatsoever, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, any Secured Obligation or any portion thereof, including increase or decrease of the rate of interest thereon; or (H) any requirement that Beneficiary give any notice of acceptance of this Deed of Trust. Until all Secured Obligations shall have been paid in full, no Third Party Trustor shall have any right of subrogation, and each Third Party Trustor waives any right to enforce any remedy which Beneficiary now has or may hereafter have against any Obligor or any other Person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Beneficiary. Each Third Party Trustor further waives all rights and defenses it may have arising out of: (1) any election of remedies by Beneficiary, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Secured Obligations, destroys such Third Party Trustor's rights of subrogation or such Third Party Trustor's rights to proceed against any Obligor for reimbursement; or (2) any loss of rights any Third Party Trustor may suffer by reason of any rights, powers or remedies of any Obligor in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Obligor's obligations, whether by operation of law or otherwise, including any rights any Third Party Trustor may have to a fair market value hearing to determine the size of a deficiency following any trustee's foreclosure sale or other disposition of any security for any portion of the Secured Obligations.
(iii)    If any of said waivers is determined to be contrary to any applicable law or public policy, such waiver shall be effective to the extent permitted by applicable law or public policy.
7.    Default Provisions.
7.1    Default. The occurrence of any of the following shall constitute an “Event of Default” under this Deed of Trust: (a) Trustor shall fail to observe or perform any obligation or agreement contained herein; (b) any representation or warranty of Trustor herein shall prove to be incorrect, false or misleading in any material respect when made; (c) any default in the payment or performance of the Obligations, or any defined Event of Default, under any provisions of the Loan Agreement, the Note or any other Loan Document executed in connection with, or with respect to, any Secured Obligation; or (d) any notice by Trustor that this Deed of Trust no longer secures future advances.
7.2    Rights and Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, Beneficiary and Trustee shall have all the following rights and remedies:
(a)    With or without notice, to declare all Secured Obligations immediately due and payable in full.
(b)    With or without notice, without releasing Trustor from any Secured Obligation and without becoming a mortgagee in possession, to cure any Event of Default of Trustor and, in connection therewith: (i) to enter upon the Subject Property and to do such acts and things as Beneficiary or Trustee deems necessary or desirable to protect the security of this Deed of Trust, including without limitation, to appear in and defend any action or proceeding purporting to affect the security of this Deed of Trust or the rights or powers of Beneficiary or Trustee hereunder; (ii) to pay, purchase, contest or compromise any Lien or claim of Lien which, in the judgment of either Beneficiary or Trustee, is senior in priority to this Deed of Trust, the judgment of Beneficiary or Trustee being conclusive as between the parties hereto; (iii) to obtain, and to pay any premiums or charges with respect to, any insurance required to be carried hereunder; and (iv) to employ counsel, accountants, contractors and other appropriate persons to assist them.
(c)    To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this Deed of Trust as a mortgage or to obtain specific enforcement of the covenants of Trustor under this Deed of Trust, and Trustor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy. For the purposes of any suit brought under this subsection, Trustor waives the defenses of laches and any applicable statute of limitations

(d)    To apply to a court of competent jurisdiction for and obtain appointment of a receiver of the Subject Property as a matter of strict right, and without regard to: (i) the adequacy of the security for the repayment of the Secured Obligations; (ii) the existence of a declaration that the Secured Obligations are immediately due and payable; or (iii) the filing of a notice of default; and Trustor consents to such appointment.
(e)    To take and possess all documents, books, records, papers and accounts of Trustor or the then owner of the Subject Property; to make or modify Leases of, and other agreements with respect to, the Subject Property upon such terms and conditions as Beneficiary deems proper; and to make repairs, alterations and improvements to the Subject Property deemed necessary, in Trustee's or Beneficiary's judgment, to protect or enhance the security hereof.
(f)    To give such notice of such Default and of election to cause the Subject Property to be sold as may be required by law or as may be necessary to cause Trustee to exercise the power of sale granted herein. Trustee shall give and record such notice as the law then requires as a condition precedent to a trustee's sale. When the minimum period of time required by law after such notice has elapsed, Trustee, without notice to or demand upon Trustor, except as otherwise required by law, shall sell the Subject Property at the time and place of sale fixed by it in the notice of sale, at one or several sales, either as a whole or in separate parcels and in such manner and order, all as directed by Beneficiary in its sole discretion, or by Trustor to the extent required by law, at public auction to the highest bidder for cash, in lawful money of the United States, payable at the time of sale. Except as required by law, neither Trustor nor any other person or entity shall have the right to direct the order in which the Subject Property is sold. Subject to requirements and limits imposed by law, Trustee may postpone any sale of the Subject Property by public announcement at such time and place of sale, and from time to time may postpone such sale by public announcement at the time and place fixed by the preceding postponement. Trustee shall deliver to the purchaser at such sale a deed conveying the Subject Property or portion thereof so sold, but without any covenant or warranty, express or implied. The recitals in said deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustee, Trustor or Beneficiary, may purchase at such sale;
(g)    To resort to and realize upon the security hereunder and any other security now or later held by Beneficiary concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken non-judicial proceedings, or both, and to apply the proceeds received in accordance with the Section hereof entitled Application of Foreclosure Sale Proceeds, all in such order and manner as Beneficiary shall determine in its sole discretion.
(h)    Upon sale of the Subject Property at any judicial or non-judicial foreclosure, Beneficiary may credit bid (as determined by Beneficiary in its sole discretion) all or any portion of the Secured Obligations. In determining such credit bid, Beneficiary may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Beneficiary in its sole underwriting discretion; (ii) expenses and costs incurred by Beneficiary with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Beneficiary anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale, including without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g., commissions, attorneys' fees, and taxes), Hazardous Materials clean-up and monitoring, deferred maintenance, repair, refurbishment and retrofit, and costs of defending or settling litigation affecting the Subject Property; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the existence of additional collateral, if any, for the Secured Obligations; and (vii) such other factors or matters that Beneficiary deems appropriate. Trustor acknowledges and agrees that: (A) Beneficiary is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (B) this Section does not impose upon Beneficiary any additional obligations that are not imposed by law at the time the credit bid is made; (C) the amount of Beneficiary's credit bid need not have any relation to any loan-to-value ratios specified in any agreement between Trustor and Beneficiary or previously discussed by Trustor and Beneficiary; and (D) Beneficiary's credit bid may be, at Beneficiary's sole discretion, higher or lower than any appraised value of the Subject Property.
(i)    Upon the completion of any foreclosure or trustee's sale of all or a portion of the Subject Property, commence an action to recover any of the Secured Obligations that remains unpaid or unsatisfied.
7.3    Application of Foreclosure Sale Proceeds. Except as otherwise may be required by applicable law, after deducting all costs, fees and expenses of Trustee, and of this trust, including costs of evidence of title and attorneys' fees in connection with a sale, all proceeds of any foreclosure sale shall be applied first, to payment of all Secured Obligations (including without limitation, all sums expended by Beneficiary under the terms hereof and not then repaid, with accrued interest at the highest rate per annum payable under any Secured Obligation), in such order and amounts as Beneficiary in its sole discretion shall determine; and the remainder, if any, to the Person or Persons legally entitled thereto.
7.4    Application of Other Sums. All Rents or other sums received by Beneficiary or any agent or receiver hereunder, less all costs and expenses incurred by Beneficiary or such agent or receiver, including reasonable attorneys' fees, shall be applied to payment of the Secured Obligations in such order as Beneficiary shall determine in its sole discretion; provided however, that Beneficiary shall have no liability for funds not actually received by Beneficiary.
7.5    No Cure or Waiver. Neither Beneficiary's, Trustee's or any receiver's entry upon and taking possession of the Subject Property, nor any collection of Rents, insurance proceeds, Condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise of any other right or remedy by Beneficiary, Trustee or any receiver shall impair the status of the security of this Deed of Trust, or cure or waive any breach, Event of Default or notice of default under this Deed of Trust, or nullify the effect of any notice of default or sale (unless all Secured Obligations and any other sums then due hereunder have been paid in full and Trustor has cured all other Events of Default), or prejudice Beneficiary or Trustee in the exercise of any right or remedy, or be construed as an affirmation by Beneficiary of any tenancy, lease or option of the Subject Property or a subordination of the lien of this Deed of Trust.
7.6    Costs, Expenses and Attorneys' Fees. Trustor agrees to pay to Beneficiary immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including court costs and reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Beneficiary's in-house counsel), expended or incurred by Trustee or Beneficiary pursuant to this Section 7, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Beneficiary or any other Person) relating to Trustor or in any way affecting any of the Subject Property or Beneficiary's ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Trustor with interest from the date of demand until paid in full at the highest rate per annum payable under any Secured Obligation.
7.7    Power to File Notices and Cure Defaults. Trustor hereby irrevocably appoints Beneficiary and its successors and assigns as Trustor's true attorney-in-fact to perform any of the following powers, which agency is coupled with an interest: (a) to execute and/or record any notices of completion, cessation of labor, or any other notices that Beneficiary deems appropriate to protect Beneficiary's interest; and (b) upon the occurrence of any event, act or omission which with the giving of notice or the passage of time, or both, would constitute an Event of Default, to perform any obligation of Trustor hereunder; provided however, that Beneficiary, as such attorney-in-fact, shall only be accountable for such funds as are actually received by Beneficiary, and Beneficiary shall not be liable to Trustor or any other person or entity for any failure to act under this Section.
7.8    Remedies Cumulative; No Waiver. All rights, powers and remedies of Beneficiary and Trustee hereunder are cumulative and are in addition to all rights, powers and remedies provided by law or in any other agreements between Trustor and Beneficiary. No delay, failure or discontinuance of Beneficiary in exercising any right, power or remedy hereunder shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.
8.    Miscellaneous Provisions.
8.1    No Merger. No merger shall occur as a result of Beneficiary's acquiring any other estate in, or any other lien on, the Subject Property unless Beneficiary specifically consents to a merger in writing.
8.2    Execution of Documents. Trustor agrees, upon demand by Beneficiary or Trustee, to execute any and all documents and instruments required to effectuate the provisions hereof.
8.3    Notices. Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, telegram, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

If to the Trustor:	c/o DriveTime Automotive Group, Inc. Attn.: General Counsel 4020 E. Indian School Road Phoenix, AZ 85018
With a copy to:	Snell & Wilmer L.L.P. Attn: Brian Burke, Esq. One Arizona Center Phoenix, AZ 85004-2202
If to the Beneficiary:	Wells Fargo Bank, N.A. Commercial Lending Services Attn: Loan Administration Manager MAC - D1644-018 1451 Thomas Langston Road Winterville, NC 28590
With copies to: If to the Trustee:
Wells Fargo Dealer Services
100 North Main Street (MAC D4001-08A)
Winston-Salem, NC 27150
Attn.: National Accounts Director

                     - and -

Marcus, Brody, Ford & Kessler, L.L.C.
5 Becker Farm Road
Roseland, NJ 07068
Attn.: Jane L. Brody, Esq.

8.4Successors; Assignment. This Deed of Trust shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided, however, that this Section does not waive the provisions of the Section hereof entitled Due on Sale or Encumbrance. Beneficiary reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Beneficiary's rights and benefits under the Note, any and all other Secured Obligations and this Deed of Trust. In connection therewith, Beneficiary may disclose all documents and information which Beneficiary now has or hereafter acquires relating to the Subject Property, all or any of the Secured Obligations and/or Trustor and, as applicable, any partners, joint venturers or members of Trustor, whether furnished by any Trustor or otherwise.
8.5    Rules of Construction. (a) When appropriate based on the identity of the parties or other circumstances, the masculine gender includes the feminine or neuter or both, and the singular number includes the plural; (b) the term “Subject Property” means all and any part of or interest in the Subject Property; (c) all Section headings herein are for convenience of reference only, are not a part of this Deed of Trust, and shall be disregarded in the interpretation of any portion of this Deed of Trust; (d) if more than one Person has executed this Deed of Trust as “Trustor,” the obligations of all such Trustors hereunder shall be joint and several; and (e) all terms of Exhibit A, and each other exhibit and/or rider attached hereto and recorded herewith, are hereby incorporated into this Deed of Trust by this reference.
8.6    Severability of Provisions. If any provision of this Deed of Trust shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Deed of Trust.

8.7    Recourse to Separate Property. Any married person who executes this Deed of Trust as a Trustor and who is obligated under any Secured Obligation agrees that any money judgment which Beneficiary or Trustee obtains pursuant to the terms of this Deed of Trust or any other obligation of that married person secured by this Deed of Trust may be collected by execution upon that person's separate property, as well as all marital property.
8.8    Governing Law. This Deed of Trust shall be governed by and construed in accordance with the laws of the State of ______________.
8.9    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO, INCLUDING TRUSTEE AND BENEFICIARY BY ACCEPTANCE HEREOF, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH PARTY TO ACCEPT THIS DEED OF TRUST. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS AGREEMENT.

[signatures on following page]

IN WITNESS WHEREOF, Trustor has executed this Deed of Trust as of the date first set forth above.

TRUSTOR
DT-WF SPE I, LLC

By:    DRIVETIME CAR SALES COMPANY, LLC,
its Manager

By:_____________________________
Name:
Title:

STATE OF             )
)
County of ________         )

On this, the _____ day of __________, 2012, before me, the undersigned Notary Public, personally appeared Jon D. Ehlinger, who acknowledged himself to be the Manager and Secretary of DriveTime Car Sales Company, LLC, an Arizona limited liability company, as the Manager of DT-WF SPE I, LLC, a Delaware limited liability company, and that he, being authorized so to do, executed the foregoing instrument in such capacity for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

EXHIBIT A
(Description of Property)
Exhibit A to Deed of Trust, Assignment of Rents and Leases and Security Agreement executed by DT-WF SPE I, LLC, as Trustor, to ____________________ as Trustee, for the benefit of WELLS FARGO BANK, N.A., as Beneficiary, dated as of __________________.

EXHIBIT A-4
LOAN AMOUNTS AND PROPERTIES

Property	Loan Amount
2143 W. Camelback Road, Phoenix, Arizona	$840,000
6728 Randolph Boulevard, Live Oak, Texas	$525,000
3300 Mechanicsville Turnpike, Richmond, Virginia	$717,500
6520 Independence, Charlotte, North Carolina	$315,000
2177 Covington Pike, Memphis, Tennessee	$1,400,000
3030 E. Sahara, Las Vegas, Nevada	$2,380,000
11205 Gulf Freeway, Houston, Texas	$2,310,000
4090 Lafayette Road, Indianapolis, Indiana	$2,520,000
63 Pierce Road, Winder Georgia	$1,960,000

EXHIBIT 4.1
PLACES OF BUSINESS; JURISDICTION OF ORGANIZATION
1.    Jurisdiction
Delaware

2.    Principal Place of Business and Chief Executive Office
4020 E. Indian School Rd., Suite 685
Phoenix, AZ 85018

3.    Trade or Fictitious Names

None.

EXHIBIT 4.6
LITIGATION; OTHER PROCEEDINGS

1.
On August 27, 1999, DT Finance Corporation, Car Sales, DTCC and Champion Financial Services, Inc. were served with a subpoena duces tecum from the State of Arizona office of the Attorney General Consumer Protection and Advocacy Section requesting information in connection with an investigation under the Consumer Fraud Act (A.R.S. §§ 44-1521 et. seq.).

2.On December 7, 2001, the office of the Arizona Attorney General presented DTAG with a Civil Investigative Demand seeking certain information about DTAG and its business practices.
3.In August 2008, DTAG received a Civil Investigative Demand (the Demand) from the State of Texas, Office of Attorney General, Consumer Protection Division, asking for the production of certain materials.  The Demand indicates it is the subject of an investigation of possible violations of the Texas Deceptive Trade Practices Act, Sections 17.46(a) and (b) in the marketing, advertising, financing and selling of used cars.  DTAG met with the Texas Attorney General's Office to provide them with an overview of DTAG and discuss the requested materials.  At the meeting, DTAG agreed on some minor changes in the requested materials.  In addition, the Attorney General's Office indicated that: (1) it was not their intent to file an action against DTAG; (2) they would review the materials DTAG provided to them; and (3) if there were any concerns they would contact us to meet, discuss and resolve the concerns.  Their goal is simply to ensure DTAG is or will become compliant with Texas laws.  Since that time, DTAG has responded to two additional requests for information, the AG's office inspected an Inspection Center in San Antonio and spoke with several employees, and DTAG has not heard from the AG's office since early 2010.  DTAG expects to fully cooperate with the Texas Attorney General's Office in responding to the demand and any follow up discussions with them.  DTAG believes it is in compliance with all applicable Texas laws and regulations.
On February 24, 2011, the Nevada Supreme Court denied DTAG's appeal regarding an adverse administrative ruling related to the efficacy of certain sales tax refunds DTAG had requested for the 2002 and 2003 tax years. Prior to this adverse ruling, the Department of Taxation of the State of Nevada had, in an audit for tax years 1998-2001, allowed such refunds. The Department is now taking the position that DTAG does not qualify to claim such refunds under the State's statute. DTAG also files for and receives sales tax refunds in states other than Nevada related to sales taxes paid on retail installment sales of the amount related to that portion of the sales price ultimately not collected from DTAG customers. To our knowledge, this decision by the State of Nevada should not affect DTAG's position regarding sales tax refunds in states other than Nevada. On March 14, 2011, DTAG filed a motion for reconsideration with the Nevada Supreme Court as

DTAG maintains its belief that it is entitled to these sales tax refunds. On March 28, 2011, DTAG received notice that the Department of Taxation had denied DTAG's motion. In April 2011, the Nevada Supreme Court denied DTAG's petition to rehear its appeal regarding certain sales tax refunds from the 2002 and 2003 tax years. As a result, in the fourth quarter of 2010, DTAG accrued a liability related to this matter. As of March 31, 2011, the amount accrued is $5.7 million.
4.    On April 12, 2012, the Consumer Financial Protection Bureau (the “CFPB”) delivered a Civil Investigative Demand to DTAG requesting that DTAG produce certain documents and information and answer questions relating to certain components of the business of DTAG and its affiliates. The CFPB has not alleged a violation by DTAG of any law and DTAG is cooperating with the CFPB's requests for information.

EXHIBIT 4.18

TITLE EXCEPTIONS

Listed exceptions to coverage referenced in the following Title Insurance Policy Proformas as continued and completed to date:

Address of Property	First American Title Insurance Company Loan Proforma
2143 W. Camelback Road, Phoenix, AZ	Loan Proforma File No. 02-04010151-711-VE1
63 Pierce Road, Winder, GA	Loan Proforma File No. NCS-523251-ATL
4080 Lafayette Road, Indianapolis, IN	Loan Proforma File No. NCS-522246-INDY
6520 E. Independence Boulevard, Charlotte, NC	Loan Proforma File No. 2012010205
3036 E. Sahara Avenue, Las Vegas, NV	Loan Proforma File No. NCS-522478-HHLV
2177 Covington Pike, Memphis, TN	Loan Proforma File No. 2040-2669937
11205 Gulf Freeway, Houston, TX	Loan Proforma File No. 1652615-H089
6728 Randolph Boulevard, Live Oak, TX	Loan Proforma File No. 1652628-H089
3300 Mechanicsville Turnpike, Richmond, VA	Loan Proforma File No. NCS-433695A-DC72

EXHIBIT 4.20

ENVIRONMENTAL DISCLOSURES

On the real property located at 63 Pierce Road, Winder, Georgia certain debris and soiled waste is being removed, impacted areas are being restored, the pond on the property is being refilled and waste is being disposed of from the property. Such removal/remediation project on this property is described in the Letter Agreement dated as of the date of the Loan Agreement, by and among the Borrower and the Lender.

EXHIBIT 4.23

USES AND POSSESSION

The Property is used and occupied by Car Sales as the tenant under the following Lease Agreements and the landlord for each Property is DT-WF SPE I, LLC:

1.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 2143 W. Camelback Road, Phoenix, Arizona

2.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 6728 Randolph Blvd., Live Oak, Texas

3.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 3300 Mechanicsville Turnpike, Richmond, Virginia

4.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 6520 Independence, Charlotte, North Carolina

5.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 2177 Covington Pike, Memphis, Tennessee

6.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 3030 E. Sahara, Las Vegas, Nevada

7.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 11205 Gulf Freeway, Houston, Texas

8.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 4090 Lafayette Road, Indianapolis, Indiana

9.	Lease Agreement between Borrower and Tenant dated as of April 24, 2012 for the Property located at 63 Pierce Road, Winder, Georgia

If the Property is used by Car Sales in whole or in part for vehicle reconditioning then a limited portion of the Property may be used by a national parts vendor that provides on-site parts sales exclusively to DriveTime pursuant to a written Service Agreement with DriveTime.

EXHIBIT 4.24

CERTIFICATES OF OCCUPANCY; LICENSES

None.
EXHIBIT 4.26

PHYSICAL CONDITION DISCLOSURES

None.
EXHIBIT 5.4
COMPLIANCE CERTIFICATE

To:    Wells Fargo Bank, N.A.
Commercial Lending Services
Attn: Loan Administration Manager
MAC - D1644-018

1451 Thomas Langston Road
Winterville, NC 28590

Re:	Master Loan Agreement dated April 24, 2012 (the “Loan Agreement”), by and between DT-WF SPE I, LLC (“Borrower”) and Wells Fargo Bank, N.A. (“Lender”)

The undersigned duly authorized officers of the Borrower certifies for purposes of Section 5.4 of the Loan Agreement that:

1.
the enclosed consolidated financial statements fairly present the financial condition and results of operations of DTCG in accordance with GAAP, consistently applied, as at the end of, and for such fiscal period [year].

2.
to the best of the undersigned's knowledge, during such fiscal period [year] Borrower has observed and performed all of its covenants and other agreements, and satisfied every material condition, contained in the Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it.

3.
the undersigned has obtained no knowledge that any Pre-Default Event or Event of Default has occurred and is continuing [except as set forth in reasonable detail on the attached Exhibit A hereto, which describes the action the Borrower has taken or propose to take with respect thereto].

4.	set forth on Schedule 1 attached hereto are detailed calculations as of ____________, 20____ for each financial covenant required pursuant to Section 5.7 of the Loan Agreement.
Capitalized terms used herein and not specifically herein defined shall have the meanings ascribed to them in the Loan Agreement.
IN WITNESS WHEREOF, the undersigned have[has] hereto set their[his] hand the __ day of ________, 20_____.
DT-WF SPE I, LLC
By: DRIVETIME CAR SALES COMPANY, LLC,
its Manager

By:
Name:
Title:
SCHEDULE 1
COVENANT COMPLIANCE CERTIFICATE

EXHIBIT 5.30

CREDIT FACILITY AGREEMENTS

1.Loan and Servicing Agreement, dated December 28, 2011, by and among DT Warehouse, LLC, DTCC, Wells Fargo Bank, National Association, the commercial paper conduits from time to time party thereto, the financial institutions from time to time party thereto, as Committed Lenders, the financial institutions from time to time party thereto, as Managing Agents, and Deutsche Bank AG, New York Branch, as amended, restated, supplemented, or otherwise modified from time to time through the date hereof.

2.Fourth Amended and Restated Loan and Security Agreement dated as of October 28, 2011, by and among the DTAG, DriveTime Sales, Car Sales, DriveTime Ohio Company, LLC, an Arizona limited liability company, Wells Fargo Bank, N.A., a national banking association, as the lead lender and as the agent for the lenders, Santander Consumer USA Inc., an Illinois corporation, as a lender and Manheim Automotive Financial Services, Inc., a Delaware corporation, as a lender, as amended, restated, supplemented, or otherwise modified from time to time through the date hereof.

3.Loan and Servicing Agreement, dated May 10, 2010, by and among DT Warehouse II, LLC, DTCC, Santander Consumer USA Inc., an Illinois corporation and Wells Fargo Bank, National Association, as amended, restated, supplemented, or otherwise modified from time to time through the date hereof.

4.Loan and Servicing Agreement, dated April 1, 2010, by and among DT Warehouse III, LLC, DTCC, Wells Fargo Bank, National Association, the commercial paper conduits from time to time party thereto, the financial institutions from time to time party thereto, as Committed Lenders, the financial institutions from time to time party thereto, as Managing Agents, and UBS Real Estate Securities Inc., as amended, restated, supplemented, or otherwise modified from time to time through the date hereof.

5.    Indenture, dated as of June 4, 2010, among DTAC and DTAG, the Guarantors party thereto and Wells Fargo Bank, National Association, a national banking association, as trustee and collateral agent, as amended, restated, supplemented, or otherwise modified from time to time through the date hereof.

6. Loan and Servicing Agreement dated July 23, 2010 by and among DT Warehouse IV, LLC, DTCC, Wells Fargo Bank, National Association, the commercial paper conduits from time to time party thereto, the financial institutions from time to time party thereto, as Committed Lenders, the financial institutions from time to time party thereto, as Managing Agents, and The Royal Bank of Scotland PLC, as amended, restated, supplemented, or otherwise modified from time to time through the date hereof.

7.    Loan and Security Agreement, dated December 23, 2011, among DT Warehouse V, LLC, DTCC, Wells Fargo Bank, N.A., a national banking association, as Lender, Wells Fargo Securities, LLC, a Delaware limited liability company, as administrative agent for the Lender and Wells Fargo Bank, N.A., a national banking association, as collateral custodian and as the backup servicer, as amended, restated, supplemented, or otherwise modified from time to time through the date hereof.